Exhibit 4.5

Conformed Copy

Second Amendment and Restatement Agreement

CGG S.A.

as Borrower

Natixis

as Agent

Credit Suisse AG, Cayman Islands Branch

as Security Agent and Collateral Agent

and

The Lenders

relating to the revolving facility agreement originally dated 31 July 2013.

4 February 2016

THIS SECOND AMENDMENT AND RESTATEMENT AGREEMENT is made on 4 February 2016,

BETWEEN:

(1)	CGG, a société anonyme incorporated under the laws of France whose registered office address is at Tour Maine Montparnasse, 33 avenue du Maine, 75015 Paris, France and with registration number 969 202 241 RCS Paris as the company (the “Company”) and as the borrower (the “Borrower”);

(2)	CGG HOLDING (US) INC., as debtor and intra-group lender;

(3)	NATIXIS, a société anonyme incorporated under the laws of France whose registered office address is 30, avenue Pierre Mendès-France - 75013 Paris, registered under number 542 044 524 RCS Paris as agent of the other Finance Parties (the “Agent”);

(4)	THE FINANCIAL INSTITUTIONS listed in schedule 1 (Lenders) as Lenders; and

(5)	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, a banking institution organized under the laws of Switzerland, registered at Paradeplatz 8, Zürich, Switzerland, registered with the Handelsregister des Kantons Zürich of Zürich, Switzerland under registration number CHE-106.831.974 acting through its Cayman Islands branch whose registered office is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 5th Floor, 11 Dr. Roy’s Drive, George Town, Grand Cayman as Security Agent and Collateral Agent (only for the purposes of acknowledging and accepting the terms of Clause 25.20 (Security Agent) of the Amended and Restated Revolving Facility Agreement).

WHEREAS:

(A)	Certain parties to this agreement entered into a revolving facilities agreement entitled “USD 325,000,000 Multicurrency Revolving Facility Agreement” originally dated 31 July 2013 (as amended from time to time and for the last time on 10 January 2016) pursuant to which the Lenders agreed to make available certain senior facilities upon the terms and conditions contained therein (the “Revolving Facility Agreement”).

(B)	The parties to this agreement have agreed to enter into this agreement in order to amend and restate the terms of the Revolving Facility Agreement in the manner set out below.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this agreement:

“Amended and Restated Revolving Facility Agreement” means the Revolving Facility Agreement as amended and restated in accordance with this agreement in the form set out in schedule 3 (Amended and Restated Revolving Facility Agreement);

“Amendment Effective Date” means the date on which the Agent has received all documents and other evidence set out in part 2 of schedule 2 (Conditions Precedent to be satisfied on or before the Amendment Effective Date) in form and substance satisfactory to it, it being specified that the Agent will notify the Company and the Lenders promptly upon being so satisfied;

“First Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated 10 January 2016 entered into by the Company, the Agent, the financial institutions listed in schedule 1 thereto (as Lenders) and Creditor Suisse AG, Cayman Islands Branch (as Security Agent and Collateral Agent); and

1

“TEG Letter” means the letter delivered under clause 8 (Effective Global Rate).

1.2	Construction

(a)	Clause 1.2 (Construction) of the Revolving Facility Agreement will be deemed to be set out in full in this agreement, but as if references in those clauses to the Revolving Facility Agreement were references to this agreement.

(b)	Unless a contrary intention appears in this agreement, any word or expression defined in the Revolving Facility Agreement and/or the Amended and Restated Revolving Facility Agreement will have the same meaning when it is used in this agreement.

2.	AMENDMENT AND RESTATEMENT

2.1	With effect from the Amendment Effective Date:

(a)	the Revolving Facility Agreement will be amended and restated in the form set out in schedule 3 (Amended and Restated Revolving Facility Agreement); and

(b)	the rights and obligations of the parties to this agreement under the Revolving Facility Agreement shall be governed by, and construed in accordance with, the terms of the Amended and Restated Revolving Facility Agreement.

2.2	The parties to this agreement agree that, with effect from the Amendment Effective Date, they shall have the rights and take on the obligations ascribed to them under the Amended and Restated Revolving Facility Agreement.

3.	STATUS OF DOCUMENTS

3.1	Revolving Facility Agreement

Except as varied by the terms of this agreement, the Revolving Facility Agreement will remain in full force and effect. Any reference in the Amended and Restated Revolving Facility Agreement to the Revolving Facility Agreement, “this agreement”, “herein” and similar terms, or to any provision of the Revolving Facility Agreement, will be construed as a reference to the Amended and Restated Revolving Facility Agreement, or that provision as amended and restated by this agreement.

3.2	No Novation

The parties agree that, notwithstanding the amendments made to the Revolving Facility Agreement in accordance with this agreement, there shall be no novation whatsoever of any of the rights and obligations of parties under the Finance Documents and nothing in this agreement or any other Finance Document shall be construed as indicating any intention of the parties to cause any novation whatsoever under the Finance Documents, including the exercise of the Lenders’ rights under clause 7.3 (Term out option) of the Amended and Restated Revolving Facility Agreement.

3.3	Finance Document

This agreement constitutes a Finance Document.

3.4	Reservation of Rights

The amendments made by this agreement are made strictly on the basis of the terms of this agreement and without prejudice to the other rights of the Finance Parties. Nothing in this agreement shall be deemed to constitute a waiver of any Default or any consent or waiver under any Finance Document whatsoever.

2

3.5	Guarantee and Security Interest Confirmation

(a)	Each Obligor hereby (i) agrees that, notwithstanding the effectiveness of this agreement or of the Revolving Facility Agreement as amended by this agreement, the Transaction Security Documents continue to be in full force and effect, and (ii) affirms and confirms each of their guarantees of the Obligations and the pledge of and/or grant of a security interest in their assets as Collateral pursuant to the Transaction Security Documents to secure such Obligations, as provided in the Transaction Security Documents as originally executed, and acknowledges and agrees that such guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Obligations under the Amended and Restated Revolving Facility Agreement including following (if applicable) the exercise of the Lenders’ rights under clause 7.3 (Term out option) of the Amended and Restated Revolving Facility Agreement.

(b)	The above confirmations are made by each Obligor on the date hereof (or, if later, the date on which the relevant Obligor becomes a party hereto) and on the Amendment Effective Date.

4.	COSTS AND EXPENSES

The Company will on demand pay to the Agent and the other Finance Parties the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by any of the Finance Parties in connection with the negotiation, preparation, execution and completion of this agreement and all documents, matters and things referred to in, or incidental to, this agreement.

5.	REPRESENTATIONS AND WARRANTIES

Each Obligor makes (for itself and where relevant for its Subsidiaries) the Repeating Representations on the date of this agreement (or, if later, the date on which the relevant Obligor becomes a party hereto) and on the Amendment Effective Date, by reference to the facts and circumstances existing on that date and acknowledges that each Finance Party has entered into this agreement in full reliance on those representations and warranties.

6.	UNDERTAKINGS

The Company will procure that each Guarantor agrees and accepts the terms of this agreement by delivering to the Agent on or before the Amendment Effective Date (i) an accession letter in the form set out in schedule 4 (Accession Letter to the Amendment and Restatement Agreement), duly executed by each Guarantor and the Agent on its behalf and on behalf of the other Finance Parties (an “Accession Letter”) and (ii) the conditions precedent referred to in part 2 (Conditions Precedent to be satisfied on or before the Amendment Effective Date) of schedule 2 applicable to it.

7.	COOPERATION IN RESPECT OF THE INTERCREDITOR AGREEMENT

7.1	The Company will cooperate (acting reasonably and in good faith) with the Lenders to facilitate the execution by all the parties to the Intercreditor Agreement of (i) an amendment and restatement agreement amending and restating the Supplemental Intercreditor Agreement or of (ii) an amendment and restatement agreement amending and restating the Intercreditor Agreement to incorporate the appropriate provisions of the Supplemental Intercreditor Agreement and any other changes agreed between the parties thereto (each such agreements, including the amendments described in clause 7.3 below, being an “ICA ARA”).

3

7.2	The process in relation to the preparation of the ICA ARA is further described in an email between Ashurst LLP and Linklaters LLP dated on or about the date hereof ( the “ICA Email”).

7.3	The obligation of the Company to cooperate described in clause 7.1 above shall include the incorporation and execution of any amendment to the Supplemental Intercreditor Agreement or to the Intercreditor Agreement requested by the Agent (acting reasonably) in order to facilitate the execution by the other intended parties of the ICA ARA, provided that such requested amendments are not detrimental to the Company. For the avoidance of doubt, any amendment providing for (i) an improvement of the enforcement process between the Finance Parties of the Transaction Security Documents, (ii) the right to implement a Distressed Disposal (as defined in the LMA form of intercreditor agreement for leveraged acquisition finance transactions (the “LMA Form”)) or (iii) the inclusion of provisions of the LMA Form which do not impose additional obligations on the Group provided, in the case of an ICA ARA, the same have been adapted appropriately for New York law, shall not be considered detrimental to the Company (or any other member of the Group). For the avoidance of doubt, the provisions regarding Intra Group Obligations in the Supplemental Intercreditor Agreement would not be renegotiated.

7.4	The obligation of the Company to cooperate described in clause 7.1 above shall also include the obligations for the Company to pay the legal costs and expenses of all parties to the Intercreditor Agreement in relation to the preparation, negotiation and execution of the applicable ICA ARA (other than costs and expenses in relation to advice received by individual lenders under the U.S. Term Loan Credit Agreement). The Company shall have been provided with budgets as to legal costs before those costs can be incurred and it will confirm its prior agreement to budgets provided by Ashurst LLP and Cravath, Swaine & Moore LLP prior to the Amendment Effective Date.

7.5	The Company’s obligations under this clause 7 shall terminate on the date four (4) months after the Amendment Effective Date (or such later date as the Company and the Agent may agree) (but the Company shall remain bound by its obligations under clause 7.4 above in respect of legal costs and expenses incurred prior to such date).

7.6	The Lenders acknowledge that the board of directors of the Company has authorized the performance of its obligations under clause 6 (Supplemental Intercreditor Agreement) of the first Amendment and Restatement Agreement including the entering into of amendments described in that clause in respect of the Supplemental Intercreditor Agreement, but not the entering into by it and by CGG Holding Inc. (US) into an amendment and restatement agreement of the Intercreditor Agreement. The Company confirms that to the extent that such amendment and restatement agreement is prepared in accordance with the principles set out in this clause 7, it does not have reason to believe its board of directors would refuse to approve its execution.

7.7	This clause 7 replaces clause 6 (Supplemental Intercreditor Agreement) of the First Amendment and Restatement Agreement which shall be of no further effect.

8.	EFFECTIVE GLOBAL RATE

(a)	The Agent shall provide examples of the effective global rate calculation to the Borrower on the date hereof so as to comply with the provisions of articles L. 313-4 and L. 313-5 of the French Monetary and Financial Code and the provisions of articles L. 313-1 to L. 313-6 of the French Consumer Code. The Borrower and the Agent, on behalf of the Lenders, acknowledge that the effective global rate cannot be calculated for the total duration of the Amended and Restated Revolving Facility Agreement, notably because of the floating rate of interest applicable to the Utilisation and the Borrower’s selection of the duration of each Interest Period.

4

(b)	The Borrower hereby acknowledges that it has received on the date hereof from the Agent a letter containing an indicative calculation of the taux effectif global. Each Party acknowledges that such letter forms part of this agreement.

9.	AMENDMENTS, WAIVERS AND INSTRUCTIONS

9.1	All the parties hereby agree that any term of this agreement (including, for the avoidance of doubt, the conditions precedent set out in schedule 2) may be amended or waived only with the consent of (i) all the Lenders (together, the “Instructing Group”) and (ii), in the event of an amendment, the Company. Any such amendment or waiver will be binding on all the parties.

9.2	The Agent may effect, on behalf of all the Lenders, any amendment or waiver permitted by this clause 9.

9.3	All the parties hereby agree that (i) clause 25.2 (Instructions) of the Revolving Facility Agreement shall apply to instructions to the Agent in relation to or incidental to this agreement (including for the avoidance of doubt in relation to the confirmation that all documents and other evidence set out in schedule 2 (Conditions Precedent) are in form and substance satisfactory to the Agent and that (ii) notwithstanding any terms to the contrary in the Revolving Facility Agreement all such instructions to the Agent shall be given by the Instructing Group.

9.4	For the avoidance of doubt, this clause 9 shall not apply after the Amendment Effective Date.

10.	SUPPLEMENTAL INTERCREDITOR AGREEMENT

10.1	Clause 14.5 (New Intra-Group Lender) of the Supplemental Intercreditor Agreement shall be amended as follows:

(a)	paragraph (a) of that clause shall be amended by replacing the “€” symbol with a “$” symbol before the number “5,000,000”;

(b)	paragraph (b) of that clause shall be amended by inserting the words “in the case of a member of the Group which is not a Borrower or Guarantor in respect of First Lien Obligations where any such loan, credit or other financial arrangement is” before “in an aggregate amount” and by replacing the “€” symbol with a “$” symbol before the number “5,000,000”;

(c)	a new paragraph (c) shall be inserted as follows:

“(c)	If any member of the Group accedes to this agreement as a Debtor pursuant to clause 14.10(a)(ii) (New Debtor) and the Security referred to in that clause includes Security in respect of Intra-Group Obligations owed to that member of the Group (or that member of the Group subsequently grants any such Security in respect of Intra-Group Obligations owed to that member of the Group after it has acceded as a Debtor), that member of the Group shall, at the same time as it accedes to this agreement as a Debtor (or at any such later date that such Security is granted), accede to this agreement as an Intra-Group Lender pursuant to clause 14.9 (Creditor Accession Undertaking).”.

10.2	Clause 14.9 (Creditor Accession Undertaking) shall be amended by deleting the words “First Lien” in the first line before the word “Creditor”.

10.3	This clause 10 and any non-contractual obligations arising out of or in connection with it are governed by English law. Clause 24 (Enforcement) of the Supplemental Intercreditor Agreement shall be incorporated in this clause 10.3 (mutatis mutandis) but as if references to “this agreement” were references to this clause 10.3.

5

11.	PAYMENTS

All payments to be made by the Company under this agreement:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as notified to the Company;

(b)	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

12.	TERMINATION

This agreement shall terminate at 5.00 p.m. (Paris time) on 29 February 2016 if (i) the Amendment Effective Date under (and as defined in) the First Amendment and Restatement Agreement has not occurred by that date and time or (ii) the Amendment Effective Date under this agreement has not occurred by that date and time.

13.	INVALIDITY OF ANY PROVISION

If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

14.	MISCELLANEOUS

The provisions of clauses 28.1 (Payments to the Agent), 30 (Notices), 35 (Confidentiality), 32 (Partial Invalidity), 33 (Remedies and Waivers) of the Revolving Facility Agreement shall be incorporated into this agreement as if set out in full in this agreement and as if references in those clauses to “this agreement” or “the Finance Documents” were references to this agreement.

15.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

15.1	Governing Law

Subject to clause 10 (Supplemental Intercreditor Agreement) this agreement is governed by French law.

15.2	Submission to Jurisdiction

Subject to clause 10 (Supplemental Intercreditor Agreement) the Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

Executed in 12 originals on the date first above written.

6

SCHEDULE 1

Lenders

Lender	Registered office	Registration number
BNP Paribas	16 Boulevard des Italiens, 75009 Paris	Incorporated under French law RCS Number : 662 042 449 RCS Paris

Crédit Agricole Corporate & Investment Bank	9 Quai du Président Paul Doumer 92920 Paris La Défense Cedex France	Incorporated under French law : RCS Number : 304 187 701 RCS Nanterre

HSBC France	103 avenue des Champs-Elysées 75008 Paris France	Incorporated under French law : RCS Number : 775 670 284 RCS Paris

Natixis	30 Avenue Pierre Mendes France 75013 Paris France	Incorporated under French Law RCS Number : 542 044 524 RCS Paris

Société Générale	29 Boulevard Haussmann 75009 Paris France	Incorporated under French law : RCS Number : 552 120 222 RCS Paris

Barclays Bank PLC	1 Churchill Place London E14 5HP United Kingdom acting through its French branch 34-36 avenue de Friedland 75008 PARIS	Incorporated under English law Register of Commercial Number : 1026167

Crédit Industriel et Commercial	6 Avenue de Provence 75452 Paris Cedex 09 France	Incorporated under French law RCS Number : 542 016 381 RCS Paris

KBC Bank, Succursale Française	Centre d’Affaires Paris - Victoire 52, rue de la Victoire 75009 PARIS France	Registered under French law RCS Number : 419 339 965 RCS Paris

7

SCHEDULE 2

Conditions Precedent

Part 1 - Conditions Precedent to be satisfied on or before the signing of the Second Amendment and Restatement Agreement

1.	FORMALITIES CERTIFICATE

A copy of the following documents:

(a)	An original or certified copy of the constitutional documents (including all amendments thereto) of the Borrower together with an original K-bis extract, an état des inscriptions and an non-insolvency certificate (état de recherches en matière de procedures collectives) in each case valid as at a date which is not earlier than the date falling 5 days prior to the date hereof.

(b)	Evidence that the persons who have signed the Finance Documents to which the Borrower is a party on the date hereof and on the Amendment Effective Date on behalf of the Borrower are duly authorised to execute such Finance Documents (including, but not limited to, a copy certified as true copy by an authorised signatory, of any power of attorney or corporate decision necessary to provide such person with such authority).

(c)	A certified extract of the minutes of the board of directors (Conseil d’Administration) of the Borrower approving the Finance Documents which are executed on or before the date hereof and on the Amendment Effective Date and authorising a specific person to execute such Finance Documents on its behalf.

(d)	A certificate of an authorised signatory setting out the name and pdf specimen of the signature of each person referred to in paragraph (b) above.

(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this part 1 (Conditions Precedent to be satisfied on or before the signing of the Second Amendment and Restatement Agreement) of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date hereof.

2.	FINANCE DOCUMENTS

(a)	Originals of this agreement signed by all the parties thereto.

(b)	An original of a TEG Letter signed by the Agent and duly countersigned on the date hereof by the Borrower.

3.	CERTIFICATE

Provision of a certificate signed by the directeur général or the directeur général délégué of the Company confirming that no Default or Event of Default has occurred and is continuing on the date hereof or would result from the entering into effect of the Amended and Restated Revolving Facility Agreement. For the avoidance of doubt, this certificate replaces the certificate provided pursuant to paragraph 4.2(a)(i) of part 1 of schedule 2 of the First Amendment and Restatement Agreement which shall be of no effect.

4.	LEGAL OPINIONS

4.1	A legal opinion of Ashurst LLP, in relation to the validity and enforceability of this agreement (other than clause 10 (Supplemental Intercreditor Agreement)), substantially in the form distributed to the Finance Parties prior to the date of this agreement.

8

4.2	A legal opinion of Ashurst LLP, in relation to the validity and enforceability of clause 10 (Supplemental Intercreditor Agreement) of this agreement, substantially in the form distributed to the Finance Parties prior to the date of this agreement.

4.3	A legal opinion of Linklaters LLP Paris, in relation to the existence, capacity and authorizations of the Borrower to execute the Finance Documents to which it is a party on the date hereof, substantially in the form distributed to the Finance Parties prior to the date of this agreement.

5.	OTHER

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly not later than three Business Days before the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

9

Part 2 - Conditions Precedent to be satisfied on or before the Amendment Effective Date

1.	FORMALITIES CERTIFICATE

1.1	CGG S.A.

Provision of a certificate signed by the directeur général or the directeur général délégué of the Company confirming that all the information and all the documents provided to the Agent pursuant to clause 1 (Formalities Certificate) of part 1 (Conditions Precedent to be satisfied on or before the signing of the Amendment and Restatement Agreement) of Schedule 2 are still correct, complete and up-to-date as at the Amendment Effective Date or providing updated documents together with a certificate, if applicable.

1.2	Guarantors

Evidence that the conditions precedent listed in paragraphs 1.2 to 1.5 (inclusive) of Part 2 of Schedule 2 to the First Amendment and Restatement Agreement have been provided to the Agent in accordance with the First Amendment and Restatement Agreement and that all approvals and authorisations necessary for the entering into an Accession Letter by each Guarantor have been obtained.

2.	US AMENDED AND RESTATED CREDIT AGREEMENT

A copy of an amendment agreement dated on or about the date of this agreement in respect of the U.S. Credit Agreement, reflecting (to the extent applicable) the changes made to the Revolving Facility Agreement in the Amended and Restated Revolving Facility Agreement, signed by all the parties thereto.

3.	LEGAL OPINIONS

Provision of the conditions precedent listed in paragraphs 7.1 to 7.12 (inclusive) of Part 2 of Schedule 2 to the First Amendment and Restatement Agreement where such legal opinions relating to the First Amendment and Restatement Agreement and the Finance Documents shall also extend to this agreement.

4.	FINANCE DOCUMENTS

The Accession Letters to the Second Amendment and Restatement Agreement signed by all the Guarantors and the Agent.

5.	AMENDMENT EFFECTIVE DATE UNDER THE FIRST AMENDMENT AND RESTATEMENT AGREEMENT

Confirmation from the Agent that the Amendment Effective Date under the First Amendment and Restatement Agreement has occurred.

6.	OTHER

Evidence that all outstanding costs, fees and expenses referred to in clause 4 (Costs and Expenses) incurred by all the legal counsels of the Finance Parties, have been paid or will be paid by the Company on or about the date hereof.

10

SCHEDULE 3

Amended and Restated Revolving Facility Agreement

11

USD 325,000,000

MULTICURRENCY REVOLVING FACILITY AGREEMENT

originally dated 31 July 2013, as amended and restated on 6 October 2014, on 3 November 2015 and on 10 January 2016 and pursuant to an amendment and restatement agreement dated 4 February 2016 for

CGG SA

as Borrower

THE GUARANTORS

listed in Part 1 of Schedule 1

BNP PARIBAS

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

HSBC FRANCE

NATIXIS

SOCIÉTÉ GÉNÉRALE (ACTING THROUGH ITS CORPORATE AND INVESTMENT

BANKING DIVISION)

Mandated Lead Arrangers and Bookrunners

and

BARCLAYS BANK PLC

CIC (GROUPE CRÉDIT MUTUEL – CIC)

KBC BANK N.V., SUCCURSALE FRANÇAISE

Mandated Lead Arrangers

and with

NATIXIS

acting as

Agent, Documentation Agent and Coordinator

23.	Changes to the Lenders	123

24.	Changes to the Obligors	127

25.	Role of the Agent, the Security Agent, the Arrangers and the Reference Banks	130

26.	Conduct of business by the Finance Parties	141

27.	Sharing among the Finance Parties	142

28.	Payment mechanics	144

29.	Set-off	147

30.	Notices	147

31.	Calculations and certificates	150

32.	Partial invalidity	150

33.	Remedies and waivers	150

34.	Amendments and waivers	151

35.	Confidentiality	156

36.	Confidentiality of Reference Bank Quotations	160

37.	Governing law	163

38.	Enforcement - Jurisdiction of French courts	163

39.	Representation of Dutch Guarantors	163

Schedule 1 The Original Parties		164

Schedule 2 Conditions precedent		166

Schedule 3 Utilisation Request		182

Schedule 4 Form of Transfer Agreement		183

Schedule 5 Form of Accession Letter		187

Schedule 6 Form of Resignation Letter		189

Schedule 7 Form of Compliance Certificate		190

Schedule 8 [Reserved]		192

Schedule 9 Timetables		193

THIS AGREEMENT is dated 31 July 2013 (as amended on 7 August 2013, on 6 October 2014 and amended and restated on 3 November 2015 and 10 January 2016 and amended and restated pursuant to an amendment and restatement agreement dated 4 February 2016) (the “Agreement”) and made between:

(1)	CGG, a société anonyme incorporated under the laws of France whose registered office address is at Tour Maine Montparnasse, 33 avenue du Maine, 75015 Paris, France and with registration number 969 202 241 RCS Paris as the company (the “Company”) and as original borrower (the “Borrower”);

(2)	THE COMPANIES listed in Part I of Schedule 1 as original guarantors (the “Original Guarantors”);

(3)	BNP Paribas, Crédit Agricole Corporate and Investment Bank, HSBC France, Natixis, Société Générale (acting though its corporate and investment banking division) as bookrunners (whether acting individually or together the “Bookrunners”);

(4)	Barclays Bank PLC, BNP Paribas, CIC (Groupe Crédit Mutuel – CIC), Crédit Agricole Corporate and Investment Bank, HSBC France, KBC Bank N.V., Succursale Française, Natixis, Société Générale (acting though its corporate and investment banking division) as mandated lead arrangers (whether acting individually or together the “Mandated Lead Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(6)	NATIXIS, a société anonyme incorporated under the laws of France whose registered office address is 30, avenue Pierre Mendès-France - 75013 Paris, registered under number 542 044 524 RCS Paris as (i) agent of the other Finance Parties (the “Agent”), (ii) documentation agent in connection with this Agreement (the “Documentation Agent”) and (iii) as coordinator in connection with this Agreement (the “Coordinator”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2019/2020 Convertible Bond Refinancing” means the refinancing of the Existing 2019 Convertible Bonds and/or the 2020 Convertible Bonds.

“2020 Convertible Bonds” means any convertible bonds due 2020 issued by the Borrower in exchange for any or all of the Existing 2019 Convertible Bonds.

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd. or A3 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (b) any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Accounting Reference Date” means 31 December in each calendar year.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Guarantor.

“Affiliate” means,

(a)	in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; and

(b)	in addition:

(i)	in respect of Natixis, the BPCE group (including any members of Banque Populaire and Caisse d’Epargne and Banque Palatine networks (within the meaning of Articles L. 512-11 and L. 512-86 of the French Monetary and Financial Code)), and

(ii)	in respect of Crédit Agricole Corporate and Investment Bank, any Caisse Régionale de Crédit Agricole Mutuel or LCL.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the principles set out in Schedule 19 (Agreed Security Principles).

“Amendment Effective Date” has the meaning given to it in Amendment and Restatement Agreement No 3.

“Amendment and Restatement Agreement N°1” means the amendment and restatement agreement dated 6 October 2014 in relation to this agreement, between the Borrower, the Guarantors, the Agent and the other Finance Parties named therein.

“Amendment and Restatement Agreement N°2” means the amendment and restatement agreement dated 3 November 2015 in relation to this agreement, between the Borrower, the Guarantors, the Agent and the other Finance Parties named therein.

“Amendment and Restatement Agreement N°3” means the amendment and restatement agreement dated 10 January 2016 in relation to this agreement, between the Borrower, the Agent and the other Finance Parties named therein.

“Auditors” means the external auditors of the Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means, subject to Clause 7.2 (Extension option) the period from and including the Signing Date to and including the date falling one month prior to the final Termination Date.

“Available Amount” means the lowest of (without double counting):

(a)	as of the Signing Date, USD 0 (nil), which amount shall be:

(i)	increased on the date of delivery in respect of any Financial Year of a Compliance Certificate, setting out the calculation of Excess Cash Flow for that Financial Year (a certified copy of which shall be provided under this Agreement to the Lenders), by an amount equal to 100% of such Excess Cash Flow;

(ii)	increased, on the date of receipt by the Company or any other Obligor of the relevant net cash proceeds (without double counting and eliminating the effect of intragroup share issues) with respect to any equity issuances (excluding Disqualified Stock), by an amount equal to the amount of such net cash proceeds; and

(iii)	reduced at the time any Permitted Acquisition, Permitted Investment, Permitted Loan or Restricted Payment is made with an amount attributable to the Available Amount, by the portion thereof so utilised;

(b)	the “Available Amount” as defined in the U.S. Credit Agreement in the form as amended (or to be amended) on or about the Amendment Effective Date; and

(c)	the “Available Amount” as defined in the U.S. Term Loan Credit Agreement in its form on the Amendment Effective Date.

“Available Commitment” means, in relation to the Facility, a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Base Currency” means USD.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, or prepayment of the Loan.

“Borrower” means the Company as Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and London, and:

(a)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.

“Business Plan Disposal” means the disposal of one (or part of one) of the businesses listed in Schedule 17 (Business Plan Disposals).

“Business Plan Disposals Reorganisation” means an intra-group reorganisation of the assets and business forming part of a Business Plan Disposal (by way of contribution or disposal of these assets or business to one or more members of the Group which is a special purpose vehicle or whose core assets form part of a Business Plan Disposal) in respect of which the Company or any other member of the Group shall have entered into an agreement (whether in the form of an agreement, memorandum of understanding or put option) in order to effect such disposal (the “Sale Agreement”).

“Canadian Reorganisation” means the transfer of all or part of the Subsidiaries incorporated in Canada to a wholly-owned holding company with limited liability incorporated in a European country. Such reorganization would also include the incorporation of one or several new Canadian entities as, or the transformation of one or more existing Canadian Subsidiaries into, a Canadian unlimited liability company, which in any case will be owned by a limited liability company other than the Company.

“Cash Equivalent Investments” means at any time (a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank, (b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security, (c) commercial paper not convertible or exchangeable to any other security: (i) for which a recognized trading market exists; (ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State; (iii) which matures within one year after the relevant date of calculation and (iv) which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd. or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating, (d) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalent), (e) any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch Rating Ltd. or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in clauses (a) through (d) above, (f) other short-term investments utilized by Non-U.S. Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing or (g) any other debt security approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Transaction Security Documents).

“Change of Control” means:

(a)	the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of the Group, taken as a whole;

(b)	the adoption, by shareholders of the Company, of a voluntary plan relating to the liquidation or dissolution of the Company;

(c)	more than the majority of the board of directors of the Borrower are not Continuing Directors; or

(d)	the consummation of any transaction (including, without limitation, any merger, demerger, amalgamation, reconstruction or consolidation) the result of which is that any person or group of persons acting in concert (i) gains control of the Company or (ii) becomes the beneficial owner, directly or indirectly through one or more intermediaries of more than 35 per cent. of the voting power of the outstanding voting share, of the Company.

For the purposes of sub-paragraph (d) above, “control” and “acting in concert” have the meanings given to the French translation of such terms in Articles L.233-3 and L.233 10 respectively of the French Code de Commerce.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning ascribed to this term in the Intercreditor Agreement.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Company and the Agent.

“Consent Response Letter” means the letter from each of the Lenders to the Company dated 22 December 2015 responding to the Supplemented Consent Request Letter and countersigned by the Company on 31 December 2015.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (a) was a member of the board of directors of the Company on the Signing Date or (b) was nominated for election to the board of directors of the Company with the approval of, or whose election to the board of directors of the Company was ratified by, at least a majority of the members of the board of directors of the Company who were members of the board of directors of the Company on the Signing Date or who were so elected to the board of directors of the Company thereafter.

“Corporate Rating” means the corporate family rating of Standard & Poor’s Ratings Service or any successor thereto.

“Current Assets” means, at any time, the consolidated current assets (other than Cash and Cash Equivalent Investments) of the Group.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Group at such time, but excluding, without duplication, (a) the current portion of any long-term Financial Indebtedness and (b) outstanding Loans and outstanding loans under the U.S. Credit Agreement..

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document (other than Finance Documents governed by French law); or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) above:

(i)	its failure to pay, is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 (five) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Definitive Extension Consent” means a consent by an individual Lender to (further) extend the Initial Termination Date to the First Extended Termination Date or the Second Extended Termination Date (as applicable) as set out in Amendment and Restatement Agreement No3.

“Disclosed Payments” means:

(a)	an amount of $61,900 paid in respect of the exchange offer for the Existing 2017 Bonds; and

(b)	the repayment in the ordinary course of business by the Company of overdraft facilities in an aggregate maximum amount of $3,000,000.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time prior to the first anniversary of the Latest Maturity Date in effect at the time of issuance of such Equity Interest, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date in effect at the time of issuance of such Equity Interest.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DMS” means the Data Management Services business unit offering around the world services and products which permit to its clients (that belong or are close to the oil industry, such as governmental agencies) to maximise the value of their data, by delivering solutions that are integrated in all fields of data management or data transformation.

“Domestic Subsidiary” means U.S. Subsidiary.

“Dutch Security Agreements” means (i) the notarial deed of pledge of shares in the capital of CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.), entered into on 18 July 2013 among CGG Holding B.V. (formerly known as CGGVeritas Holding B.V.) as pledgor, the Security Agent as pledgee and CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.) as the company in which the shares are being pledged (the “Dutch Share Pledge”), (ii) the deed of security over streamers and other marine equipment entered into on 18 July 2013 among CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.) as pledgor, the Security Agent as pledgee and the other parties named therein as a party, (iii) the deed of disclosed pledge of receivables (rental agreements) entered into on 18 July 2013 among CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.) as pledgor, the Security Agent as pledgee and the other parties named therein as party and (iv) the first ranking deed of disclosed pledge over receivables (intercompany agreements receivables) entered into on or about the Amendment Effective Date between CGG Holding B.V. as pledgor and the Security Agent as pledgee.

“Effective Yield” means the aggregate of (x) the applicable margin (where the relevant Financial Indebtedness is a floating rate instrument) or the fixed interest rate (where the Relevant Financial Indebtedness is a fixed rate instrument), (y) any original issue discount payable (expressed as a percentage and divided by three) and (z) any arrangement, commitment, structuring or underwriting and upfront fees, in each case payable in connection with the relevant Financial Indebtedness.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law, order or regulation which relates to (a) the pollution or protection of the environment, (b) harm to or the protection of human health, (c) the conditions of the workplace or (d) any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit or other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” means any issuance or sale by any member of the Group of any Equity Interests of any member of the Group except in each case for:

(a)	any issue or sale to the Company or any other member of the Group; and

(b)	any issuance of directors’ qualifying shares.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any U.S. Group Member, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(a)	any “reportable event”, within the meaning of Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived);

(b)	any failure by any Plan or Multiemployer Plan to satisfy the minimum funding standards (within the meaning of Section 412 and Sections 430 through 432 of the Code or Section 302 and Sections 303 through 305 of ERISA) applicable to such Plan or Multiemployer Plan, whether or not waived;

(c)	the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)	the incurrence by any U.S. Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any U.S. Group Member or any of its ERISA Affiliates from any Plan or Multiemployer Plan;

(e)	the receipt by any U.S. Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;

(f)	the receipt by any U.S. Group Member or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any U.S. Group Member or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered”, “critical” or “critical and declining status” within the meaning of Section 305 of ERISA;

(g)	the occurrence of a “prohibited transaction” (within the meaning of Section 406 of ERISA) with respect to which any U.S. Group Member or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any U.S. Group Member or any such Subsidiary could otherwise be liable; or

(h)	any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of CGG Holding (U.S.) Inc. or any Subsidiary.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan provided that should this rate be less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Excess Cash Flow” means, for any Financial Year of the Company, calculated on the basis of the latest consolidated financial statements of the Company delivered under Clause 19.1(a) (Financial statements), the excess of (a) the sum, without duplication, of (i) EBITDA for such Financial Year and (ii) reductions to noncash working capital of the Group for such Financial Year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Financial Year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Group with respect to such Financial Year, (ii) Total Interest Costs for such Financial Year paid in cash, (iii) Capital Expenditures during such Financial Year, except to the extent financed with the proceeds of Financial Indebtedness, Equity Issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, (iv) permanent repayments of Financial Indebtedness made in cash by the Group during such Financial Year, but only to the extent that the Financial Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Financial Indebtedness, (v) without duplication of amounts reflected in Total Interest Costs for such Financial Year, all cash payments made pursuant to Treasury Transactions during such Financial Year, (vi) the portion of any Permitted Acquisitions made in cash by the Group during such Financial Year (except to the extent amounts used to fund the same were attributable to the Available Amount), (vii) the portion of any Restricted Payments made in cash in accordance with Clause 21.18 (Dividends and share redemption) by the Group during such Financial Year (except to the extent amounts used to fund the same were attributable to the Available Amount) and (viii) additions to noncash working capital of the Group for such Financial Year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Financial Year).

“Existing 2017 Bonds” means the existing 7  3⁄4% Senior Notes due 2017 of the Company;

“Existing 2019 Convertible Bonds” means the existing 2019 convertible bonds issued by the Company on November 20, 2012 and still outstanding on the U.S. Term Loan Effective Date;

“Existing 2020 Bonds” means the 5.875% Senior Notes due 2020 of the Company;

“Existing 2020 Convertible Bonds” means the existing 2020 convertible bonds issued by the Company on June 30, 2015;

“Existing 2021 Bonds” means the existing 6  1⁄2% Senior Notes due 2021 of the Company;

“Existing 2022 Bonds” means the existing 6.875% Senior Notes due 2022 of the Company;

“Extended Termination Date” means (as applicable) either or both of the First Extended Termination Date and the Second Extended Termination Date.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Fee Letter” means any letter or letters dated on or about the Signing Date between the Mandated Lead Arrangers, the Lenders and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Financial Year” means the annual accounting period of the Group ending on 31 December in each year.

“Finance Document” means this Agreement, the Intercreditor Agreement, the Supplemental Intercreditor Agreement, any Fee Letter, any Accession Letter, the Guarantee (as well as any supplement thereto), the Parallel Debt Agreement, the Parallel Debt Amendment Agreement, the Transaction Security Documents, the Consent Response Letter, the Amendment and Restatement Agreement No1, the Amendment and Restatement Agreement No2, the Amendment and Restatement Agreement No3 and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Security Agent, the Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	all obligations issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“First Extended Termination Date” means the date falling 4 years after the Signing Date.

“French Share Pledge” means the second-ranking pledge of financial securities accounts agreement (nantissement de comptes de titres financiers) to be entered into on or before to the first Utilisation Date by, among others, the Company and Credit Suisse AG, Cayman Islands Branch, as Security Agent in respect of all of the shares held by the Company in CGG Services SA and Sercel Holding S.A. respectively, pledged under the first-ranking pledge of financial securities accounts agreement between the same parties dated 18 July 2013 in connection with the U.S. Credit Agreement.

“Fugro Acquired Businesses” means the entities, assets and employees acquired by the Group pursuant to the Fugro Acquisition.

“Fugro Acquisition” means (i) the acquisition of certain entities and assets pursuant to a sale and purchase agreement dated September 23, 2012, between the Company and Fugro N.V. (as amended from time to time, including by an agreement between the Company and Fugro N.V. dated January 28, 2013), and (ii) transactions related thereto, including those pursuant to a joint venture agreement between the Company and Fugro Consultants International N.V. dated January 28, 2013 (as amended from time to time, including by an agreement between the Company and Fugro Consultants International N.V. dated February 16, 2013) and/ or the set-off agreement between, among others, the Company and Fugro N.V. dated February 16, 2013 (as amended from time to time).

“Fugro Restructuring” means the reorganization of the Group relating to the Fugro Acquisition, including the transfer within the Group of Equity Interests of U.S. Subsidiaries and Non-U.S. Subsidiaries.

“Fugro Vendor Loan” means the seller financing in an aggregate principal amount of €225,000,000, and, subject to the satisfaction of certain conditions contained therein, up to an additional $18,750,000, in each case provided by Fugro N.V. to the Company in connection with the Fugro Acquisition.

“GAAP” means in respect of each relevant entity, the generally accepted accounting principles in its country of incorporation, including IFRS.

“Government Authority” shall mean the government of France, the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Company and its Subsidiaries from time to time.

“Group Restructuring” means the reorganisation of the Group, including the transfer within the Group of Equity Interests of U.S. Subsidiaries and Non-U.S. Subsidiaries.

“Group Structure Chart” means a structure chart of the Group, as provided as a condition precedent to the Signing Date and as may be amended from time to time in accordance with the provisions of this Agreement.

“Guarantee” means the guarantee agreement to be entered into on or before the first Utilisation Date by the Original Guarantors in the form to be agreed prior to the first Utilisation Date and substantially similar to the guarantee agreement scheduled as Exhibit E to the U.S. Credit Agreement (and the term “Guarantee” shall include, from time to time, all supplements thereto as well as the guarantees to be granted by Additional Guarantors in accordance with this Agreement).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Hedging Agreement” has the meaning given to such term in Clause 20.1 (Financial definitions).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Holding Pledge Agreement (U.S.)” means the holding pledge agreement to be entered into prior to the first Utilisation Date between CGG Holding B.V. (formerly known as CGGVeritas Holding B.V.) as grantor and Credit Suisse AG, Cayman Islands Branch, as Security Agent in respect of shares held by CGG Holding B.V. (formerly known as CGGVeritas Holding B.V.) in CGG Holding (U.S.) Inc., initially pledged under the pledge agreement entered into between the same parties on 18 July 2013 in connection with the U.S. Credit Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document (other than Finance Documents governed by French law);

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 (five) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Initial Utilisation Period” means the period from the Signing Date until the first New Rating Date.

“Initial Termination Date” means the Business Day falling 3 years after the Signing Date.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts,

provided that none of these events or circumstances will constitute an Insolvency Event under this definition in relation to a Finance Party if such Finance Party is able to carry out its obligations under the Agreement notwithstanding the occurrence of that event or circumstances.

“Intellectual Property” means (a) any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, and (b) the benefit of all applications and rights to use such assets of each member of the Group.

“Intercreditor Agreement” means the New York law intercreditor agreement entered into originally on 8 August 2013 and as amended and/or restated from time to time (including on 3 November 2015) between, amongst others, the Company, the Agent and the parties under the U.S. Credit Agreement.

“Interest Cover Ratio” has the meaning given to it in clause 20.2(b) (Financial condition).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR for any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors, (b) the time barring of claims under any statute of limitations and defenses of set-off or counterclaim, (c) similar principles, rights and defenses under the laws of any Relevant Jurisdiction and (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to and accepted by the Finance Parties.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in USD:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for USD and for a period equal in length to the Interest Period of that Loan provided that should this rate be less than zero, LIBOR shall be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Major Event of Default” means:

(a)	any continuing Default in respect of the Company or any other member of the Group under any of clauses 22.1 (Non-payment), 22.2 (Financial covenants and certain other obligations) in relation to clause 20 (Financial Covenants), 22.6 (Insolvency), 22.7 (Insolvency Proceedings), 22.8 (Creditors’ Process); or

(b)	any continuing Event of Default in respect of the Company or any other member of the Group under clause 22.3 (Other obligations) in relation to clause 19 (Information undertakings); or

(c)	any continuing Default in respect of the Company or any other member of the Group under:

(i)	clause 22.5(a), clause 22.5(b) (Cross default); or

(ii)	clause 22.5(c) or clause 22.5(d) (Cross default) where the event of default referred to in those clauses corresponds to an Event of Default referred to in paragraph (a) or (b) above;

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 60% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 60% of the Total Commitments immediately prior to the reduction).

“Margin” means,

(a)	in relation to any Loan made in USD during the Initial Utilisation Period, 2.25 per cent. per annum;

(b)	in relation to any Loan made in EUR during the Initial Utilisation Period, 1.85 per cent. per annum;

provided that from each New Rating Date the Margin will be reset as follows:

when the ratings published by Moody’s Investor Services (“Moody’s”) and Standard &Poor’s (“S&P”, and together with Moody’s, the “Rating Agencies”) in respect of the Borrower’s long term corporate credit rating (in the case of S&P) or senior implied rating (in the case of Moody’s), (each a “Relevant Rating”), is that which appears in Column 1 in the table below, the Margin applicable to each Loan made in USD and Loan made in EUR will be the percentage rate per annum which appears next to that rating in Columns C and D respectively within a range set out below:

A Relevant Rating (S&P)	B Relevant Rating (Moody’s)	C Applicable Margin (USD)	D Applicable Margin (EUR)
		% p.a.	% p.a.
BBB (or higher)	Baa2 (or higher)	1.10	0.70

BBB-	Baa3	1.30	0.90

BB+	Ba1	1.70	1.30

BB	Ba2	2.00	1.60

BB-	Ba3	2.50	2.10

B+	B1	3.20	2.80

B (or lower)	B2 (or lower)	4.20	3.80

However and notwithstanding the foregoing:

(i)	in the event that the Relevant Ratings published by each Rating Agency are different, the applicable Margin will be the average of the two percentage rates determined in accordance with the table above (rounded upward to three decimal places). If only one Rating Agency issues a Relevant Rating, the applicable Margin will be determined by reference to that rating.

(ii)	if the Borrower is Non-Rated (as defined below), the applicable Margin shall be the highest Margin in the table above while the Borrower remains Non-Rated.

(iii)

the Borrower will be deemed to be “Non-Rated” if at any time (i) S&P does not assign its long term corporate credit rating to the Borrower (or withdraws such rating) and (ii) Moody’s does not assign a senior implied rating to the Borrower

(or withdraws such rating). In such circumstances where the Borrower remains Non-Rated for more than 5 consecutive Business Days, the Borrower and the Agent will immediately thereafter enter into good faith discussions for a period not exceeding thirty (30) days with a view to renegotiating and agreeing the applicable Margin, provided that in any event, the applicable Margin will remain the highest Margin applicable while the Borrower remains Non-Rated. To the extent the applicable Margin is not so renegotiated and agreed by the Borrower and the Agent at the end of the above-mentioned thirty (30) day period, the applicable Margin shall immediately thereafter continue to be the highest Margin applicable.

(iv)	any adjustment to the Margin consequent on a change in rating will take effect from (and including) any New Rating Date; and

(v)	notwithstanding the above and without prejudice to any other rights and remedies of the Finance Parties under this Agreement, the highest margin will be applicable automatically pro rata temporis while an Event of Default remains outstanding.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Group taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their obligations under the Finance Documents or (c) the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Subsidiary” means, at any time, a Subsidiary whose total assets, revenues and/or EBITDA then equal or exceed (on the basis of the latest consolidated financial statements of the Company delivered under Clause 19.1(a) (Financial statements)), individually, 10% of the total assets, revenues and/or EBITDA of the Group. For purposes of this definition:

(a)	the consolidated total assets, revenues and/or EBITDA of a Subsidiary will be determined from its financial statements upon which the latest audited financial statements of the Group have been based,

(b)	if a Subsidiary becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the consolidated total assets, revenues and/or EBITDA of that Subsidiary will be determined from its latest financial statements,

(c)	the consolidated total assets, revenues and/or EBITDA of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the total assets, revenues and/or EBITDA of any company or business subsequently acquired or disposed of; and

(d)

if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; and the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not. If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the Auditors will be, in the absence of manifest error, conclusive.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

provided that the above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multi-Physics (Airborne)” means the CGG Multi-physics Airborne business unit offering solutions to generate models in order to reduce exploration risk, by contributing to an integrated understanding of data, carried out through proprietary and non-exclusive gravity, magnetic, electromagnetic and radiometric surveys with advanced acquisition platforms, notably in the air.

“New Rating Date” means any date on which a press release relating to the rating change of the Borrower is issued by any one Rating Agency.

“New Security Date” means 3 November 2015, being both the date on which the Amendment and Restatement Agreement N°2 has taken effect and the date on which Transaction Security has been granted to the Lenders by the Company over all the shares it holds in Sercel SA (being all the shares in Sercel SA other than shares held by individuals) and by the relevant members of the Group over all the shares in CGG Services (UK) Ltd. and CGG Data Services AG.

“New Lender” has the meaning given to that term in Clause 23 (Changes to the Lenders).

“Non-Cooperative Jurisdiction” means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

“Non-U.S. Subsidiary” means any Subsidiary of the Company which is not a U.S. Subsidiary.

“Nordic Facility Agreement” means the $250,000,000 term and revolving facilities agreement dated 1 July 2013 as amended from time to time and as amended and restated on 16 December 2014 entered into between, amongst others, CGG Geo Vessels AS as borrower and Nordea Bank Finland Plc, London Branch as administrative agent and security agent.

“Not Otherwise Applied” means, with reference to any amount of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Obligations” means all obligations defined as “Obligations” or “Secured Obligations” as applicable, in the Guarantee and the other Transaction Security Documents.

“Obligor” means the Borrower or a Guarantor.

“Optional Currency” means EUR provided it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan.

“Original Financial Statements” means:

(a)	IFRS audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2012 Financial Year; and

(b)	IFRS unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the first financial quarter 2013 for the Company, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Agent;

“Original Guarantor” means the companies listed in Part I of Schedule 1 as original guarantors.

“Original Obligor” means the Borrower or an Original Guarantor.

“Parallel Debt Agreement” means the parallel debt agreement dated 18 July 2013, among Credit Suisse AG as collateral agent, CGG Holding B.V. (formerly known as CGGVeritas Holding B.V.) and CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.), as obligors, as amended by the Parallel Debt Amendment Agreement.

“Parallel Debt Amendment Agreement” means the amendment agreement dated 8 August 2013, among Credit Suisse AG as collateral agent, CGG Holding B.V. (formerly known as CGGVeritas Holding B.V.) and CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.) as obligors, regarding the Parallel Debt Agreement

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means:

(a)	an acquisition by way of merger provided that the merger is permitted under clause (b) of the definition of Permitted Merger;

(b)	the acquisition of, or investment in, any share or interest in any existing joint ventures listed in Schedule 12 (List of Existing Joint Ventures) in each case pursuant to the joint venture agreement applicable thereto as in effect on the U.S. Term Loan Effective Date or as amended, restated, supplemented or otherwise modified from time to time in a manner not materially adverse to the Lenders;

(c)	the acquisition of any asset by a member of the Group in the context of a Permitted Disposal;

(d)	the acquisition by a member of the Group of Cash Equivalent Investments;

(e)	an acquisition by a member of the Group to which the Agent (on the instructions of the Majority Lenders) has given prior written consent;

(f)	the receipt by a member of the Group of any non-cash consideration from a Qualifying Business Disposal;

(g)	any acquisition of shares pursuant to clause (d) of the definition of Permitted Share Issue;

(h)	an acquisition that is a Qualifying Acquisition; or

(i)	the receipt of equity, joint venture interests or other consideration pursuant to clause (d) of the definition of “Permitted Disposal”.

“Permitted Disposal” means: any sale, lease, transfer or other disposal,

(a)	made in (i) the ordinary course of business of the disposing entity or (ii) a series of related sales, transfers or other dispositions, in each case having a value not in excess of $5,000,000;

(b)	of access to multi-client data libraries owned by any member of the Group, but not including the sale, lease, transfer or other disposal of the ownership interests therein;

(c)	of assets in exchange for other assets having reasonably equivalent fair market value;

(d)	of:

(i)	the seismic vessels CGG Symphony and Geo Caribbean (together with any streamers used in connection therewith);

(ii)	any of the Vanquish, Vantage and Viking II seismic vessels which are subject to a purchase option as of the Signing Date (together with any streamers used in connection therewith);

(iii)	up to three other seismic vessels (together with any streamers used in connection therewith); and

(iv)	certain other seismic vessels, related seismic equipment and other businesses set out in a letter provided to the Agent and the Lenders on or prior to the Signing Date in exchange for equity, joint venture interest or other consideration;

(e)	made by (i) an Obligor to another Obligor or (ii) a non-Obligor to another non-Obligor or (iii) a non-Obligor to an Obligor;

(f)	constituting the creation of any Permitted Security;

(g)	to which the Agent (on the instructions of the Majority Lenders) has given prior written consent;

(h)	of any other assets of the Group (other than the Equity Interests of Sercel Inc.) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for all other sales, leases, transfers or other disposals by the Group pursuant to this paragraph (h)) does not exceed in any financial year the greater of (i) $500,000,000 (or its equivalent in another currency or currencies) and (ii) 7.5% of the total assets of the Group;

(i)	of surplus, obsolete or worn out equipment, including the seismic vessel “Search”;

(j)	of notes or accounts receivable that, in order to resolve disputes occurring in the ordinary course of business, an Obligor discounts or otherwise compromises for less than the face value thereof;

(k)	of Cash or Cash Equivalent Investments;

(l)	of Equity Interests by an Obligor in any of its Subsidiaries in order to qualify members of the board of directors (or similar governing body) of the Subsidiary, if required by applicable law;

(m)	of those assets and/or shares set out in the letter referred to in paragraph (d)(iv) above;

(n)	in connection with the Massy Sale;

(o)	of assets and/or Equity Interests (including intercompany notes) pursuant to the Fugro Restructuring and/or the Group Restructuring, provided that no such transaction shall result in:

(i)	any Subsidiary that is an Obligor immediately prior to such transaction ceasing to be an Obligor after giving effect to such transaction; or

(ii)	any asset or Equity Interest that is subject to Transaction Security immediately prior to such transaction ceasing to be Transaction Security after giving effect to such transaction;

(p)	constituting a Qualifying Business Disposal;

(q)	pursuant to clause (d) of the definition of Permitted Share Issue;

(r)	constituting a Business Plan Disposal;

(s)	constituting a Business Plan Disposals Reorganisation; or

(t)	of Equity Interests in Sercel, Inc. to a third party; provided that (i) CGG Holding (U.S.) Inc shall (A) hold at least 51% of the share capital of Sercel, Inc. at any time and (B) remain the controlling shareholder of Sercel, Inc. and (ii) the assets and business of Sercel, Inc. as at the date of such disposal shall be substantially the same (unless the scope has been reduced) scope as those on the Amendment Effective Date.

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under any Finance Document;

(b)	any Financial Indebtedness arising under (i) the U.S. Credit Agreement in a maximum principal amount of USD165,000,000 or (ii) the U.S. Term Loan Credit Agreement in a maximum principal aggregate amount of USD342,122,500 plus the principal amount of any Permitted RCF Roll;

(c)	any Permitted Guarantee;

(d)	any Financial Indebtedness incurred in connection with foreign exchange transactions entered into for hedging in the ordinary course of business and not for speculative purposes;

(e)	any Financial Indebtedness arising under or as a result of a Permitted Investment; provided that the amount of such Financial Indebtedness incurred does not exceed at any time, (together with any Permitted Refinancing Indebtedness in respect thereof), $350,000,000 (or its equivalent in another currency or currencies) less the total amount of Permitted Guarantees issued pursuant to clause (f) of the definition thereof;

(f)	any Financial Indebtedness incurred by a member of the Group to which the Agent (acting on the instructions of the Majority Lenders) has given prior written consent;

(g)	any Financial Indebtedness arising under or as a result of (i) a finance or capital lease or purchase money Financial Indebtedness incurred by any member of the Group prior to or within 270 days after the acquisition, lease or improvement of an asset permitted under this Agreement in order to finance such acquisition or improvement, in a maximum principal amount when aggregated with the Financial Indebtedness under each other finance or capital lease or purchase money Financial Indebtedness entered into by the members of the Group (together with any Permitted Refinancing Indebtedness in respect of any of the foregoing) does not at any time exceed $200,000,000 (or its equivalent in another currency or currencies); or (ii) any vessel charter being treated as a finance or capital lease under IFRS;

(h)	the Existing 2017 Bonds, the Existing 2019 Convertible Bonds, the Existing 2020 Bonds, the Existing 2020 Convertible Bonds, the Existing 2021 Bonds and the Existing 2022 Bonds (and in each case, any Permitted Refinancing Indebtedness in respect thereof);

(i)	any Financial Indebtedness listed in Schedule 14 (Existing Financial Indebtedness);

(j)	[intentionally omitted];

(k)	any Permitted Refinancing Indebtedness;

(l)	any Permitted Loan falling within clause (b) of the definition of Permitted Loan;

(m)	any Financial Indebtedness incurred to finance a Permitted Acquisition; provided that (i) after giving effect to the incurrence of any such Financial Indebtedness under this paragraph (m) and the proposed use of the proceeds thereof (A) no Default shall have occurred and be continuing and (B) the Permitted Transaction Leverage Test is satisfied at the time such Financial Indebtedness is incurred, and (ii) such Financial Indebtedness is pari passu with or junior to the Financial Indebtedness hereunder in right of payment;

(n)	any unsecured Financial Indebtedness; provided that (i) after giving effect to the incurrence of any such Financial Indebtedness under this paragraph (n) and the proposed use of the proceeds hereof (A) no Default shall have occurred and be continuing (B) the Permitted Transaction Leverage Test is satisfied at the time such Financial Indebtedness is incurred and (C) the Interest Cover Ratio calculated on a pro forma basis for the most recently ended Relevant Period would be greater than 3.00 to 1.00 and (ii) any such Financial Indebtedness (other than any unsecured local working capital facility) incurred under this clause (n) (w) matures (or becomes mandatorily redeemable at the sole option of the holder thereof) no earlier than six months after the Latest Maturity Date in effect at the time of incurrence of such Financial Indebtedness, (x) requires no scheduled payment of principal (or other scheduled payment constituting a return of capital) prior to its maturity, (y) does not require any member of the Group to maintain any specified financial condition (other than as a condition to the taking of certain actions or on terms no less favourable to that member of the Group than Financial Indebtedness existing at the date of incurrence);

(o)	Financial Indebtedness of a Subsidiary acquired after the Signing Date or a person merged into or consolidated with any member of the Group after the Signing Date and Financial Indebtedness assumed in connection with the acquisition of assets, where such Financial Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, in an aggregate outstanding principal amount for all such Financial Indebtedness under this paragraph (o) (together with any Permitted Refinancing Indebtedness in respect thereof) not exceeding $500,000,000 (or its equivalent in another currency or currencies) at any time;

(p)	any Financial Indebtedness not falling within clauses (a) to (o) above or (q) to (v) below and incurred by any members of the Group that are not Obligors after the

Signing Date, the aggregate outstanding principal amount of which does not (together with any Permitted Refinancing Indebtedness in respect thereof) at any time exceed the greater of (i) $350,000,000 (or its equivalent in another currency or currencies) and (ii) 5.0% of the total assets of the Group, in each case less the total amount of Permitted Guarantees issued pursuant to clause (g) of the definition thereof;

(q)	any Financial Indebtedness incurred to finance the acquisition of any seismic vessel and related seismic equipment (together with any Permitted Refinancing Indebtedness in respect thereof) not exceeding in aggregate over the life of the Facility $150,000,000 (or its equivalent in another currency or currencies);

(r)	any Financial Indebtedness incurred to finance or refinance up to five vessels including the seismic vessels “CGG Alizé”, “Geo Coral”, “Geo Caribbean”, “Oceanic Challenger” or “Geo Celtic” (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed $350,000,000 (or its equivalent in another currency or currencies) at any time;

(s)	Financial Indebtedness incurred to finance the acquisition of streamers and/or other marine equipment (together with any Permitted Refinancing Indebtedness in respect thereof) not exceeding in aggregate $75,000,000 (or its equivalent in another currency or currencies);

(t)	[intentionally omitted];

(u)	[intentionally omitted]; and

(v)	any Financial Indebtedness arising under any secured local working capital facilities not exceeding $150,000,000 (or its equivalent in another currency or currencies) outstanding at any time.

For purposes of determining compliance with this definition, in the event that an item of Financial Indebtedness meets the criteria of more than one of the categories of Financial Indebtedness described in clauses (a) through (v) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Financial Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Financial Indebtedness in one or more of the above clauses.

“Permitted Guarantee” means:

(a)	any guarantee arising under the Finance Documents;

(b)	any guarantee arising under the U.S. Credit Agreement, the U.S. Term Loan Credit Agreement, the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds, the Existing 2022 Bonds, Permitted Financial Indebtedness incurred under clauses (m); (n) (insofar as it relates to unsecured local working capital facilities) (q); (r); (s), (t) or (v) of the definition thereof or any Permitted Refinancing Indebtedness in respect thereof provided that any guarantee arising under Permitted Financial Indebtedness incurred under the U.S. Term Loan Credit Agreement shall be limited to guarantees issued by one or more Obligors (or by one or more persons that become Obligors substantially concurrently with the incurrence of such Permitted Financial Indebtedness);

(c)	any guarantee issued by a member of the Group in the ordinary course of business and not in respect of Financial Indebtedness, including for the avoidance of doubt, any guarantee given to ship-managers or ship-owners in relation to vessel charter contracts in the ordinary course of business;

(d)	any guarantee issued by a member of the Group in respect of the Financial Indebtedness of another member of the Group; provided that the aggregate outstanding principal amount of guarantees issued after the U.S. Credit Agreement Signing Date by Obligors in respect of Financial Indebtedness of members of the Group that are not Obligors in an aggregate principal amount not exceeding at any time the greater of (i) $500,000,000 (or its equivalent in another currency or currencies) and (ii) 7.5% of the total assets of the Group, in each case less the total amount of Permitted Financial Indebtedness incurred under the U.S. Term Loan Credit Agreement;

(e)	any guarantee or indemnity or liability to which the Agent (acting on the instructions of the Majority Lenders) has consented in writing;

(f)	any guarantee issued by a member of the Group in respect of Financial Indebtedness arising under or as a result of a Permitted Investment; provided that the aggregate outstanding principal amount of such guarantees issued after the U.S. Credit Agreement Signing Date shall not at any time exceed $350,000,000 (or its equivalent in another currency or currencies) less the total amount of Permitted Financial Indebtedness incurred under clause (e) of the definition thereof that is recourse to any member of the Group;

(g)	all guarantees (other than those permitted pursuant to clauses (a) to (f) above or clause (h) below) issued by members of the Group that are not Obligors the aggregate outstanding principal amount of which does not exceed the higher of (i) $350,000,000 (or its equivalent in another currency or currencies) and (ii) 5.0% of the total assets of the Group, in each case less the total amount of Permitted Financial Indebtedness incurred under clause (p) of the definition thereof; or

(h)	all guarantees in respect of Financial Indebtedness of Seabed Geosolutions B.V.; provided that the aggregate outstanding principal amount of such guarantees shall not at any time exceed $150,000,000 (or its equivalent in another currency or currencies).

“Permitted Investment” means the acquisition or investment in any Equity Interest in any company, business, person, partnership or similar entity that the Borrower has recorded or designated as such to the Agent in writing or any Permitted Joint Venture; provided that

(a)

other than as provided in clause (b) below, the aggregate net expenditures in all such acquisitions and investments and Permitted Joint Ventures made by members of the Group shall not exceed the lower of (A) $500,000,000 (or its equivalent in another currency or currencies) from and after the U.S. Credit Agreement Signing Date and

(B) $350,000,000 (or its equivalent in another currency or currencies) after the U.S. Term Loan Effective Date, and

(b)	from and after the time at which prior to the U.S. Term Loan Effective Date, $500,000,000 and on and from the U.S. Term Loan Effective Date, $350,000,000 of such net expenditures have been made, the aggregate net expenditures in any other such acquisitions and investments made by members of the Group shall not exceed the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilise amounts available, if any, under both paragraph (a) and paragraph (b) above).

“Permitted Joint Venture” means:

(a)	any existing Joint Venture listed in Schedule 12 (List of Existing Joint Ventures);

(b)	any Joint Venture to which the Agent (acting on the instructions of the Majority Lenders) has given prior written consent or

(c)	any Joint Venture where:

(i)	no Default is continuing on the date of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi-Security for the obligations of, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi-Security for the obligations of, a Joint Venture;

(ii)	the Joint Venture carries on, or is, a business (x) substantially the same as that carried on by the Group or (y) providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto); and

(iii)	the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation or other liability except to the extent for which adequate reserves are being maintained in accordance with IFRS and/or in respect of which the relevant vendor (if any) has indemnified that member of the Group.

“Permitted Loan” means:

(a)	any loan made by a member of the Group in the ordinary course of business (in the case of loans and advances of the type described in other clauses of this definition, subject to the limitations set out in such other clauses);

(b)

any loan made by a member of the Group to another member of the Group; provided that the aggregate principal amount at any time of such loans made by Obligors to members of the Group that are not Obligors shall not exceed the lower of (i) in respect of all such loans made after the U.S. Credit Agreement Signing Date, $1,000,000,000 (or its equivalent in another currency or currencies) and (ii) in respect of all such loans made after the U.S. Term Loan Effective Date, $700,000,000 (or its

equivalent in another currency or currencies), in each case less the total amount of cash and non-cash consideration paid for shares issued pursuant to clause (d)(vi) of the definition of Permitted Share Issue (not including any consideration paid for any shares issued by non-Obligors to Obligors as a result of the requirements of applicable law), after the U.S. Credit Agreement Signing Date or after the U.S. Term Loan Effective Date as applicable, as each such amount may be reduced by the aggregate amount of dividends and share capital redemptions received by any Obligor in respect of any such shares pursuant to clause (d)(vi) of the definition of Permitted Share Issue;

(c)	any loan with respect to which the Agent (acting on the instructions of the Majority Lenders) has given prior written consent;

(d)	loans or advances to officers, directors and employees of any member of the Group made in the ordinary course of business and consistent with past practices of the Borrower and the Group (including portage) in an aggregate principal amount not exceeding $20,000,000 outstanding at any time;

(e)	any loans and credits (other than those permitted pursuant to clauses (a) to (d) above or clause (f) below) made by a member of the Group; provided that,

(i)	other than as provided in subclause (ii) below, the aggregate principal amount of all such loans and credits shall not exceed $300,000,000 (or the equivalent of such sum in another currency or currencies) at any time outstanding, and

(ii)	at any time at which $300,000,000 or more of loans and credits permitted by this clause (e) are outstanding, the aggregate principal amount of any other loans and credits permitted by this clause (e) shall not exceed the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both subclause (i) and subclause (ii) of this clause (e));

(f)	any loans made by a member of the Group to Seabed Geosolutions B.V. in an aggregate principal amount not exceeding $100,000,000 outstanding at any time; and

(g)	any loan which constitutes part of a Business Plan Disposals Reorganisation.

“Permitted Merger” means:

(a)	an acquisition or disposal by way of merger provided that the acquisition or disposal is a Permitted Acquisition or a Permitted Disposal, as the case may be;

(b)

an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group where all of the business and assets of that member remain within the Group and (except in respect of a Business Plan Disposals Reorganisation but subject to the provisions of Clause 21.28 (Prohibition on certain Transactions without Special Majority Lender consent)) if that member of the Group was an Obligor immediately prior to that amalgamation, demerger, merger, consolidation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Obligors or a company which becomes an Obligor upon such merger; provided that (i) the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is liable for the obligations of the member of the Group it has merged with and (ii) the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group;

(c)	an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of any members of the Group that are not Obligors; or

(d)	the transfer of a business from one Obligor to another Obligor which is followed by the prompt winding up or dissolution of the transferor Obligor,

provided that, in the case of each of clauses (a) through (d) above, the Company is the surviving entity, where applicable, in any such transaction to which it is a party.

“Permitted RCF Roll” means any new Financial Indebtedness incurred under the U.S. Term Loan Credit Agreement as Permitted Refinancing Indebtedness to Refinance (as defined in the definition of Permitted Refinancing Indebtedness) all or part of the Loans and/or the loans under the U.S. Credit Agreement.

“Permitted Refinancing Indebtedness” means any Financial Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Financial Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(a)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Financial Indebtedness so Refinanced (plus any unpaid accrued interest and premium thereon and any underwriting discounts, fees, commissions and expenses incurred in connection with such Refinancing);

(b)	each of the stated maturity and the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Financial Indebtedness being Refinanced;

(c)	if the Financial Indebtedness being Refinanced is subordinated in right of payment to the obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such obligations on terms at least as favourable to the Lenders as those contained in the documentation governing the Financial Indebtedness being Refinanced;

(d)	no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Financial Indebtedness being Refinanced (it being agreed that such guarantees or security may be different) provided that the foregoing clause (d) (to the extent it relates to guarantees only) shall not apply to the 2019/2020 Convertible Bond Refinancing or the Existing 2020 Bonds, as applicable, to the extent that the obligors under such 2019/2020 Convertible Bond Refinancing or the Existing 2020 Bonds, as applicable, are either Sercel Canada Ltd, Sercel Australia Pty Ltd or CGG Canada Services Ltd. or are Obligors;

(e)	(x) if the obligor(s) in respect of the Financial Indebtedness being Refinanced are comprised solely of Obligors hereunder, then the obligor(s) in respect of the Permitted Refinancing Indebtedness shall not include any non-Obligors hereunder, (y) if the obligor(s) in respect of the Financial Indebtedness being Refinanced are comprised solely of non-Obligors hereunder, then the obligor(s) in respect of the Permitted Refinancing Indebtedness shall not include any Obligors hereunder and (z) if the obligor(s) in respect of the Financial Indebtedness being Refinanced include both Obligors and non-Obligors hereunder, then such Permitted Refinancing Indebtedness shall not have different obligors from the Financial Indebtedness being Refinanced (provided that no provision of this Agreement shall prohibit the removal of Sercel Australia Pty Ltd., Sercel Canada Ltd and/or GGG Canada Services Ltd. as Obligors in respect of any Financial Indebtedness (including Permitted Refinancing Indebtedness) of any member of the Group; and

(f)	if the Financial Indebtedness being Refinanced is secured by any collateral (whether on a pari passu basis or on or subordinated basis with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favourable to the Secured Parties than those contained in the documentation governing the Financial Indebtedness being Refinanced.

“Permitted Security” means:

(a)	any Security granted pursuant to the terms of the U.S. Credit Agreement or the U.S. Term Loan Credit Agreement, so long as such Security applies to all or any portion of the Collateral (but not to any other assets) pursuant to one or more security agreements in accordance with the terms of the Intercreditor Agreement (or another intercreditor agreement containing terms that, taken as a whole, are at least as favourable to the Secured Parties as those contained in the Intercreditor Agreement);

(b)	any existing security listed in Schedule 15 (Existing Security) or any extension, renewal or replacement thereof, provided that the principal amount secured by that Security (or the applicable extension, renewal or replacement) does not exceed the amount as listed in that Schedule (or, if higher, the maximum amount of the relevant facility as stated in that Schedule);

(c)	any netting or set-off arrangement entered into by (i) any member of the Group in the ordinary course of its cash management arrangements for the purpose of netting debit and credit balances or (ii) in connection with a derivative transaction constituting Permitted Financial Indebtedness;

(d)	any lien arising by operation of law and in the ordinary course of business;

(e)	any sale of receivables on recourse terms or any Security constituted by any title transfer or retention of title or conditional sale arrangements, in each case which are entered into by any member of the Group in the normal course of its business up to a maximum aggregate amount of $100,000,000 (or its equivalent in another currency or currencies);

(f)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Signing Date if (i) such Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group, (ii) the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group and (iii) such Security or Quasi-Security does not apply to any other property or assets of any member of the Group;

(g)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Signing Date, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	such Security or Quasi-Security was not created in contemplation of the acquisition of that company,

(ii)	the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not increased in contemplation of or since the acquisition of that company and

(iii)	such Security or Quasi-Security does not apply to any other property or assets of any member of the Group (other than a Subsidiary so acquired);

(h)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(i)	any Security created in respect of any tax assessment or governmental charge or claim provided that;

(i)	the aggregate amount secured by such Security is less than $200,000,000 (or its equivalent in another currency or currencies),

(ii)	such assessment, charge or claim has not yet become due or is being contested in good faith,

(iii)	adequate reserves are being maintained for such assessment, charge or claim,

(iv)	payment in respect of such assessment, charge or claim has not yet become due or can be lawfully withheld and

(v)	any such assessment, charge or claim which relates to an amount exceeding $25,000,000 (or its equivalent in another currency or currencies) has been notified to the Agent;

(j)	any Security to which the Agent (acting on the instructions of the Majority Lenders) has given prior written consent;

(k)	any Security securing Financial Indebtedness arising or permitted under:

(i)	clause (k) or (m) of the definition of Permitted Financial Indebtedness; provided that

(1)	in respect of any such Financial Indebtedness arising in connection with a Permitted Acquisition, such Security applies solely to property or assets acquired with the proceeds of such Permitted Financial Indebtedness and, if customary in relation to the type of acquisition, over the shares in, or other assets of, the member of the Group making the acquisition provided the value of such additional Security does not substantially increase the overall financial value of the relevant Security; and

(2)	in the case of Security for Permitted Refinancing Indebtedness is otherwise limited to the same Security that was granted in connection with the Financial Indebtedness being refinanced,

(ii)	clause (g), (o), (r) and/or (t) of the definition of Permitted Financial Indebtedness,

(iii)	clause (q) of the definition of Permitted Financial Indebtedness; provided that such Security applies solely to the seismic vessels and related seismic equipment acquired, any shares of any special purpose entity acquiring such seismic vessels and related seismic equipment and any other assets of any such special purpose entity ; and

(iv)	clause (s) of the definition of Permitted Financial Indebtedness; provided that such Security applies solely to the marine equipment and streamers acquired and/or other assets of a similar type to those acquired;

(l)	any Security in respect of assets, not subject to Transaction Security, securing indebtedness (for the avoidance of doubt, excluding Referenced Financial Indebtedness) the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under clauses (a) to (k) above or (m) to (z) below) does not exceed $150,000,000 (or its equivalent in another currency or currencies) at any time;

(m)	deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Transaction Security on account thereof;

(n)	any Security arising as a result of legal proceedings which do not constitute an Event of Default and are being contested in good faith or discharged within 60 days;

(o)

licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Finance Documents and not interfering in any material respect with the ordinary conduct of the business of any member of the Group or resulting in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents;

(p)	easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any member of the Group or result in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents;

(q)	any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Security or restriction that the interest or title of such lessor or sublessor may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any Security or restriction referred to in the preceding clause (ii), so long as the holder of such Security or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(r)	Security arising from filing UCC financing statements relating solely to operating leases not prohibited by this Agreement;

(s)	Security over rental deposits in respect of any property leased or licensed by a member of the Group in the ordinary course of business;

(t)	any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(u)	Security securing obligations (other than obligations representing Financial Indebtedness) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Group;

(v)	Security over shares in a Permitted Investment to secure obligations to Permitted Joint Venture partners or other investors in such Permitted Investment, as applicable;

(w)	Security over bank accounts granted pursuant to such bank’s standard terms and conditions for deposit accounts;

(x)	any Security granted in connection with any Financial Indebtedness incurred for the purpose of acquiring any assets or rights of the kind used or usable by the Group in the geology, geophysics and reservoir (GGR) business (or any business that is reasonably complementary or related thereto as determined in good faith by the Borrower’s board of directors or the equivalent body of the member of the Group making the acquisition), provided that after giving effect to such acquisition and the financing thereof, the Permitted Transaction Leverage Test would be satisfied; or

(y)	any Security securing guarantees granted pursuant to clause (h) of the definition of Permitted Guarantee; provided that such Security is limited to the economic interests and related rights of the Group in Seabed Geosolutions B.V.

“Permitted Share Issue” means:

(a)	the issue of shares pursuant to any warrants, rights, options, convertible debt securities or any other convertible securities (including pursuant to any anti-dilution provisions contained in the agreements governing such securities) issued by the Borrower and outstanding on the Signing Date and set out in Schedule 11 (Permitted Share Issue);

(b)	the issue by the Borrower of any shares pursuant to any share option scheme or issue of free shares to senior management of the Group;

(c)	distributions in the form of common or perpetual preferred shares by any member of the Group (other than the Borrower) to its shareholders or shareholders on a pro rata basis;

(d)	the issue of ordinary shares:

(i)	by an Obligor to an Obligor;

(ii)	by a non-Obligor to a non-Obligor;

(iii)	by an Obligor to a non-Obligor;

(iv)	by a wholly owned non-Obligor to an Obligor in exchange for consideration consisting solely of non-Cash and non-Cash Equivalent Investments;

(v)	in connection with a Permitted Acquisition under clause (b) of the definition thereof or a Permitted Investment and

(vi)	by a non-Obligor to an Obligor for consideration in an amount not exceeding in aggregate the lower of (i) in respect of all Equity Interests issued after the U.S. Credit Agreement Signing Date, $1,000,000,000 (or its equivalent in another currency or currencies) and (ii) in respect of all Equity Interests issued after the U.S. Term Loan Effective Date, $700,000,000 (or its equivalent in another currency or currencies), in each case (not including any Equity Issuances pursuant to clause (g) of this definition) less the aggregate principal amount of loans made by Obligors to members of the Group that are not Obligors, after the date of the U.S. Credit Agreement or after the U.S. Term Loan Effective Date as applicable, pursuant to clause (b) of the definition of Permitted Loan (such aggregate amount outstanding to be reduced by the amount of any dividends or share capital redemptions received by any Obligor paid in respect of any shares issued by any non-Obligor pursuant to this clause (d)(vi));

(e)	the issue by the Company of its own Equity Interests (other than Disqualified Stock) or warrants, rights and/or options for such Equity Interests;

(f)	the issue of ordinary shares or perpetual preferred Equity Interests in connection with any Qualifying Business Disposal; or

(g)	the issue of Equity Interests by non-Obligors to Obligors to the extent required by applicable law or in respect of CGG Services SA, to the extent the chief financial officer of the Company confirms that he reasonably anticipates that such subscription for Equity Interests is required to maintain future compliance with legal requirements and provided that the issue of Equity Interests by CGG Services SA shall only be subscribed by the Company by way of capitalisation of shareholder loans made by the Company to CGG Services SA in compliance with the other provisions of this Agreement

“Permitted Transaction Leverage Test” means as of any date of determination, with respect to the Relevant Period then last ended, the requirement that the Total Leverage Ratio (calculated pro forma for the relevant transaction) shall not be greater than the relevant ratio (the “Relevant Ratio”) set out below:

Any Relevant Period expiring in the rolling 12 month period ending on	Relevant Ratio

March 31, 2016	4.00:1.00

June 30, 2016	4.00:1.00

September 30, 2016	3.75:1.00

December 31, 2016	3.75:1.00

March 31, 2017	3.75:1.00

June 30, 2017	3.75:1.00

September 30, 2017	3.50:1.00

December 31, 2017	3.50:1.00

March 31, 2018	3.25:1.00

June 30, 2018 and thereafter	3.25:1.00

provided that to the extent any Permitted Disposal or any Permitted Acquisition has occurred during the Relevant Period, the Total Leverage Ratio shall be determined for such Relevant Period on a pro forma basis for such occurrences;

“Phase 2 IBR Report” means the report relating to the second phase of the independent business review to be prepared by PricewaterhouseCoopers in respect of the Group covering the matters contemplated by the engagement letter to be entered into between the Company and PricewaterhouseCoopers in the form agreed between the Company and the Lenders in accordance with the Consent Response Letter.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) within the meaning of Section 3(2) of ERISA and subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and with respect to which any U.S. Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement (U.S.)” means the pledge and security agreement (U.S.), to be entered into on or before to the first Utilisation Date, between, amongst others, CGG Holding (U.S.) Inc., and Credit Suisse AG, Cayman Islands Branch for the benefit of the Finance Parties, in connection with the assets also pledged under the pledge and security agreement (U.S.) dated 18 July 2013 between, amongst others, CGG Holding (U.S.) Inc., and Credit Suisse AG, Cayman Islands Branch and entered into by the foregoing in connection with the U.S. Credit Agreement.

“Prior French Credit Agreement” means the credit agreement dated 5 February 2007, as amended and restated from time to time, between, among others, the Company, the lenders party thereto, Natixis as facility agent and Credit Suisse, AG, as collateral agent thereunder.

“Prior U.S. Credit Agreement” means the credit agreement dated 12 January 2007, as amended and restated on 15 July 2010, as further amended and restated on 15 December 2011, among CGG Holding (U.S.) Inc., the Company as parent, the lenders party thereto and Credit Suisse, AG, as administrative agent and collateral agent thereunder.

“Qualifying Acquisition” means an acquisition of any business or not less than 67% of the issued share capital of a limited liability company or corporation (or, as applicable in a jurisdiction outside the United States, an organisation having an equivalent status in such jurisdiction), it being understood that, for the purposes of an acquisition that is consummated pursuant to a public tender offer, such condition shall be deemed satisfied by the acquisition of not less than a majority of the issued share capital of such entity so long as such public tender offer is made for not less than 67% of the issued share capital of such entity that are capable of acquisition by way of a public tender offer; provided that:

(a)	no Default shall have occurred and be continuing;

(b)	the relevant company, business, undertaking, person, partnership or similar arrangement carries on, or is, a business:

(i)	substantially the same as that carried on by the Group or

(ii)	providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto); and

(c)	after giving effect to such acquisition, (i) the sum of (x) the amount of unused and available Revolving Credit Commitments plus (y) the unused and available commitments under the U.S. Credit Agreement shall not be less than $50,000,000 and (ii) the Permitted Transaction Leverage Test shall be satisfied.

“Qualifying Business Disposal” means a sale, demerger or other disposal of all or any portion of a business of the Group, including any reorganisation of such business (including by means of intra-Group transfers of assets and liabilities) as is required or advisable in connection with such sale, demerger or other disposal; provided that such sale, demerger or other disposal:

(a)	relates only to the assets of non-Obligors or shares issued by non-Obligors,

(b)	does not involve, in the aggregate with all other such sales, demergers and other disposals, a business or businesses (or any portion of such business or businesses) the EBITDA of which constituted greater than 25% of the Group’s consolidated EBITDA during the most recently ended Relevant Period, and

(c)	is made for fair market value.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Euro) two TARGET Days before the first day of that period; or

(b)	(if the currency is USD) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market; or

(b)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means:

•	in relation to EURIBOR, the principal office in France of BNP Paribas, Crédit Agricole Corporate and Investment Bank, and Natixis; and

•	in relation to LIBOR, the principal office in London of BNP Paribas, Crédit Agricole Corporate and Investment Bank, and Natixis,

or such other banks as may be appointed by the Agent in consultation with the Company.

“Referenced Financial Indebtedness” means any new secured indebtedness which is secured through the Shared Security only to be incurred under the U.S. Term Loan Credit Agreement.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Financial Indebtedness” has the meaning ascribed to it in Clause 8.7 (Mandatory Prepayment upon a Prepayment Event).

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to USD, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor, (a) its jurisdiction of incorporation, (b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated, (c) any jurisdiction where it conducts its business and (d) the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to such term in Clause 20.1 (Financial definitions).

“Repeating Representations” has the meaning given to such term in Clause 18.32 (Time when representations made).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	made or to be made to the Borrower for the purpose of refinancing that maturing Loan.

“Restricted Payments” has the meaning given to such term in Clause 21.18 (Dividends and Share Redemption).

“Second Extended Termination Date” means 15 July 2018.

“Screen Rate” means:

(a)	in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR 01 of the Thomson Reuters Screen (or any replacement Reuters page which displays that rate); and

(b)	in relation to LIBOR, the London interbank offer rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR 01 or LIBOR 02 of the Thomson Reuters screen (or any replacement Reuters page which displays that rate), or in each case on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Parties” means (for the purposes of the Transaction Security Documents, as may be necessary): (a) the Lenders from time to time under this Agreement, (b) the Agent, and (c) the Security Agent, and (d) the permitted successors and assigns of each of the foregoing.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” has the meaning given to the term “Revolving Credit Agreements Collateral Agent” in the Intercreditor Agreement and to the term “Collateral Agent” in each of the Intercreditor Agreement and the Supplemental Intercreditor Agreement, and as further referred to in Clause 25.20 (Security Agent).

“Sercel SA” means Sercel S.A., a French société anonyme with registration number 378 040 497 RCS Nantes.

“Share Pledge Agreements” means (i) each share pledge agreement, dated on or prior to the first Utilisation Date, between the applicable pledgor and the Security Agent in respect of the applicable Shares (including for the avoidance of doubt, each of (a) the Pledge and Security Agreement (U.S.), (b) the Holding Pledge Agreement (U.S.), (c) the Dutch Share Pledge (as such term is defined in the definition of “Dutch Security Agreements” above) and (d) the French Share Pledge) and (ii) each other share pledge agreement executed for the benefit of the Finance Parties and delivered in connection with the terms of this Agreement or any other Transaction Security Document including for the avoidance of doubt the Transaction Security Documents granted on the New Security Date and any Shared Security Date.

“Shared Security” means the granting of security interests to the lenders or any relevant collateral agent (in each case to the extent party to the Intercreditor Agreement) under any Referenced Financial Indebtedness over assets in respect of which Transaction Security has been or is to be granted (including for the avoidance of doubt the security granted on the New Security Date), taking into account Clause 21.27(j).

a “Shared Security Date” means any date in respect of which Referenced Financial Indebtedness is to be incurred and on which the Agent has received all of the relevant documents and other evidence listed in Part A or B of Part IV of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent in respect of such portion of the Referenced Financial Indebtedness.

“Shares” means all the issued shares owned by any Obligor in the capital of (i) each U.S. Subsidiary that is a Guarantor (ii) CGG Holding (U.S.) Inc., (iii) Sercel Holding S.A., (iv) CGG Services SA (v) Sercel S.A., (vi) CGG Services (UK) Ltd, (vii) CGG Data Services AG and (v) each direct U.S. Subsidiary of CGG Holding (U.S.) Inc. or any Guarantor (other than STX Corp., Geosensor Corp., GRC Singapore LLC, GRC Mexico LLC and GRC Dubai LLC); provided that, to the extent that the constitutional documents of or contractual arrangements relating to such subsidiary restrict or prohibit any transfer of its Equity Interests or the granting or enforcement of Transaction Security (as such constitutional documents or contractual arrangements are in effect on the date of this Agreement or, if later, the date on which such Equity Interests are acquired by the applicable Obligor or Obligors, so long as such restriction or prohibition was not created in contemplation of such acquisition), only such Equity Interests (if any) that may be pledged without violating such constitutional documents or such contractual arrangements will constitute “Shares”.

“Signing Date” means 31 July 2013.

“Special Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 80% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80% of the Total Commitments immediately prior to the reduction).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce.

“Supplemental Intercreditor Agreement” means the intercreditor agreement dated on or about the date of Amendment and Restatement Agreement No3 between, amongst others, the Company and the Lenders.

“Supplemented Consent Request Letter” means the consent request letter dated 7 December 2015 from the Company to the Agent as supplemented by the supplemental consent request letter dated 18 December 2015 from the Company to the Agent;

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“TEG Letter” means the letter(s) delivered under Clause 9.5 (Effective Global Rate (Taux Effectif Global)).

“Termination Date” means:

(a)	the Initial Termination Date; or

(b)	(with the prior written consent of each relevant Lender that consents to such extension in relation to its own portion of the Total Commitments in accordance with Clause 7.2 (Extension option)), the First Extended Termination Date or the Second Extended Termination Date, as applicable to the relevant Lender.

“Term Out Date” has the meaning given to that term in clause 7.3(d) (Term Out Option).

“Term Out Option” means the term out option contained in clause 7.3 (Term Out Option).

“Total Commitments” means the aggregate of the Total Commitments, being USD 325,000,000 at the Signing Date.

“Total Leverage Ratio” has the meaning given to such term in Clause 20.2(a) (Financial condition).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Obligors of the Finance Documents to which they are a party and the making of the borrowings hereunder; (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Prior French Credit Agreement and (c) the payment of related fees and expenses.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Agreement) or any other form agreed between the Agent and the Company.

“Transaction Security “ means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Document” means the Guarantee, the Pledge and Security Agreement (U.S.), the Share Pledge Agreements, the Dutch Security Agreements, the Intercreditor Agreement, the Supplemental Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing, this Agreement or pursuant to Schedule 2 (Conditions precedent), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents including for the avoidance of doubt the Transaction Security Documents entered into on the New Security Date and on any Shared Security Date.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Treasury Transaction” has the meaning given to such term in Clause 20.1 (Financial definitions).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Updated Group Structure Chart” means a structure chart of the Group attaching a list of all loans made between members of the Group, as provided as a condition precedent pursuant to Amendment and Restatement Agreement No3 and thereafter in accordance with Clause 19.2 (Compliance Certificate).

“U.S. Credit Agreement” means the USD 165,000,000 revolving credit agreement entered into on 15 July 2013 (and as may be amended, supplemented to and/or restated from time to time including on 5 September 2014, 26 June 2015 and on or about the date of the Amendment and Restatement Agreement N°2 and on or about the date of the Amendment and Restatement Agreement No3) between, amongst others, the Company as parent, CGG Holding (U.S.) Inc. as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent.

“U.S. Credit Agreement Signing Date” means 15 July 2013.

“U.S. Term Loan Credit Agreement” means the term loan credit agreement dated as of November 18, 2015 (and as may be amended, supplemented to and/or restated from time to time including on or about of the date of the Amendment and Restatement Agreement No3) between, amongst others, the Company as parent, CGG Holding (U.S.) Inc. as borrower, Jefferies Finance LLC as administrative agent Credit Suisse AG as collateral agent.

“U.S. Term Loan Effective Date” means 19 November 2015.

“U.S. Guarantor” means one of the entities identified as such in Part I of Schedule 1 (The Original Parties).

“U.S. Group Member” means any member of the Group that is incorporated, resident or with its principal place of business in the United States of America, any state thereof or the District of Columbia, or which owns or leases property or otherwise conducts business in the United States of America, any state thereof or the District of Columbia.

“U.S. Subsidiary” means any Subsidiary incorporated or organised under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for U.S. federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Valuer Approved List” means:

(a)	in relation to the valuation of vessels, EA Gibson Shipbrokers Ltd., Fearnley Offshore AS, J Gran&Co AS and R.S. Platon ASA;

(b)	in relation to the valuation of shares or businesses, (i) any bank which is a Lender or a lender under the U.S. Credit Agreement from time to time, (ii) any other bank(s) with the consent of the Majority Lenders or (iii) Duff and Phelps; and

(c)	in relation to any other asset, any valuer selected by the Majority Lenders among a list of three independent internationally recognised valuers proposed by the board of the Company.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Mandated Lead Arrangers”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(v)	“gross negligence” means “faute lourde”;

(vi)	a “guarantee” includes any “cautionnement”, “aval” any “garantie autonome” and any “lettre d’intention” within the meaning of article 2322 of the French Civil Code whose purpose is to financially support a third party and which creates legally binding payment obligations;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xii)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xiii)	“wilful misconduct” means “dol”;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xv)	unless a contrary indication appears, a time of day is a reference to Paris time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America, and “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

SECTION 2

THE FACILITIES

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate and working capital purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 8 (eight) or more Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, an amount which is an integral multiple of USD 1,000,000 and which is not less than a minimum of USD 5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is the Optional Currency, an amount which is an integral multiple of EUR 1,000,000 and which is not less than a minimum of EUR 5,000,000 or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 7.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in the Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and if different, the amount of that participation to be made available in accordance with Clause 28.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.6	Pro rata Utilisations

(a)	From and after the Amendment Effective Date, the Company agrees to use all reasonable endeavours to manage the utilisation of the Facility and of the facilities under the U.S. Credit Agreement so that the percentage of the Commitments which are outstanding as Loans does not exceed the percentage of commitments under the U.S. Credit Agreement which are then drawn and outstanding as loans; provided that the parties acknowledge that temporary (not to exceed one month) fluctuations as a result of prepayments may occur due to the management of Interest Periods in the ordinary course of business and other fluctuations may occur due to foreign exchange movements in connection with Loans under this Agreement drawn in Euro (provided, however, that any such fluctuations due to foreign exchange movements will be eliminated at the earlier to occur of the next Utilisation or voluntary prepayment of Loans).

(b)	No Utilisation shall be made hereunder unless, if required to comply with paragraph (a) above, a corresponding utilisation of loans under the U.S. Credit Agreement is made substantially concurrently such that, subject to the proviso in paragraph (a) above, the percentage of the Commitments which are outstanding as Loans does not exceed the percentage of Commitments under the U.S. Credit Agreement which are then drawn and outstanding as loans.

(c)	The Company agrees that it shall not voluntarily reduce any Commitments hereunder or any commitments under the U.S. Credit Agreement unless (x) the Commitments and the commitments under the U.S. Credit Agreement are each reduced on a pro rata basis and (y) after giving effect to any such reductions, subject to the proviso to paragraph (a) above, the percentage of the Commitments which are outstanding as Loans does not exceed the percentage of commitments under the U.S. Credit Agreement which are then drawn and outstanding as loans; provided that, for the avoidance of doubt, this sentence shall not apply to any extension of maturity of the Loans upon the occurrence of the Term Out Date or any reduction of commitments due to any rollover or refinancing of Loans or loans under the U.S. Credit Agreement or any reduction of Commitments as a result of repayments of Loans made on the Initial Termination Date or on the First Extended Termination Date.

(d)	The Company shall procure that the borrower under the U.S. Credit Agreement shall not repay in full (including all amounts which are not principal) the loans outstanding under the U.S. Credit Agreement on the Revolving Credit Maturity Date (as such term is defined in the U.S. Credit Agreement) or thereafter unless the Company repays in full (including all amounts which are not principal) the Loans outstanding on the Second Extended Termination Date at the same time. If the borrower under the U.S. Credit Agreement repays the loans under the U.S. Credit Agreement in part only on the Revolving Credit Maturity Date (as such term is defined in the U.S. Credit Agreement) or thereafter, the Company will repay the Loans at the same time on a pro rata basis (including in respect of all amounts which are not principal) such that each Lender and each lender under the U.S. Credit Agreement is paid the same percentage of all the payments due to it on (and from, as the case may be) the Revolving Credit Maturity Date (as such term is defined in the U.S. Credit Agreement) as regards the lenders under the U.S. Credit Agreement and on (and from, as the case may be) the Second Extended Termination Date as regards the Lenders.

(e)	Paragraphs (a) to (d) above are without prejudice to Clause 8.7 (Mandatory prepayment upon a Prepayment Event) and are subject to the requirement for minimum amounts referenced in Clauses 5.3 (Currency and amount), 8.3 (Voluntary Cancellation) and 8.4 (Voluntary Prepayment of Loans).

(f)	Paragraphs (a) to (c) above shall terminate if the Term Out Date has occurred and no Available Commitments remain outstanding.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Borrower shall select the currency of a Loan (in the case of an initial Utilisation) in a Utilisation Request.

6.2	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

(a)	The Borrower which has drawn a Loan shall repay that Loan (for the avoidance of doubt, in the currency in which it was drawn) on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Loans are to be made available to the Borrower:

(C)	on the same day that a maturing Loan is due to be repaid by the Borrower;

(D)	in the same currency as the maturing Loan; and

(E)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)	the proportion borne by each Lender’s participation in the Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(A)	the Borrower will only be required to make a payment under Clause 28.1(Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(B)	each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(A)	the relevant Borrower will not be required to make a payment under Clause 28.1 (Payments to the Agent); and

(B)	each Lender will be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

7.2	Extension option

The Finance Parties agree that each Lender may extend the Initial Termination Date to the relevant Extended Termination Date at the option of the Borrower if each of the following conditions are satisfied (or otherwise amended or waived with the consent of all the Lenders):

(a)	The Borrower requests such extension in writing to the Agent at least 45 days before (but no earlier than 90 days before) the first anniversary (for an extension up to the First Extended Termination Date) and/or pursuant to the Supplemented Consent Request Letter for an extension up to the First Extended Termination Date or the Second Extended Termination Date (as applicable) (in each case the “Option Test Date”);

(b)	No Default has occurred and is continuing on the relevant Option Test Date;

(c)	No Default would result from the extension of the relevant Termination Date;

(d)	The consent of each relevant Lender to the relevant extension has been obtained between the Option Test Date and the date falling 10 days prior to the relevant anniversary date (or such consent has been given pursuant to a Definitive Extension Consent).

(e)	For the avoidance of doubt, (i) all Loans made by Lenders who have not provided any consent to the extension request referred to at paragraph (a) above in respect of such Loans will be repaid on the relevant Termination Date applicable to each of them without taking into account such extension and their Commitments in respect of such Loans will also be cancelled in full on that date; (ii) in the case of any Lender who has consented to extending 50% of its Commitment to the First Termination Date in respect of the relevant extension request referred to at paragraph (a) above, an amount equal to 50% of its participation in each Loan will be paid on the Initial Termination Date and 50% of its Commitment will also be cancelled on that date; and (iii) accordingly the Lenders which have given their prior written consent (in whole or in part (as the case may be)) will continue to be Lenders after the relevant Termination Date.

The Agent shall promptly notify the Borrower and the Lenders whether or not the Lenders have agreed to the request.

7.3	Term out option

(a)	Lenders whose Commitments aggregate 25 per cent. or more of the Total Commitments may by notice (through the Agent to the other Lenders) request that the term out option (as further described below) (the “Term Out Option”) be exercised.

(b)	If all the Lenders vote in favour of a request to exercise the Term Out Option as contemplated by paragraph (a) above, the Agent shall by notice to the Company extend (on behalf of the Lenders) the maturity of all (and only all) of the Loans to the relevant Termination Date(s) applicable to the Commitments of each Lender. Any such notice may be notified by the Agent to the Company (the “Term Out Notice Period”):

(i)	at any time on or after 20 June 2016; and

(ii)	on not less than 5 Business Days’ notice prior to the Term Out Date.

(c)	The consent of the Company or any other member of the Group shall not be required to the exercise of the Term Out Option and the corresponding amendments to this Agreement.

(d)	The “Term Out Date” shall be the date falling after the expiry of the Term Out Notice Period which is the immediately following 30 June or 31 December (as the case may be).

(e)	With effect on and from the Term Out Date:

(i)	this Agreement shall be amended as set out in Schedule 18 (Term Out Option Amendments); and

(ii)	the Available Commitments shall be automatically cancelled.

(f)	Each Obligor confirms on the Amendment Effective Date:

(i)	its agreement to the implementation of the Term Out Option (including, without limitation, the amendments to this Agreement as set out in Schedule 18 (Term Out Option Amendments);

(ii)	that the representations and warranties set out in clauses 18.3 (Binding obligations), 18.4 (Non-conflict with other obligations), 18.5 (Power and Authority) and 18.6 (Validity and admissibility in evidence) are being made on the Amendment and Effective Date assuming the implementation of the Term Out Option and that no further authorisation (other than any authorisation which would be required as a result of a request from the Agent under paragraph (h) below) is required by it to allow such implementation; and

(iii)	that all its guarantee and indemnity obligations recorded in the Guarantee and/or in any other Finance Document will extend to include the Loans following the exercise of the Term Out Option and any other obligations arising under the Facility subject to any limits as specifically recorded in the Guarantee or elsewhere in the Finance Documents.

(g)	The Lenders hereby authorise and empower the Security Agent to execute any necessary amendments to the Transaction Security Documents to ensure that the Loans and all other obligations under the Finance Documents continue to benefit from the Transaction Security following the exercise of the Term Out Option.

(h)	The Agent shall have discretion (acting reasonably) to require the Parties to enter into such amendments or supplements to the Finance Documents and/or take such other action including the provision of such documents or other evidence (at the cost of the Company (including reasonable legal fees subject to any agreed cap but for the avoidance of doubt the agreement on such cap shall not be a condition to the occurrence of the Term Out Date)) as is reasonably required in order to facilitate the exercise of the Term Out Option pursuant to this Agreement (any of these actions or steps being a “Term Out Action”). The Agent and Security Agent are irrevocably authorised and instructed by each Finance Party to enter into such facilitating documentation on its behalf. For the avoidance of doubt, no Term Out Action shall be a condition to the occurrence of the Term Out Date but (a) if the Agent (acting reasonably) requests that a Term Out Action be taken on or prior to the Term Out Date, the Obligors shall make their best efforts to ensure that such Term Out Action is taken on or prior to the Term out Date and (b) without prejudice to the foregoing, the Obligors shall have 30 days to comply with each request made by the Agent under this Clause (h).

(i)	Each Lender confirms that the Agent has authority to execute on its behalf any amendment to or waiver of any term of the Finance Documents that is required to facilitate the exercise of the Term Out Option.

(j)	The Agent shall send a TEG Letter to the Borrower on or prior to the Term Out Date.

(k)	The Parties agree that the exercise of the Term Out Option shall not result in any novation whatsoever of any of the rights and obligations of parties under the Finance Documents and nothing in this Clause 7.3 shall be construed as indicating any intention of the parties to cause any novation whatsoever under the Finance Documents.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of Control and delisting of the Company

If either of (i) a Change of Control or (ii) any delisting of the Company occurs, then:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	Lenders shall not be obliged to fund any Utilisation;

(c)	the Total Commitments will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents will become automatically due and payable on the date falling 15 (fifteen) Business Days after the occurrence of such Change of Control or delisting of the Company, whereupon the Total Commitments will be cancelled.

8.3	Voluntary cancellation

The Company may, if it gives the Agent not less than 5 (five) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Voluntary Prepayment of Loans

The Borrower may, if it gives the Agent not less than 5 (five) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of USD 5,000,000).

8.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document; or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any amount payable to any Lender by an Obligor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Company (to the extent a Loan made to it is outstanding) shall repay that Lender’s participation in that Loan.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on 5 (five) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

8.6	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for the Borrower to perform any of its obligations to any Lender under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.7	Mandatory prepayment upon a Prepayment Event

Upon the occurrence of a Prepayment Event, the Loans shall be immediately prepaid in an amount equal to the Amount to be Prepaid and a corresponding amount of the Commitments will be immediately cancelled (and may not be reborrowed).

For the purposes of this clause 8.7:

“Amount to be Prepaid” means a sum equal to A x B where:

B+C

‘A’	is equal to the amount applied or to be applied in voluntary or mandatory prepayment of the Relevant Financial Indebtedness and/or the amount of cash collateral provided or to be provided to the creditors of the Relevant Financial Indebtedness under the relevant Prepayment Event;

‘B’	is equal to the Total Commitments as at the date of the relevant Prepayment Event;

‘C’	is equal to the principal amount outstanding and if there are undrawn commitments, aggregated with the amount of those commitments, under the U.S. Credit Agreement as at the date of the relevant Prepayment Event.

“Prepayment Event” means the date on which:

(a)	an amount (other than the equivalent of the Amount to be Prepaid under the U.S. Credit Agreement) is applied in mandatory or voluntary prepayment (in any manner whatsoever, including (without limitation) by way of redemption or cash payment made pursuant to an exchange offer) of Relevant Financial Indebtedness; or

(b)	the relevant borrower or issuer provides cash collateral to the creditors of Relevant Financial Indebtedness (in any manner whatsoever, including by providing cash collateral to a third party providing a guarantee to such creditors), in each case excluding the payment of the Disclosed Payments and any prepayment of Relevant Financial Indebtedness with the proceeds of any sale and lease back transaction entered into with the prior approval of the Majority Lenders.

“Relevant Financial Indebtedness” means Financial Indebtedness of the Group outstanding under the following:

(c)	the U.S. Credit Agreement;

(d)	the U.S. Term Loan Credit Agreement;

(e)	the Existing 2017 Bonds;

(f)	the Existing 2019 Convertible Bonds;

(g)	the Existing 2020 Bonds;

(h)	the Existing 2020 Convertible Bonds;

(i)	the Existing 2021 Bonds;

(j)	the Existing 2022 Bonds; and

(k)	the Nordic Facility Agreement.

8.8	Right of cancellation in relation to a Defaulting Lender

(a)	Subject to any applicable bankruptcy or insolvency law or regulation of any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any part of the Facility which is prepaid or repaid under this clause 8 may not be reborrowed other than in the case of any prepayment under clause 8.4 (Voluntary prepayment of Loans).

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

8.10	Application of Prepayments

Any prepayment of a Loan pursuant to Clause 8.2 (Change of Control and delisting of the Company), Clause 8.4 (Voluntary Prepayment of Loans) or Clause 8.7 (Mandatory prepayment upon a Prepayment Event) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	The higher of (i) zero and (ii) in relation to any Loan made in USD, LIBOR or in relation to any Loan made in EUR, EURIBOR.

9.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) on at a rate which, subject to paragraph (b) below, is 2 (two) per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 (two) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest shall accrue automatically as of right and without the need for further notification (mise en demeure) to the Borrower and is in addition, and without prejudice, to the other rights of the Finance Parties. Neither a demand by the Agent nor the payment by the Borrower of default interest shall be deemed to constitute the grant of an extension of the due date for the overdue amount or any waiver of the Finance Parties’ rights under the Finance Documents in relation to such overdue amount.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.5	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the Signing Date. However, the Borrower acknowledges that it has received from the Agent on the Signing Date a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter, together with other such letters that the Agent may provide to the Borrower from time to time to comply with the above provisions, form part of this Agreement.

9.6	Compounding

Any interest which is due and unpaid (including any default interest accrued pursuant to Clause 9.3 (Default Interest)) will be compounded on an annual basis in accordance with article 1154 of the French Civil Code and interest shall accrue on the amount so compounded in accordance with Clause 9.3 (Default Interest) but will remain immediately due and payable.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower (or the Company on behalf of the Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, the Borrower (or the Company) may select an Interest Period of one (1), 3 (three) or six (6) Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan) provided that any such other period shall not exceed twelve (12) Months.

(c)	An Interest Period for a Loan shall not extend beyond the applicable Termination Date.

(d)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption) if EURIBOR or, if applicable, LIBOR is to be determined (in accordance with the definition of each of these terms) by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Company.

(c)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 (thirty five) per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of forty (40) per cent. per annum of the applicable Margin in the Base Currency on that Lender’s Available Commitment under the Facility for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Coordination and Documentation Agent fee

The Company shall pay to the Coordinator a coordination fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Bookrunning fee

The Company shall pay to the Bookrunners a bookrunning fee in the amount and at the times agreed in a Fee Letter.

12.5	Arrangement and participation fee

The Company shall pay to the Lenders set out in the relevant fee letter an arrangement and participation fee in the amount and at the times agreed in a Fee Letter.

12.6	Utilisation fee

(a)	The Borrower must pay to the Agent for each Lender, a utilisation fee computed at the rate of:

(i)	0.25 per cent. per annum on the Base Currency Amount of the Loans outstanding for each day on which the aggregate Base Currency Amount of the Loans outstanding exceeds zero but is less than an amount equal to 33 1/3rd per cent. of the then Total Commitments;

(ii)	0.50 per cent. per annum on the Base Currency Amount of the Loans outstanding for each day on which the aggregate Base Currency Amount of the Loans outstanding equals or exceeds an amount equal to 33 1/3rd per cent. but is less than an amount equal to 66 2/3rd per cent. of the then Total Commitments; and

(iii)	0.75 per cent. per annum on the Base Currency Amount of the Loans outstanding for each day on which the aggregate Base Currency Amount of the Loans outstanding equals or exceeds an amount equal to 66 2/3rd per cent. of the then Total Commitments.

(b)	The utilisation fee is payable on the amount of each Lender’s share in the Loans.

(c)	The utilisation fee shall accrue from the Signing Date until the Termination Date

(d)	Any accrued utilisation fee is payable quarterly in arrears during the Availability Period and on the Termination Date. Any accrued utilisation fee is also payable to the Agent for a Lender on the date that its Commitment is cancelled and its share in the Loans prepaid or repaid in full.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(i)	fulfils the conditions imposed by French Law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on business in France through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(iii)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(iv)	fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on interest by France, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement with France (the “Treaty”), which makes provision for full exemption from Tax imposed by France on interest payments.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph 13.2 (d) (i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or

(C)	Relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor (except in relation to Tax penalties imposed on an Obligor exclusively as a result of a new Lender having indicated an incorrect status on the date it executes such Transfer Agreement), which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this paragraph (a) then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Agreement shall not be invalidated by any failure of a Lender to comply with this paragraph (a).

(b)	Such New Lender shall also specify, in the Transfer Agreement which it executes upon becoming a Party, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, a Transfer Agreement shall not be invalidated by any failure of a Lender to comply with this paragraph (b).

13.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	Value added tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph 13.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party or until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the implementation of, or application of, or compliance with, Basel III, (ii) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, after the Signing Date or (iii) and compliance with any other law or regulation made after the Signing Date.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)	In this Agreement “Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated;

(iii)	the Capital Requirements Regulation (EU) No 575/2013 dated 26 June 2013 and the Capital Requirements Directive 2013/36/EU dated 26 June 2013; and

(iv)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company.

15.3	Indemnity to the Agent

(a)	The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs) or in any amount payable under a Finance Document by an Obligor established in France becoming not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction and IBR expenses

The Company shall promptly on demand pay the Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including, in respect of paragraphs (a) and (b) only, legal fees subject to an agreed cap) reasonably incurred by any of them in connection with:

(a)	the negotiation, preparation, printing, and execution of this Agreement and any other documents referred to in this Agreement;

(b)	the negotiation, preparation, printing, and execution of any other Finance Documents executed after the Signing Date; and

(c)	any independent business review report referred to in clause 19.9 (New IBR).

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

18.1	General

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.2	Status

(a)	It is a limited liability corporation or an organisation having equivalent status (or, with respect to a Guarantor incorporated in the Netherlands, a besloten vennootschap met beperkte aansprakelijkheid), duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation.

(b)	Each of its Subsidiaries is a limited liability corporation or an organisation having equivalent status (or, with respect to a Guarantor incorporated in the Netherlands, a besloten vennootschap met beperkte aansprakelijkheid), duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation (except any Subsidiary which (i) is a special purpose vehicle that is not legally held directly or indirectly by the Company or its Subsidiaries but which would be consolidated with the Company or its Subsidiaries for IFRS purposes, and (ii) is established for the purposes of the acquisition of streamers and/ or other marine equipment, or (iii) is established to implement the Canadian Reorganisation, each of which may instead be an unlimited liability corporation).

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not :

(a)	conflict with:

(i)	any law or regulation applicable to it;

(ii)	the constitutional documents of any member of the Group; or

(iii)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, or

(b)	give rise to any Security other than the Transaction Security or any other type of Permitted Security.

18.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	subject to the Legal Reservations, to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, except where a failure to do so or to be so could not reasonably expected to have a Material Adverse Effect.

18.7	Governing law and enforcement

Subject to Legal Reservations:

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its (as the case may be) Relevant Jurisdictions.

18.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, threatened in relation to a member of the Group; and none of the circumstances described in 22.6 (Insolvency) applies to a member of the Group.

18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Security Document which is referred to in any Legal Opinion (i) which will be made or paid promptly after the date of the relevant Finance Document or (ii) which are not taken by the Finance Parties (where such actions are to be taken voluntarily by the Finance Parties).

18.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment of interest it may make under any Finance Document to a Lender which is a Qualifying Lender.

18.11	No default

(a)	No Event of Default (and on the Signing Date and the first Utilisation Date only, no Default) is continuing, or (as applicable) is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.12	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its unaudited Original Financial Statements fairly represent its financial condition and results of operations for the relevant financial quarter.

(c)	Its audited Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

(d)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group) since the date of the Original Financial Statements.

(e)	Its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)	As at each Quarter Date, there has been no Material Adverse Effect since the date of the immediately preceding Quarter Date.

(g)	The Budget and any forecasts provided under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

18.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

18.14	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

18.15	Environmental laws

(a)	Each member of the Group is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

18.16	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of USD 100,000,000 (or its equivalent in any other currency) or more.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a provision has been made by any member of the Group of USD 100,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

18.17	Anti-corruption laws

Each member of the Group (other than the Fugro Acquired Businesses) has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and, to the knowledge of the Company each of the Fugro Acquired Businesses has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

18.19	Ranking

The Transaction Security (in each case unless otherwise permitted under this Agreement) and subject to the Intercreditor Agreement:

(a)	has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents; and

(b)	is not subject to any prior ranking or pari passu ranking Security, for the avoidance of doubt taking into account the first-ranking security granted in connection with the U.S. Credit Agreement before the Signing Date.

18.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted except where failure to do so could not be reasonably expected to have a Material Adverse Effect.

18.21	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

18.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security other than as set out in Schedule 16 (Restrictions on Share Transfer).

18.23	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which would be reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

18.24	Group Structure Chart

(a)	The Group Structure Chart provided as a condition precedent to this Agreement is a complete and accurate representation of the structure of the Group as at Signing Date, and (unless updated at a later date) remains a complete and accurate representation of the structure of the Group on the first day of each Interest Period until the provision of the Updated Group Structure Chart.

(b)	The Updated Group Structure Chart is a complete and accurate representation of the structure of the Group and attaches a complete and accurate list of loans made between members of the Group.

(c)	No member of the Group owns any capital stock, participation or interest in any person in respect of which such member of the Group’s liability is not limited to the amount contributed by such member of the Group in accordance with such capital stock, participation or interest except (i) as shown in the Group Structure Chart (as may be updated pursuant to paragraph (a) above) or from the date it is provided, as shown in the Updated Group Structure Chart (as may be updated pursuant to paragraph (b) above), (ii) as permitted by this Agreement and (iii) except any Subsidiary which is a special purpose vehicle that is not legally held directly or indirectly by the Company or its Subsidiaries but which would be consolidated with the Company or its Subsidiaries for IFRS purposes, and is established for the purposes of the acquisition of streamers and/or other marine equipment.

18.25	Obligors

The Company and each of the Guarantors as set forth in Part I of Schedule 1 (The Original Parties) is or will be an Obligor on the first Utilisation Date.

18.26	Accounting Reference Date

The Accounting Reference Date of each Obligor and Material Subsidiary is 31 December in each calendar year.

18.27	Centre of main interests

For the purposes of The Council of the European Union Regulation No. 1346/2000, dated 29 May 2000, on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of the Company and of each Subsidiary to which the Regulation applies is situated in its original country of incorporation and, in relation to the Borrower only, it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

18.28	Works council

As of the Signing Date, no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Obligors incorporated under Dutch law nor does an obligation exist for any of these Obligors to establish a works council pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden).

18.29	Information provided

All factual information in connection with the Transactions provided by or on behalf of any member of the Group to any of the Finance Parties prior to the Signing Date was accurate as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

18.30	ERISA

Each U.S. Group Member and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any U.S. Group Member or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715-Compensation-Retirement Benefits) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount in excess of $20,000,000, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715-Compensation-Retirement Benefits) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount in excess of $20,000,000.

18.31	Sanctions; FCPA.

(a)	Except as set out in on Schedule 20 (Sanctions), no member of the Group nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of any member of the Group is a person with whom transactions are currently prohibited under any sanctions applicable to them which are administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the European Union (“EU”), the United Nations (“UN”), HM Treasury and the Foreign and Commonwealth Office of the United Kingdom (“UKHMT”), the State Secretariat for Economic Affairs (“SECO”) of Switzerland or the Swiss Directorate of International Law, the Republic of France and/or any other body notified in writing by the Agent (acting on the reasonable request of any Lender) to the Company from time to time (an “Additional Sanctions Body”); provided that this representation shall not incorporate any Additional Sanctions Body until the Company shall have confirmed in writing after a reasonable timeframe that the Company has conducted its analysis and due diligence necessary to make such representation with respect to such Additional Sanctions Body. The Company agrees that it will not directly or indirectly use the proceeds of the Loans for, or otherwise make available such proceeds to, business activities that: (i) are related to (A) Cuba, Sudan, South Sudan, Iran, Myanmar (Burma), Syria, Crimea (Ukraine) or North Korea or (B) any other countries that are subject to economic and/or trade sanctions as notified in writing by the Agent (acting on the reasonable request of any Lender) to the Company from time to time (an “Additional Sanctions Country”); provided that this provision shall only apply to business activities related to an Additional Sanctions Country following receipt by the Company of notice from the Agent of such Additional Sanctions Country; (ii) are subject to sanctions, restrictions or embargoes imposed by OFAC, the EU, the UN, UKHMT, the SECO of Switzerland or the Swiss Directorate of International Law and/or an Additional Sanctions Body; provided that this provision shall only apply to business activities related to an Additional Sanctions Body following receipt by the Company of notice from the Agent of such Additional Sanctions Country; or (iii) involve persons or entities subject to any such sanctions or named on any sanctions lists issued by any of the aforementioned bodies in clause (ii) above (each such person or entity being a “Restricted Party”).

(b)

Except as set out in Schedule 20 (Sanctions), no member of the Group or any director, officer, employee of any of the foregoing, nor, to the knowledge of the Company, any agent or other person associated with, in each case insofar as they are acting on behalf of, any member of the Group has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any applicable provision of the FCPA or OFAC or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

18.32	Times when representations made

(a)	All the representations and warranties in this Clause 18 (Representations) are made by each Original Obligor on the Signing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period and on the Amendment Effective Date (except that those contained in 19.1 (Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	[intentionally omitted]

(d)	All the representations and warranties in this Clause 18 (Representations) except Clause 18.24 (Group Structure Chart), Clause 18.29 (Information provided) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(e)	Subject to paragraph (f) below, each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(f)	The representations and warranties in Clause 18.24(b) and (c) (Group Structure Chart) which are deemed to be made as Repeating Representations are deemed to be made by reference to the facts and circumstances existing as at the date on which the latest Updated Group Structure Chart was provided to the Agent pursuant to Clause 19.2 (Compliance Certificate).

For the purposes of this Clause, “Repeating Representations” means all representations and warranties set out above except 18.9 (No filing or stamp taxes), 18.10 (Deduction of Tax), 18.15 (Environmental laws) and 18.25 (Obligors).

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders or by electronic means:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years its audited consolidated financial statements for that Financial Year; and

(b)	as soon as the same become available, but in any event within 60 days of the first and third quarter of each end of its Financial Years (and within 75 days after the end of the second and fourth Financial Quarters) its unaudited consolidated financial statements for that Financial Quarter;

19.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate (i) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) setting out (in reasonable detail) computations as to (x) compliance with Clause 20 (Financial covenants) and (y) the Available Amount (as defined in each of this Agreement, the U.S. Credit Agreement and the U.S. Term Loan Credit Agreement, as at the Amendment Effective Date) as at the date as at which those financial statements were drawn up and any uses of each such Available Amount during such period (and, in the event that any Permitted Acquisition, Permitted Loan, Permitted Investment or Restricted Payment for which any such Available Amount could have been used but for the existence of a basket has occurred during such period, the usage and remaining amount of such basket); (iii) in the case of a Compliance Certificate delivered with the financial statements required by to paragraph (a) of Clause 19.1 (Financial statements) (A) the Company’s calculation of Excess Cash Flow for the Financial Year then ended, (B) the Company’s calculation of the aggregate net book value of the Transaction Security as of the last day of the Financial Year then ended, (C) the Available Amount Not Otherwise Applied (as defined in each of this Agreement, the U.S. Credit Agreement and the U.S. Term Loan Credit Agreement (in the case of the U.S. Credit Agreement and the U.S. Term Loan Credit Agreement, as at the Amendment Effective Date)) at the date as at which those financial statements were drawn up, (D) details of any reclassification of Financial Indebtedness between clauses of the definition of Permitted Financial Indebtedness and (E) the list of Material Subsidiaries as of the last day of the Financial Year then ended; and (iv) in the case of a Compliance Certificate delivered with the financial statements required by paragraph (b) of Clause 19.1 (Financial statements), attaching the Updated Structure Chart updated as at the last day of the relevant Financial Quarter.

(b)	Each Compliance Certificate shall be signed by two authorised officers of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements), shall be reported on by the Company’s auditors in the form agreed by the Company and all the Lenders before the Signing Date.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by an authorised officer of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements of the Company delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Budget

(a)	The Company shall supply to the Agent in sufficient copies (or by electronic means) for all the Lenders, as soon as the same become available but in any event within 90 days after the start of each of its Financial Years, an annual budget for that financial year in accordance with the requirements below (the “Budget”).

(b)	The Company shall ensure that each Budget includes a projected consolidated balance sheet and related statements of projected operations and cash flow as at the end of and for such financial year and the assumptions made for the purpose of preparing the Budget;

19.5	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur within a reasonably short amount of time after making such request, at least two authorised officers of the Company (one of whom shall be the Chief Financial Officer or Deputy Chief Financial Officer of the Company) must give a presentation to the Finance Parties about (a) the on-going business and financial performance of the Group and (b) any other matter which a Finance Party may reasonably request relating to any such suspected Default.

19.6	Information: miscellaneous

The Company shall supply (or otherwise make available) to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally (including for the avoidance of doubt any bondholders) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which is reasonably likely to have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement or any Finance Document, any changes to senior management of the Company and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation) as any Finance Party (through the Agent) may reasonably request, except to the extent legally prohibited and provided that the Company shall not be obliged to supply to the Agent (or to any Lender) copies of any Auditors’ letter or other communications to the board of directors or management of the Group;

(d)	promptly, a copy of the up to date documentation in relation to any Relevant Financial Indebtedness; and

(e)	promptly following their incorporation or, as the case may be, conversion, notification of the identity any Canadian companies involved in the Canadian Reorganisation which have unlimited liability.

19.7	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.8	Phase 2 IBR Report

The Company shall supply or procure the supply to the Agent in sufficient copies for all the Recipient Lenders or by electronic means the Phase 2 IBR Report as soon as the same becomes available but in any event by no later than 31 March 2016. For the avoidance of doubt, the content of the Phase 2 IBR Report shall not be required to be satisfactory to the Lenders. Notwithstanding any other term of this agreement no Event of Default shall occur, or be deemed to occur if the failure to supply the Phase 2 IBR Report arises solely as a result of the fault of PricewaterhouseCoopers, the Company having provided information and access to management in accordance with and by the deadlines required by the engagement letter in respect of the Phase 2 IBR Report.

For the purpose of this clause 19.8, “Recipient Lender” means a Lender that has signed such documentation as necessary under the engagement letter PricewaterhouseCoopers entitling such Lender to receive a copy of the Phase 2 IBR Report.

19.9	New IBR

If required by the Agent (acting on the instructions of the Majority Lenders) following the occurrence of a Major Event of Default, the Company shall supply to the Agent in sufficient copies for all the Lenders or by electronic means a further independent business review report prepared by a report provider appointed by the Majority Lenders and on the basis of such scope of work and within such time period in each case as required by the Agent and agreed with such report provider and the Company shall provide all information and cooperation required by that report provider (acting reasonably) in order to prepare that report.

19.10	Additional Financial Information

(a)	Subject to paragraph (d) below, the Company shall supply to the Agent in sufficient copies for all the Lenders or by electronic means:

(i)	as soon as the same become available, but in any event with each set of financial statements delivered by the Company pursuant to Clause 19.1(b) (Financial statements) on or after the Amendment Effective Date, the financial reporting pack provided to its board of directors or if it is more comprehensive, the financial reporting pack provided to its audit and/or strategic committee;

(ii)	at the same time as the information in paragraph (i) above is provided, an update on: (A) progress in disposing of the assets referred to in Schedule 17 (Business Plan Disposals), (B) the status of the vessels and related costs, (C) other material costs incurred or to be incurred in connection with the restructuring of the Group, (D) key transformation steps and the timetable to achieve those steps, (E) the mark to market of the Hedging Agreements of the Group as at the last day of the Relevant Period, (F) such other information (if any) which is provided at the same time under the U.S. Credit Agreement and (G) a report showing the cash balance as of the date of such financial statements of each member of the Group and of the Group as a whole on a geographical basis.

(b)	Subject to paragraph (d) below, the Company shall procure that the financial information delivered pursuant to paragraph (a)(i) above shall be prepared on a basis consistent with the sample reporting delivered by the Company to the Lenders on the date of the Consent Response Letter provided that the Company may redact from that financial information any comments which are answers to specific requests from its board of directors (or as the case may be, from its relevant committee) or which relate to matters and projects being discussed by its board of directors (or as the case may be, its relevant committee);

(c)	Subject to paragraph (d) below, the Company shall:

(i)	supply to the Agent in sufficient copies for all the Lenders or by electronic means with each set of financial statements delivered by the Company pursuant to Clause 19.1(b) (Financial statements) copies of all reports and notices sent and received by the Company (since the date the last such financial information was delivered) under clauses 21.1(a)(ii) and 21.1(c) (Financial statements) and clause 21.2 (Compliance Certificate) of the Nordic Facility Agreement;

(ii)	notify the Agent of any Default or any Shortfall Notice (in each case as defined in the Nordic Facility Agreement) immediately upon its occurrence or receipt (as the case may be);

(iii)	at the same time as it provides such information to the Administrative Agent (as defined in the Nordic Facility Agreement), provide to the Agent in sufficient copies for all the Lenders or by electronic means, any information that it delivers to the Administrative Agent under clauses 21.8(a) or (c) (Information: Vessels), clause 21.9 (Notification: Certain events related to the Vessels) and/or clause 24.4 (Valuation of Vessels) in each case of the Nordic Facility Agreement;

(iv)	at the same time as it is determined at any time for the purposes of the Nordic Facility Agreement, provide to the Agent in sufficient copies for all the Lenders or by electronic means details of the Fair Market Value of any Vessel (in each case as defined in the Nordic Facility Agreement);

(v)	as soon as practicable provide to the Agent in sufficient copies for all the Lenders or by electronic means, copies of all other notices and information sent and received in connection with any notice, information or report referred to in paragraphs (c)(i) to (iv) (inclusive) above and all related material correspondence.

(d)	This clause 19.10 shall cease to apply (but without prejudice to clause 19.6 (Information: miscellaneous) if the Total Leverage Ratio for any Relevant Period is equal to or less than 3.50:1 and for so long as it remains equal to or less than 3.50:1 for any Relevant Period. Accordingly, this clause 19.10 shall reapply if the Total Leverage Ratio is greater than 3.50:1 for any Relevant Period or it is not possible to test the Total Leverage Ratio in accordance with clause 20.2(a) (Financial condition) as a result of failure to deliver a Compliance Certificate in accordance with clause 19.2 (Compliance Certificate).

19.11	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.12	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Agreement:

“Capital Expenditures” means investments made in multi-client surveys as such item appears in the consolidated accounts “Document de Référence” plus purchase of tangible and intangibles or property, plant and equipment as the case may be plus equipment acquired under capital lease (other than charters of seismic vessels), but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS, and the amount of such obligations shall be the capitalised amount thereof determined in accordance with IFRS.

“Cash” means, at any time, cash at banks (including short-term deposits) denominated in any currency and credited to an account in the name of one or more members of the Group with a bank and to which such member or members of the Group are alone beneficially entitled and provided that (a) such cash is repayable on demand with or without penalty (except where cash is repayable with a penalty, such penalty shall be taken into account in determining the amount of such cash), (b) repayment of such cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition and (c) such cash is freely transferable to an Obligor.

“EBITDA” means operating income (loss) of the Group, when relevant determined on a consolidated basis in accordance with IFRS, excluding non-recurring revenues (expenses) plus depreciation, amortization, share-based compensation cost and dividends received from companies accounted for by the Company under the equity method. Share-based compensation includes both stock options and shares issued under the Group’s performance share allocation plans.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of twelve months ending on the last day of the Company’s Financial Year and each period of twelve months ending on each Quarter Date.

“Total Interest Costs” means, with respect to any person for any period, the sum, without duplication, of the following: (a) the consolidated interest expense of such person and its subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Treasury Transactions in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than any non-cash interest expenses related to convertible bonds) and (b) the consolidated interest expense of such person and its restricted Subsidiaries that was capitalised during such period.

“Total Net Debt” means, at any time (without double counting), the aggregate principal amount of indebtedness, after deducting Cash of the Company, in respect of (a) moneys borrowed in respect of bank debt (including, for the avoidance of doubt, the U.S. Credit Agreement, the U.S. Term Loan Credit Agreement and this Agreement); (b) all amounts outstanding under any Finance Document; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) any amount raised pursuant to any issue of Disqualified Stock and all obligations to purchase, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital; (e) the amount of any liability in respect of any Capital Lease Obligations; (f) the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance; (g) receivables sold or discounted (other than on a non-recourse basis); (h) any agreement or option to re-acquire an asset if the primary reason for entering into such agreement or option is to raise finance and (i) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, except for financing by trade creditors; provided that any indebtedness for or in respect of any Permitted Guarantee shall not be included in the calculation of “Total Net Debt” hereunder to the extent such indebtedness is not due and payable.

“Treasury Transaction” means any derivative transaction entered into pursuant to a Hedging Agreement in connection with protection against or benefit from fluctuation in any rate or price.

20.2	Financial condition

The Company shall ensure that the financial condition of the Group shall be such that for each Relevant Period:

(a)	the ratio of consolidated Total Net Debt to consolidated EBITDA (the “Total Leverage Ratio ”) shall not be greater that the relevant ratios set out below:

Any Relevant Period expiring in the rolling 12 month period ending on	Total Leverage Ratio
September 30, 2014	3.75:1.00

December 31, 2014	3.75:1.00

March 31, 2015	3.75:1.00

June 30, 2015	4.00:1.00

September 30, 2015	4.00:1.00

December 31, 2015	Not applicable

March 31, 2016	5.00:1.00

June 30, 2016	5.00:1.00

September 30, 2016	5.00:1.00

December 31, 2016	5.00:1.00

March 31, 2017	4.75:1.00

June 30, 2017	4.25:1.00

September 30, 2017	4.00:1.00

December 31, 2017	3.50:1.00

March 31, 2018	3.25:1.00

June 30, 2018 and thereafter	3.00:1.00

provided that to the extent any Permitted Disposal or any Permitted Acquisition has occurred during the Relevant Period, the Total Leverage Ratio shall be determined for such Relevant Period on a pro forma basis for such occurrences;

(b)	the ratio of consolidated EBITDA to Total Interest Costs (the “Interest Cover Ratio”) shall be above 3:00 to 1:00.

(c)	the aggregate amount of Cash, Cash Equivalent Investments and the amount under committed credit facilities which is available to be drawn by members of the Group without condition on the relevant Quarter Date (or if any such drawing is subject to conditions, such conditions are capable of being satisfied on the relevant Quarter Date) must be greater than $175,000,000 (or its equivalent in other currencies) as at each Quarter Date.

(d)	The financial covenants set out in this Clause 20 (Financial covenants) shall be tested only by reference to, and as at the date of, each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

20.3	IFRS Changes

To the extent any change in IFRS occurs after the Signing Date, all terms of an accounting or financial nature shall be construed in accordance with IFRS as in effect from time to time, provided that if:

(a)	the Company notifies that Agent that it wishes to amend any financial covenant in this Clause 20 (Financial covenants) or any related definition to eliminate the effect of any change in IFRS occurring after the Signing Date on the operation of such covenant; or

(b)	if the Agent notifies that the Majority Lenders wish to amend this Clause 20 (Financial covenants) or any related definition for the same purpose,

(each an “IFRS Notification”)

then:

(a)	the Company and the Lenders will immediately start negotiations in good faith in order to determine changes necessary or desirable to deal with the matters contemplated under such IFRS Notification; and

(b)	the Company’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective, until either such IFRS Notification is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.4	Environmental claims

Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

21.5	Anti-corruption law

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.6	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 19.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

21.7	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Merger.

21.8	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Group taken as a whole from that carried on by Group except to the extent of a Qualifying Business Disposal.

21.9	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities (other than to the extent permitted by this Agreement) or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition

(ii)	a Permitted Merger; or

(iii)	a Permitted Investment.

21.10	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

Restrictions on dealing with assets and Security

21.11	Preservation of assets

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.12	Pari passu ranking

Subject to the terms of the Intercreditor Agreement, each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu in right of payment with the claims of all its other present and future senior indebtedness, except for indebtedness mandatorily preferred by laws of general application to companies.

21.13	Negative pledge

In this Clause, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	[intentionally omitted]

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security, provided that in respect of each incurrence of Referenced Financial Indebtedness, corresponding Shared Security may not be granted prior to the relevant Shared Security Date.

(d)	Notwithstanding any other provision, permission or authorisation to the contrary in any Finance Document (and this clause shall prevail over any other provision in any Finance Document which is as at the Amendment Effective Date “notwithstanding to the contrary” with respect to any other provision of any Finance Document), no Obligor shall (and the Company shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its assets (in a single transaction or series of related transactions completed during the same year) (a “disposal”)) on terms whereby they are or may be leased to an Obligor or any other member of the Group (i) pursuant to a lease which is not a lease constituting Financial Indebtedness unless the consideration receivable for such disposal does not exceed $5,000,000 (or its equivalent in another currency or currencies) or (ii) pursuant to a lease which is a capital or finance lease or purchase money, in each case constituting Financial Indebtedness, unless the subject of such disposal is not a vessel.

21.14	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Share Issue.

21.15	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 21.15:

(i)	intra-Group loans permitted under Clause 21.16 (Loans or credit); and

(ii)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent.

Restrictions on movement of cash - cash out

21.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan.

21.17	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Subject to paragraph (c) below, paragraph (a) does not apply to a guarantee which is a Permitted Guarantee, provided that guarantees to be provided in respect of any relevant Referenced Financial Indebtedness incurrence may only be provided subject to the occurrence of the relevant Shared Security Date.

(c)	The Company shall not permit any member of the Group that is not an Obligor to guarantee any obligations under the U.S. Credit Agreement or the U.S. Term Loan Credit Agreement unless:

(i)	such member of the Group becomes an Obligor substantially concurrently with the incurrence of such guarantees;

(ii)	such member of the Group gives a guarantee in favour of the Secured Parties; and

(iii)	such guarantee is in an amount which is at least in the same amount (having taken into account all applicable guarantee limitations in respect thereof and that the amount guaranteed will be pro rata to the principal amount of all such obligations so guaranteed) as the relevant guarantee(s) of obligations under the U.S. Credit Agreement or the U.S. Term Loan Credit Agreement.

(d)	Paragraph (c)(iii) shall not apply:

(i)	if the Company provides to the Agent, prior to the entering into such guarantees, a certificate signed by its directeur général délégué confirming that the member of the Group entering into such guarantees is doing so (1) because it is contractually required to do so pursuant to a contract permitted under this Agreement or (2) for the sole purposes of becoming an “Obligor” and benefiting from the “Obligor” provisions in this Agreement, the U.S. Credit Agreement or the U.S. Term Loan Credit Agreement; or

(ii)	to the extent that the Lenders and the lenders under the U.S. Credit Agreement and under the U.S. Term Loan Credit Agreement (or, in each case, their duly authorized representatives) are party to, or otherwise bound by, an enforceable agreement whereby the proceeds of any guarantee granted by members of the Group in favour of the Lenders and the lenders under the U.S. Credit Agreement and under the U.S. Term Loan Credit Agreement are applied to the Obligations and the obligations under the U.S. Credit Agreement and under U.S. Term Loan Credit Agreement in the same way as the proceeds of Collateral under the Intercreditor Agreement are applied.

21.18	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Company shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower holding more than 10% of the shares in the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

(any of the transactions described in paragraphs (i) to (iv) above, a “Restricted Payment”).

(b)	Paragraph (a) above does not apply to:

(i)	any dividend or share redemption constituting a Permitted Share Issue,

(ii)	(x) any Subsidiary may pay dividends or return capital to the Company or any wholly owned subsidiary of the Company, and (y) any non-wholly owned Subsidiary of the Company may pay cash dividends to its shareholders generally so long as the Company or its respective Subsidiary which owns the ownership interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holding of the ownership interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of ownership interests of such Subsidiary),

(iii)	the Company may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of the Company’s common or perpetual preferred Equity Interests

(iv)	so long as no Event of Default then exists or would result therefrom, the Company may repurchase its common or perpetual preferred Equity Interests (and/or options or warrants in respect thereof) pursuant to, and in accordance with the terms of, (x) any employment agreement, plan or arrangement of a type described in Section 6.09(b)(iii) of the U.S. Credit Agreement; provided that the aggregate amount of cash paid in respect of all such repurchases in any calendar year pursuant to this subclause (x) does not exceed $75,000,000 and (y) the liquidity contract between the Company and Société Rothschild & Cie Banque dated November 1, 2005, and any similar liquidity contract entered into after the Signing Date; provided that the net obligations of the Company pursuant to this clause (y) does not exceed $50,000,000 at any time;

(v)	the Company may issue and exchange shares of any class or series of its common or perpetual preferred Equity Interests now or hereafter outstanding for shares of any other class or series of its common or perpetual preferred Equity Interests now or hereafter outstanding;

(vi)	the Company may, in connection with any reclassification of its common or perpetual preferred Equity Interests and any exchange permitted by clause (v) above, pay cash in de minimis amounts per share in lieu of issuing fractional shares of any class or series of its common or perpetual preferred Equity Interests;

(vii)	[intentionally omitted]; and

(viii)	so long as no Event of Default then exists or would result therefrom, the Company and the Subsidiaries may make other Restricted Payments in cash or in kind (I) other than as provided in subclause (II) below, in an aggregate amount less than or equal to the lower of (A) when aggregated with all other such Restricted Payments made after the U.S. Credit Agreement Signing Date, $500,000,000 and (B) when aggregated with all other such Restricted Payments made after the U.S. Term Loan Effective Date, $150,000,000, and (II) from and after the time at which the maximum amount of Restricted Payments permitted by clause (I) above have been made, so long as after giving effect to such Restricted Payment and any financing therefor (A) the Permitted Transaction Leverage Test would be satisfied, (B) the Group would have cash on hand in an aggregate amount of not less than $100,000,000 and (C) the sum of (1) the amount of unused and available Commitments plus (2) the amount of unused and available commitments under the U.S. Credit Agreement shall not be less than $50,000,000; provided that any amounts in excess of $150,000,000 used pursuant to this subclause (II) must be in an amount less than or equal to the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilise amounts available, if any, under both subclause (I) and subclause (II) of this clause (viii)).

Restrictions on movement of cash - cash in

21.19	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness, provided that the incurrence of any Referenced Financial Indebtedness will be permitted under this Agreement subject to the occurrence of the relevant Shared Security Date.

21.20	Share capital

No Obligor shall (and the Company shall ensure that no other member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

Miscellaneous

21.21	Insurance

(a)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

21.22	Pensions

(a)	The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are fully funded in accordance with the governing provisions of the scheme and as may be required by applicable laws with any shortfall advised by actuaries of recognized standing being rectified in accordance with those governing provisions and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

(b)	The Company shall promptly notify the Agent of any material change in the rate of contributions paid, recommended to be paid (whether by the scheme actuary or otherwise) or required to be paid (by law or otherwise) to any pension schemes mentioned in (a) above.

(c)	Each U.S. Group Member and its ERISA Affiliates shall comply in all material respects with the applicable provisions of ERISA and the Code and shall furnish to the Agent as soon as possible after, and in any event within ten days after, any Responsible Officer of any U.S. Group Member or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of any U.S. Group Member or any ERISA Affiliate in an aggregate amount exceeding $20,000,000, a statement of a Financial Officer of the Company setting forth details as to such ERISA Event and the action, if any, that the Company proposes to take with respect thereto.

21.23	Access

If a Default is continuing or the Agent reasonably suspects a Default is continuing or may occur, each Obligor shall, and the Company shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management.

21.24	Intellectual Property

Each Obligor shall (and the Company shall procure that each other member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes to the extent that the Borrower determines in its reasonable commercial judgment that such registration is necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property; and

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property.

21.25	Financial assistance

Each Obligor shall (and the Company shall procure that each other member of the Group will) comply in all respects with sections 678 or 679 of the United Kingdom Companies Act 2006,

with article L.225-216 of the French Code de commerce, and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

21.26	Prohibition on Debt Purchase Transactions by the Group

The Company shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

21.27	Further assurance

(a)	Each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent and/or as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Lenders, the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor constituting Collateral located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents (provided that no additional security shall be required over Collateral covered by the Dutch Security Agreements); and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security (it being understood that it is the intent of the parties that the Obligations shall be secured by (x) substantially all the personal property of the CGG Holding (U.S.) Inc. and the other Obligors that are U.S. Subsidiaries provided that a security interest with respect to which may be perfected by UCC filing and (y) certain other assets reasonably agreed between the Security Agent and the Company from time to time, including, to the extent not covered by the foregoing, the Shares (but excluding, in each case and without limitation, real property, mineral interests and vessels), except to the extent that (A) Transaction Security would not be permitted by the terms of any Permitted Security existing over such assets or (B) the cost of obtaining Transaction Security would be disproportionate to the benefit thereof). For the avoidance of doubt, upon any sale, transfer or other disposal by any Obligor of any Collateral that is permitted under this Agreement and the other Finance Documents to any person that is not an Obligor, the Agent will provide the relevant confirmations promptly to the Collateral Agent, in the circumstances contemplated under Section 4.03(a) of the Intercreditor Agreement and Clause 8 (Non-Distressed Disposals) of the Supplemental Intercreditor Agreement.

Notwithstanding the foregoing, in the event that the shares of a Canadian Subsidiary organised as an unlimited liability corporation would constitute “Collateral” under any Transaction Security Document, the Company, the Agent and the Security Agent shall, prior to such shares becoming Collateral, enter into amendments to the applicable Transaction Security Documents to incorporate customary lender liability protections in connection therewith, and the Lenders hereby authorise the Agent and the Security Agent to enter into such amendments without any further consent of the Lenders.

(b)	Each Obligor shall (and the Company shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents

(c)	The Company will cause (i) any subsequently acquired wholly owned U.S. Subsidiary that is acquired in any transaction or series of transactions for aggregate consideration in excess of $50,000,000 and (ii) any subsequently acquired, organized or reorganized Non-U.S. Subsidiary that (x) to the extent any of the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds, the Existing 2022 Bonds or the bonds issued pursuant to the Consent Request (as defined in the Amendment and Restatement Agreement N°1) (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) are then outstanding, is able to provide a full and unconditional guarantee of the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds, the Existing 2022 Bonds or the bonds issued pursuant to the Consent Request (as defined in the Amendment and Restatement Agreement N°1) (or, in each case, any Permitted Refinancing Indebtedness in respect thereof), as applicable, under applicable law and the rules and regulations promulgated by the Securities and Exchange Commission and provides any such guarantee and (y) is not treated as a “controlled foreign corporation” (as that term is defined in Section 957 of the Code and the applicable regulations thereunder) of CGG Holding (U.S.) Inc. to become an Additional Guarantor and to grant each applicable Transaction Security Document in favour of the Security Agent. If any such Non-U.S. Subsidiary ceases to provide any such guarantee under the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds, the Existing 2022 Bonds and the bonds issued pursuant to the Consent Request (as defined in the Amendment and Restatement Agreement N°1) (and, in each case, any Permitted Refinancing Indebtedness in respect thereof), as applicable, then it shall automatically cease to be a Guarantor and be released from its obligations under all the Finance Documents and the Security Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such release (it being understood that any such execution and delivery of documents shall be without recourse to or representation or warranty by the Security Agent or any Finance Party).

Notwithstanding the foregoing, the Company shall not cause or permit a Canadian Subsidiary organised as an unlimited liability corporation to become an Obligor hereunder.

(d)	The Company will not amend the U.S. Credit Agreement or the U.S. Term Loan Credit Agreement (or in each case, any document related thereto) if, directly as a result of any such amendment, such document provides (where it did not before) (A) covenants and/or events of default which, when taken together as a whole, are, or (B) guarantees, collateral or other security interest or arrangement having a similar effect that is, more favourable to the lenders in respect thereof (such provisions, together the “U.S. Credit Agreement Provisions”) than such equivalent terms or Collateral, as the case may be, under this Agreement, unless this Agreement (and any other Finance Documents, if applicable) are similarly amended or such U.S. Credit Agreement Provisions are consented to by the Agent (acting on the instructions of the Majority Lenders). It is acknowledged and agreed by the parties hereto that the commercial understanding is that the U.S. Credit Agreement, the U.S. Term Loan Credit Agreement and this Agreement (x) shall be based on different forms of agreement and (y) shall contain covenants and events of default, be subject to guarantees and be secured by collateral or other Security that, when taken as a whole, are substantially similar in all material respects.

(e)	To the extent such items have not been delivered as of the first Utilisation Date, within thirty (30) days after the first Utilisation Date, or such longer period that is reasonably acceptable to the Security Agent (subject to the following sentence), the Company or the applicable Guarantor shall deliver to the Security Agent the items set out in Schedule 13 (Post-closing matters). The period for delivering such items shall not be extended by the Security Agent beyond the date that is sixty (60) days after the first Utilisation Date unless the Lenders have received prior written notice of a request for any such extension and the Security Agent has not received, within ten (10) days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders, acting reasonably, object to such extension.

(f)	When a Transaction Security Document is entered into, the Company shall deliver to the Security Agent (i) the original Transaction Security Document executed by the relevant member of the Group and the Security Agent, (ii) all other documents required to perfect the security in conformity with the Agreed Security Principles, (iii) all relevant legal opinions and (iv) upon request by the Agent, acting reasonably, such other evidence listed in Part II of Schedule 2 (Conditions precedent) as appropriate in relation to the entering into of a Transaction Security Document, in each case in form and substance satisfactory to the Agent.

(g)	The Company undertakes not to (and procures that other members of the Group will not) grant Security in connection with any Referenced Financial Indebtedness over assets which do not constitute Shared Security unless pari passu Security over the same assets is granted to the Secured Parties.

(h)	The Company undertakes to provide to the Agent, as soon as such documents are executed, certified copies of (i) any credit agreement or equivalent instrument evidencing the incurrence of any Referenced Financial Indebtedness, such agreement or instrument to be in form and substance consistent with the documents delivered under Schedule 2, Part IV, Part A paragraph 8(c) or Part B paragraph 4(c) (as applicable) of this Agreement, provided that any differences from the corresponding documents delivered under Schedule 2, Part IV, Part A paragraph 8(c) or Part B paragraph 4(c) (as applicable) of this Agreement do not prejudice the validity or enforceability of the rights under the Finance Documents and so that their terms do not otherwise breach the terms of the Finance Documents, of (ii) all security documents granted in connection therewith (such security interests to be in a form consistent with the draft documents delivered under Schedule 2, Part IV, Part A paragraph 8(c) or and Part B paragraph 4(c) (as applicable) of this Agreement) provided that any differences from the corresponding documents delivered under Schedule 2, Part IV, Part A paragraph 8(c) or and Part B paragraph 4(c) (as applicable) of this Agreement do not prejudice the validity or enforceability of the rights under the Finance Documents and that their terms do not otherwise breach the terms of the Finance Documents and of (iii) any security document and any guarantee agreement entered into in favour of the lenders under the U.S. Credit Agreement or the U.S. Term Loan Credit Agreement.

(i)	As soon as the conditions precedent referred to under Schedule 2, Part IV of this Agreement have been met, the Agent undertakes to provide as soon as reasonably practicable to the Company, the Collateral Agent and the Applicable Authorized Collateral Agent (as defined under the Intercreditor Agreement) the written confirmation that the required documentary conditions precedent under this Agreement in connection with such incurrence of Referenced Financial Indebtedness have been met.

(j)	To the extent:

(a)	assets that are to be secured in connection with any Referenced Financial Indebtedness (the related Security being referred to as “Additional Referenced Financial Indebtedness Security”) include assets which are not secured to the benefit of the Finance Parties, the Company undertakes that it will provide (or cause the relevant security provider to provide), contemporaneously with the granting of the relevant Additional Referenced Financial Indebtedness Security, substantially similar Security to Secured Parties in the form of an additional Transaction Security Document (to the extent such Transaction Security Document cannot be constituted as the same security interest as the relevant Additional Referenced Financial Indebtedness Security for any technical reason, such Transaction Security Document will be in a form substantially similar to the relevant Additional Referenced Financial Indebtedness Security), including on any relevant Shared Security Date; and

(b)	any guarantee is to be provided in connection with any Referenced Financial Indebtedness by entities which are not Obligors (such guarantee being referred to as an “Additional Referenced Financial Indebtedness Guarantee”), the Company undertakes (without prejudice to its obligations under clause 21.17(c) (No Guarantees or indemnities)) that guarantees be provided contemporaneously for the benefit of the Finance Parties in a form substantially similar to such Additional Referenced Financial Indebtedness Guarantees by the same guarantee providers.

(k)	The Company shall not and shall procure that no other member of the Group enters into any Permitted Financial Indebtedness after the Amendment Effective Date unless the Effective Yield for any such Permitted Financial Indebtedness is no higher than:

(a)	if such Permitted Financial Indebtedness is a floating rate instrument, the Margin and utilisation fees (assuming the Facility to be fully drawn) applicable to the Facility on the date the Company enters into such Permitted Financial Indebtedness plus 0.50% per annum (the “MFN Floating Rate”), unless the Margin applicable to the Facility is (or, as the case may be, if the difference between the Effective Yield and the MFN Floating Rate results from a higher level of fees applicable to the Relevant Financial Indebtedness, the fees applicable to the Facility) are increased by the amount by which the Effective Yield for the relevant Permitted Financial Indebtedness exceeds the applicable MFN Floating Rate

(b)	if such Permitted Financial Indebtedness is a fixed rate instrument, the Swapped EURIBOR plus the Margin and utilisation fees (assuming the Facility to be fully drawn) applicable to the Facility on the date the Company enters into such Permitted Financial Indebtedness plus 0.50% per annum (the “MFN Fixed Rate”), unless the Margin applicable to the Facility is (or, as the case may be, if the difference between the Effective Yield and the MFN Fixed Rate results from a higher level of fees applicable to the Relevant Financial Indebtedness, the fees applicable to the Facility are) increased by the amount by which the Effective Yield for the relevant Permitted Financial Indebtedness exceeds the applicable MFN Fixed Rate provided that this clause 21.28(k) shall not apply to:

(i)	unsecured high yield bonds issued as public securities; and

(ii)	working capital, leasing or factoring facilities in an aggregate principal amount which do not exceed $10,000,000 (or its equivalent in other currencies) at any time.

For the purpose of this clause 21.27 (k) “Swapped EURIBOR” shall mean the EURIBOR swapped rate provided on the relevant page of the Thomson Reuters screen for a maturity similar to the maturity of the Facility.

(l)	Notwithstanding any other provision, permission or authorisation to the contrary in any Finance Document (and this provision shall prevail over any other provision in any Finance Document which is as at the Amendment Effective Date “notwithstanding to the contrary” with respect to any other provision of any Finance Document), the Company shall procure that the Financial Indebtedness of Sercel SA (other than Financial Indebtedness owed to other members of the Group) does not exceed $100,000,000 at any time.

(m)	The Company shall not, and shall procure that no member of the Group shall, create any Security (other than Security permitted under paragraphs (c) or (w) of the definition of Permitted Security) over bank accounts used for the purposes of the cash-pooling arrangements within the Group other than under the Collateral.

(n)	The Company shall not, and shall procure that no member of the Group shall, create any Security (other than Security permitted under paragraphs (c) or (w) of the definition of Permitted Security) which would constitute Collateral in relation to its obligations under any Hedging Agreement.

(o)	Subject to the terms of the Intercreditor Agreement, if (i) any Obligor shall at any time hold or acquire any Instrument (as defined in the Pledge and Security Agreement (U.S.)) governed by the laws of any State of the United States of America that constitutes Collateral or (ii) any Grantor (as defined in the Pledge and Security Agreement (U.S.)) shall at any time hold or acquire any Instrument (as defined in the Pledge and Security Agreement (U.S.)), in each case that evidences intercompany loans made by such Obligor or Grantor to a Pledged Company, such Obligor or Grantor shall forthwith endorse, assign and deliver such Instruments to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided that unless an Event of Default has occurred and is continuing, such obligation of such Obligor or Grantor shall only apply so as necessary to ensure that the aggregate principal amount of such Instruments outstanding to the relevant Pledged Company which have not been so delivered does not exceed in aggregate $5,000,000.

For the purpose of this Clause 21.27(o) “Pledged Company” shall mean any member of the Group whose Shares constitute Collateral under any Transaction Security Document.

(p)	If a Business Plan Disposals Reorganisation has occurred and the relevant Business Plan Disposal has not occurred on the later of (i) the date falling six months after the date of entering into the Sale Agreement (as defined in the definition of “Business Plan Disposals Reorganisation”) and (ii) the “longstop date” for the completion of such Business Plan Disposal pursuant to the Sale Agreement (but only if such a Sale Agreement is a binding agreement or a put option and if such “longstop date” is provided therein), the Company shall (and shall procure that other members of the Group will), upon request from the Agent (acting on the instruction of the Majority Lenders), grant security over the shares of the special purpose vehicle constituted (or other company to which the assets were transferred) for the purposes of such Business Plan Disposals Reorganisation.

(q)	The Company shall supply to the Agent:

(i)	on 31 July each year, and for the first time on 31 July 2016; and

(ii)	as soon as reasonably practicable upon the Agent taking any of the actions set out in paragraphs (a) to (c) of Clause 22.20 (Acceleration),

one copy (which may be made available by electronic means, including on a CD or other data storage device, or any other means practicable) of a list of the registration or reference numbers of the streamers owned by CGG Marine B.V.

(r)	The Company shall supply on the first Business Day following the Amendment Effective Date the details of the Financial Indebtedness (including any Hedging Agreement which could give rise to Financial Indebtedness referred to in paragraph (f) of the definition of “Financial Indebtedness” and its related mark to market) of the Group outstanding on 31 December 2015, together with a certificate confirming that the Group has not incurred Financial Indebtedness between 30 November 2015 and the Amendment Effective Date (other than under the U.S. Term Loan Credit Agreement and ordinary course of business overdrafts, small equipment leasing and similar short term facilities and ordinary course currency hedging in each case as permitted under this Agreement).

(s)	The Company shall supply on the first Business Day following the Amendment Effective Date a list of all the existing intercompany loans between members of the Group as of 31 December 2015.

21.28	Prohibition on certain Transactions without Special Majority Lender consent

Notwithstanding any other provision, permission or authorisation to the contrary in any Finance Document (including, for the avoidance of doubt, any Transaction Security Document) (and this clause 21.28 shall prevail over any other provision in any Finance Document which is as at the Amendment Effective Date “notwithstanding to the contrary” with respect to any other provision of any Finance Document), the Company undertakes not to carry out or otherwise effect or complete (and the Company undertakes to procure that no other member of the Group undertakes, carries out or otherwise effects) any of the following transactions:

(a)	the incurrence on or after the Amendment Effective Date of any Financial Indebtedness (by way of incurrence of any Additional Senior Class Debt (as such term is defined in the Intercreditor Agreement) in any manner (including by way of amendment to the U.S. Credit Agreement or the U.S. Term Loan Agreement) or by way of execution of any Additional First Lien Documents (as such term is defined in the Intercreditor Agreement), which would share in or benefit from all or any of the Collateral, unless such Financial Indebtedness is a Permitted RCF Roll, or which would benefit from Security which would rank junior to the interests of the Lenders in all or any part of the Collateral (it being acknowledged that lenders under an aggregate maximum principal amount of Financial Indebtedness of $832,122,500 share in the Collateral as at the Amendment Effective Date);

(b)	any single transaction or series of related transactions (which, for the avoidance of doubt, includes (without limitation) any disposal (as defined in paragraph (iii) below), issue of shares or other securities, merger, amalgamation or reorganisation) or any change to the Obligors (including any resignation of a Guarantor) which:

(i)	would have the effect of changing the nature or scope of any guarantee contained in the Guarantee or of any Transaction Security; or

(ii)	would have the effect of releasing any guarantee contained in the Guarantee or any Transaction Security;

(c)	any single transaction or series of related transactions which consists in the sale, lease, transfer or other disposal (including to other members of the Group) (each a “disposal”) of, or the creation of Security over an asset or assets of:

(i)	any member of the Group the shares of which are subject to Transaction Security; or

(ii)	any direct or indirect Subsidiary of any such member of the Group,

(the “disposing entity”) having a book value or an aggregate book value equal to the lower of (A) 30% of the aggregate book value of all the assets of that disposing entity and (B) $20,000,000;

(d)	any refinancing or replacement of any Financial Indebtedness (in any manner including without limitation by way of exchange offer) other than in the form of Permitted Refinancing Indebtedness,

in each case made without the consent of the Special Majority Lenders unless (i) in the case of a disposal under paragraph (b) or (c) above, it is an Excluded Disposal, (ii) in the case of an issue of shares or securities under paragraph (b) above, it is a Permitted Sercel Inc. Share Issue or (iii) in the case of a reorganisation under paragraph (b) above, it is a Permitted Demerger.

For the purposes of this clause 21.28:

“Core Asset” means any of the following assets:

(a)	the U.S. libraries (onshore and offshore);

(b)	the libraries owned as at the Amendment Effective Date by CGG Services (UK) Ltd and CGG Data Services AG;

(c)	the shares and assets of Sercel SA; and

(d)	the streamers;

“Equivalent Security” means new Transaction Security which when compared with the relevant existing Transaction Security in the opinion of the Agent (acting on the basis of legal advice), secures obligations of substantially at least the same amount (having taken into account all applicable limitations in respect thereof) and provides the Lenders with equivalent (or better) rights to enforce that new Transaction Security;

“Equivalent Security of Equivalent Value” means new Transaction Security which compared with the relevant existing Transaction Security, is Equivalent Security over an asset for which the Company has provided evidence (which evidence shall be based on a Third Party Valuation (if applicable) and be satisfactory to the Agent (acting reasonably)) that that asset has a market value equal to or greater than the consideration receivable by the Group in respect of the asset being disposed of and in respect of which Equivalent Security is being granted;

“Excluded Disposals” means:

(a)	any disposal made in accordance with and subject to the provisions of this Agreement, of an asset listed in Schedule 17 (Business Plan Disposals) (including the libraries forming part of the Multi-Physics (Airborne) business) which is to be disposed of as part of the business plan to the extent that the consideration received in relation to such transaction or series of related transactions is in cash and does not exceed $60,000,000 in respect of Multi-Physics (Airborne) and $35,000,000 in respect of DMS;

(b)	any transaction or series of related transactions which consist in a disposal not prohibited by the terms of this Agreement of assets for cash where the aggregate book value (of the relevant transaction or series of related transactions) does not exceed €10,000,000 (or its equivalent in other currencies);

(c)	any disposal made in accordance with and subject to the terms of this Agreement, of streamers, other seismic equipment or other equipment to an insurer following a total loss event in respect thereof in order to receive the benefit of insurance in relation to that event;

(d)	any “promote licence” consisting in the licensing of Intellectual Property rights in respect of data stored in a library in the ordinary course of trading and not otherwise prohibited by the terms of this Agreement;

(e)	any disposal of assets between members of the Group made in accordance with and subject to the terms of this Agreement provided that (i) if (x) the assets were held by an Obligor, the disposal is made to another Obligor and (y) if the assets were held by a member of the Group whose shares are subject to Transaction Security or which is a direct or indirect Subsidiary of a member of the Group whose shares are subject to Transaction Security (each a “Pledged Subsidiary”), such asset is disposed of to another Pledged Subsidiary and that (ii) if the asset was subject to Transaction Security, the asset disposed of is subject to Equivalent Security or is subject to the existing Transaction Security to the extent that the asset can be disposed of subject to that existing Transaction Security and that Transaction Security otherwise satisfies the requirements of Equivalent Security;

(f)	any disposal of an asset to a third party made in accordance with and subject to the terms of this Agreement (other than any disposal of a Core Asset) provided that Equivalent Security of Equivalent Value is provided to the Security Agent;

(g)	any Business Plan Disposals Reorganisation;

(h)	the contribution by CGG Holding II (UK) Ltd of CGGS Canada ULC to Hampson Russell GP Inc in exchange for shares;

(i)	any sale by Sercel SA of seismic acquisition or oil field equipment (including gauges) to clients in the ordinary course of trading; for the avoidance of doubt, a transaction structured as a sale of equipment having the commercial effect of a borrowing or whose purpose is to raise liquidity in view of financial difficulties of the Group or of any member of the Group would not be an Excluded Disposal.

“Permitted Demerger” means a demerger pursuant to which a member of the Group transfers all or part of its assets to a special purpose vehicle which is a 100% held Subsidiary for the purposes of a Business Plan Disposals Reorganisation only.

“Permitted Sercel Inc. Share Issue” means a share issue by Sercel Inc. subscribed by a third party, provided that at the date of such share issue, the conditions set out in (i) and (ii) of clause (t) in the definition of “Permitted Disposal” are satisfied.

“Third Party Valuation” means, in respect of an asset where the value is or is anticipated by the Company (acting reasonably and in good faith) to be:

(a)	greater than $2,500,000 but equal to or less than $15,000,000 (or its equivalent in other currencies), a certificate from the board of directors of the Company confirming that that asset constitutes an Equivalent Security of Equivalent Value; and

(b)	greater than $15,000,000 (or its equivalent in other currencies), a valuation obtained by the Company in respect of that asset from an independent internationally recognised valuer on the Valuer Approved List.

21.29	Accounting Reference Date

The Company and each Obligor and the Company shall procure that each other Material Subsidiary shall not change its Accounting Reference Date end or its quarterly accounting period.

21.30	Treasury Transactions

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any Treasury Transaction, other than:

(a)	Spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(b)	Treasury Transactions entered into for the hedging of actual or projected real exposures arising in the ordinary course of business of a member of the Group and not for speculative purposes.

21.31	Maintenance of Ratings

The Company shall use commercially reasonably efforts to cause the Facility established under this Agreement to be continuously rated by S&P and Moody’s (it being agreed that, for so long as the lenders under the U.S. Term Loan Credit Agreement will only receive a rating of the senior secured debt of the Company instead of a rating of the facility established under the U.S. Term Loan Credit Agreement, the Lenders shall only be provided with the same rating).

The Company shall use commercially reasonably efforts to maintain the Corporate Ratings and shall promptly notify the Agent in writing of any change in the Corporate Ratings.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.20 (Acceleration).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires the Borrower to make a prepayment under Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender)) at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 2 Business Days of its due date.

22.2	Financial covenants and certain other obligations

Any requirement of Clause 20 (Financial covenants), Clause 21.7 (Merger), Clause 21.9 (Acquisitions), Clause 21.13 (Negative pledge), Clause 21.14 (Disposals) or paragraphs (r) or (s) of Clause 21.27 (Further Assurance) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of any of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants and certain other obligations).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days (or in the case of an Event of Default under Clauses 19.1 (Financial statements), Clause 19.2 (Compliance Certificate) and 19.3 (Requirements as to financial statements), 10 Business Days) of the earlier of (i) the Agent giving notice to the Company or relevant Obligor and (ii) the Company or an Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (including, for the avoidance of doubt, the certificate to be provided pursuant to Clause 21.27(r) (Further assurance)) is or proves to have been incorrect or misleading when made or deemed to be made.

22.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under paragraphs (a) to (d) of this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 50,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	An Obligor or a Material Subsidiary:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts;

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness; or

(v)	which conducts business in France is in a state of cessation des paiments.

(b)	Any member of the Group becomes insolvent for the purposes of any applicable insolvency law.

(c)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(d)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over all or any material portion of the assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	In respect of any entity incorporated in France, a reference in paragraph (a) above to:

(i)	a “moratorium” includes a moratorium under a mandat ad hoc or conciliation procedure in accordance with Articles L.611-3 to L.611-15 of the French Code de commerce;

(ii)	a “similar officer” in paragraph (iii) of paragraph (a) above shall include a conciliateur, mandataire ad hoc, administrateur judiciaire or mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraph (iv)(A) below;

(iii)	a “winding-up”, “dissolution” or “administration” includes a redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire or a procédure de sauvegarde (including a sauvegarde accélérée or a sauvegarde financière accélérée) under Livre Sixième of the French Code de Commerce;

(iv)	“any analogous procedure or step” shall include:

(A)	proceedings for the appointment of a mandataire ad hoc or for a conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de commerce; and

(B)	the entry of a judgment for sauvegarde (including a sauvegarde accélérée or a sauvegarde financière accelérée), redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under articles L.620-1 to L.644-6 of the French Code de commerce.

(c)	In respect of any entity incorporated in the Netherlands, a reference in paragraph (a) above to:

(i)	a “winding-up”, “reorganisation” or “dissolution” (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het financieel toezicht);

(ii)	a “moratorium” includes surseance van betaling; and

(iii)	a “receiver” includes a curator and a bewindvoerder.

(d)	paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or any involuntary winding-up petition which is dismissed within 60 days after the filing or commencement thereof or an order for relief having been entered with respect thereto;

(ii)	a solvent liquidation of any member of the Group which is not an Obligor or which is permitted by this Agreement; or

(iii)	any step or procedure contemplated by paragraph (b) of the definition of “Permitted Merger”.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution, or any of the enforcement proceedings provided for in French law no. 91 650 of 9 July 1991 (as codified in the French Code des Procédures Civiles d’Exécution) or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of USD 50,000,000 or being a Material Subsidiary and is not discharged within 14 days.

22.9	Unlawfulness and invalidity

(a)	Except as provided in Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender), it is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement or the Supplemental Intercreditor Agreement is or becomes unlawful.

(b)	Except as provided in Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender), any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)

Except as provided in Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender), any Finance Document is not or ceases to be in full force and effect for whatever reason or any Transaction Security or any subordination created under the Intercreditor Agreement or the Supplemental Intercreditor Agreement intended to be constituted by any of the Finance Documents is not or ceases to be in full force and effect for whatever reason or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.10	Intercreditor Agreements

(a)	Any party to the Intercreditor Agreement or the Supplemental Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement or the Supplemental Intercreditor Agreement (as the case may be); or

(b)	a representation or warranty given by that party in the Intercreditor Agreement or the Supplemental Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 5 (five) Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

22.11	Cessation of business

Any Obligor or Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal, a Permitted Merger or any other action expressly permitted under the Finance Documents.

22.12	Change of ownership

After the Signing Date, (i) an Obligor (other than the Company) ceases to be a directly or indirectly wholly-owned Subsidiary of the Company or (ii) an Obligor ceases to own at least the same percentage of shares in a Material Subsidiary except in either case as a result of a disposal which is a Permitted Disposal, a Permitted Share Issue or a Permitted Merger or any other action that is expressly permitted under the Finance Documents.

22.13	Audit qualification

The Auditors qualify the audited annual consolidated financial statements of the Company.

22.14	Expropriation

The authority or ability of any Obligor or Material Subsidiary to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or Material Subsidiary or any of its assets.

22.15	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security (other than governed by French law) or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security (other than governed by French law).

22.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which have or are reasonably likely to have a Material Adverse Effect.

22.17	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

22.18	Security Documents

Any member of the Group does not enter into any Transaction Security Document within the period contemplated in any Finance Document by reason of any failure by any person to complete any financial assistance or corporate benefit procedures.

22.19	ERISA

An ERISA Event shall have occurred that in the opinion of the Majority Lenders when taken together with all other such ERISA Events, has or is reasonably likely to have a Material Adverse Effect.

22.20	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company but without any mise en demeure or any other judicial or extra-judicial step:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 8

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23, a Lender (the “Existing Lender”) may freely:

(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

23.2	Conditions of assignment or transfer

(a)	No assignment, transfer, sub-participation or subcontracting in relation to a Utilisation by and/or Commitment to the Borrower may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Company, which shall not be unreasonably withheld or delayed.

(b)	A transfer or an assignment will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer or assignment) is complied with.

(c)	Each assignment or transfer of any Lender’s Commitment other than to an Affiliate or a Related Fund shall be in a minimum amount of $2,000,000 (or the equivalent amount in other currencies) unless the assignment or transfer is of the whole of that Lender’s Commitment under this agreement.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)	Each New Lender, by executing the relevant Transfer Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer or assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer of rights and obligations or an assignment of rights is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	By virtue of the execution of a Transfer Agreement, subject to Clause 23.8 (Pro rata interest settlement), as from the Transfer Date:

(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and its obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Obligors and the other Finance Parties under the Finance Documents;

(ii)	the rights and/or obligations of the Existing Lender with respect to the Obligors shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Agreement to Company and Register

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Company a copy of that Transfer Agreement.

The Agent shall keep a copy of each Transfer Agreement and a register for the recordation of the names and addresses of the New Lenders and the Commitments of, and the principal amounts owing to, the Lenders and each New Lender from time to time (the “Register”). The entries in the Register will be conclusive absent manifest error, and the Borrower, the Lenders, the Agent and any New Lender may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The Register will be available for inspection by the Borrower (and any Lender but solely in respect of the information relating to it) at any reasonable time and from time to time upon reasonable prior notice.

23.7	Security over Lenders’ rights

(a)	In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security to directly or indirectly secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); or

(ii)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	For the avoidance of doubt, the provisions of Clause 23.2 (Conditions of assignment or transfer), Clause 23.3 (Assignment or transfer fee), Clause 23.5 (Procedure for transfer or assignment) and Clause 23.6 (Copy of Transfer Agreement to Company) are not applicable to any assignment, charge or Security effected or created under this Clause 23.7.

(c)	The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.

23.8	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer or assignment pursuant to Clause 23.5 (Procedure for transfer or assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.12 (“Know your customer” checks), the Company may request that any of its Subsidiaries

become	an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent an Accession Letter, duly executed by that Subsidiary and such Subsidiary has granted either of (a) a supplement to the Guarantee (in the form of Exhibit A thereto) or (b) a guarantee substantially in the form of the Guarantee; and

(ii)	the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

24.3	Further Security

(a)	Subject to the Agreed Security Principles, the Company shall procure that each Additional Guarantor which becomes an Additional Guarantor after the Amendment Effective Date and that CGG Holding I (UK) Limited and CGG Holding II (UK) Limited shall, if requested by the Agent (having regard to the approach taken prior to the Amendment Effective Date regarding the taking of Transaction Security to the extent applicable in the relevant circumstances), grant Transaction Security over its property and other assets of the same type as the property or other assets already subject to Transaction Security intended to be granted by or pursuant to Transaction Security Documents (and which shall include, for the avoidance of doubt, any library). As regards CGG Holding I (UK) Limited and CGG Holding II (UK) Limited, such obligation shall be complied with as soon as reasonably practicable after the Amendment Effective Date.

(b)	When a Transaction Security Document is entered into under clause 24.3(a), the Company shall deliver to the Security Agent the original Transaction Security Document executed by the relevant member of the Group and the Security Agent and all other documents required to perfect the security in conformity with the Agreed Security Principles in form and substance satisfactory to the Agent.

24.4	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	no payment is due from the guarantor under the Guarantee;

(iii)	the Special Majority Lenders have consented to the resignation; and

(iv)	such resignation is otherwise authorised by the terms of this Agreement.

24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Further Security: intercompany loans

(a)	Subject to the Agreed Security Principles, the Company shall procure that each Obligor which is the creditor (each a “Creditor”) of any loan to a member of the Group whose shares are subject to Transaction Security shall:

(i)	subject to paragraph (ii) below, grant Transaction Security over each such loan within 30 days of delivery of the list of loans made between members of the Group (x) provided pursuant to Clause 21.27(s) (Further assurance) (to the extent that the corresponding Transaction Security has not already been granted on or prior to the Amendment Effective Date) or (y) attached to each Updated Structure Chart provided pursuant to Clause 19.2 (Compliance Certificate); and

(ii)	to the extent only that (A) the granting of the Transaction Security referred to in paragraph (i)(y) above requires the execution of an additional Transaction Security Document and (B) no Event of Default has occurred, such Transaction Security shall only be granted if the relevant loan or loans made by such Obligor to the relevant Company are in an amount greater than $5,000,000 in aggregate (it being provided that this $5,000,000 threshold shall cease to apply as soon as an Event of Default occurs).

(b)	The Company shall in good faith examine the possibility of eliminating (by repayment or transfer, to the extent such repayment or transfer does not have a material adverse tax impact) the two loans granted by CGG Marine (US) Inc. and Veritas Geophysical III Caymans to CGG Holding (US) Inc. and, if the same is possible use its reasonable efforts to do this within six months from the date of execution of the Amendment and Restatement Agreement No3 or such longer period as is appropriate taking into account any negative tax impact. The Company shall provide the Agent with an update on the status of the execution of its obligations under this clause (b) (including the conclusions it has reached) with each set of financial statements delivered pursuant to paragraph 19.1(b) (Financial Statements)).

SECTION 9

THE FINANCE PARTIES

25.	ROLE OF THE AGENT, THE SECURITY AGENT, THE ARRANGERS AND THE REFERENCE BANKS

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	For the avoidance of doubt and without prejudice to this clause 25, each other Finance Party also appoints the Agent to act as its administrative agent and accordingly Authorised Representative (under and as defined in the Intercreditor Agreement and the Supplemental Intercreditor Agreement) for all purposes under or in connection with the Intercreditor Agreement and the Supplemental Intercreditor Agreement and references in this Agreement to the “Agent” shall include (to the extent appropriate) references to the “Authorised Representative and/or to “the French Credit Agreement Administrative Agent” (as defined in each of the Intercreditor Agreement and the Supplemental Intercreditor Agreement)” (in each case in that capacity).

(d)	Without prejudice to this clause 25, the Agent is authorised to delegate its powers to and give instructions to the Security Agent as contemplated by the Intercreditor Agreement and the other Finance Documents.

25.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(C)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(D)	the Special Majority Lenders if the relevant Finance Document stipulates the matter is a Special Majority Lender decision;

(E)	the relevant majority of Lenders stipulated by the Supplemental Intercreditor Agreement; and

(F)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

25.3	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23.6 (Copy of Transfer Agreement to Company), paragraph (a) above shall not apply to any Transfer Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made (or certificate provided) by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(iii)	the Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(iv)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(v)	any right, power, authority or discretion vested in any Party or the Majority Lenders or the Special Majority Lenders (as the case may be) has not been exercised; and

(vi)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(b)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(c)	Without prejudice to the generality of paragraph (b) above or paragraph (d) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(d)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(e)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(f)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	Without prejudice to the generality of paragraph (e) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 11.2 (Market disruption).

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders (or where the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders if it acts (or refrains from taking any action) in accordance with an instruction of that Lender or group of Lenders).

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders (or such other group of Lenders as any Finance Document may stipulate) will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or Special Majority Lenders) (or such other group of Lenders as any Finance Document may stipulate) until it has received such security as it may require for any cost, loss or liability together with any associated VAT which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders or Special Majority Lenders or such other group of Lenders as any Finance Document may stipulate) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

25.9	Responsibility for documentation

Neither the Agent nor the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.10	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.11	Exclusion of liability

(a)	Without limiting paragraph (i) below (and without prejudice to the provisions of paragraph (e) of Clause 28.11 (Disruption to Payment Systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(iv)	any act, event or circumstance not reasonably within its control; or

(v)	the general risks of investment in, or the holding of assets in, any jurisdiction,

(vi)	including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out (i) any “know your customer” or other checks in relation to any person or (ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.12	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

25.13	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in France).

(d)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Company may, on no less than 30 days’ prior notice to the Agent, require the Lenders to replace the Agent and to appoint a replacement Agent if any amount payable under a Finance Document by an Obligor established in France becomes not deductible from that Obligor’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated, established, domiciled or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

(f)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in France).

(g)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(h)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(i)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(j)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(k)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or;

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company, by notice to the Agent, requires it to resign.

25.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders

(a)	Subject to Clause 23.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender 30.5 (Communication when Agent is Impaired Agent).

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.18	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 25.12 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

25.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.20	Security Agent

Each Finance Party (other than the Security Agent) hereby irrevocably confirms and restates as of the date of the Amendment and Restatement Agreement N°2 and as of the date of the Amendment and Restatement Agreement No3: (i) the appointment of Credit Suisse AG (for the avoidance of doubt, including its Cayman Islands branch) as Security Agent and as Collateral Agent for the Secured Parties under and for the purposes of this Agreement, the Transaction Security Documents, the Intercreditor Agreement and the Supplemental Intercreditor Agreement (and, for the avoidance of doubt, Credit Suisse AG in its role as collateral agent for the Secured Parties and as “Security Agent” is referred to as the “Security Agent”), and (ii) the appointment of the Security Agent which has been effected through Section 4.03 (Appointment and Authority of Applicable Authorized Collateral Agent) of the Intercreditor Agreement and clause 13 (The Collateral Agent) of the Supplemental Intercreditor Agreement, and that in such capacity the Security Agent is duly appointed and authorised on behalf of the Finance Parties to enter into the Transaction Security Documents on behalf of the Finance Parties (and to release and terminate on behalf of the Finance Parties any Transaction Security Documents (x) upon the prior written confirmation by the Agent of the occurrence of the relevant Discharge (as such term is defined under the Intercreditor Agreement) or the Discharge Date (as defined in the Supplemental Intercreditor Agreement) and (y) upon the prior written confirmation by the Agent of any other release of the relevant Transaction Security Documents to the extent permitted or required under the terms of this Agreement) and to act on behalf of the Finance Parties for the purposes set forth in Sections 2.07, 2.09 and 5.17 respectively of the Intercreditor Agreement and for the purposes as set out in the Supplemental Intercreditor Agreement and the Security Agent is duly appointed and authorized to take such actions on behalf of the Finance Parties and to exercise such powers as are delegated to the Security Agent by the terms of such Sections and/or by the terms of the Supplemental Intercreditor Agreement (as the case may be) or under the other Finance Documents, together with such powers and discretion as are reasonably incidental thereto. Each of the Company and the other Obligors hereby irrevocably confirms and restates as of the date of the Amendment and Restatement Agreement N°2 and as of the date of the Amendment and Restatement No3 its consent to each such appointment and authorization.

For the purposes of the Transaction Security Documents to be executed on the New Security Date, and to the extent necessary or required, each Finance Party other than the Security Agent hereby irrevocably authorises the Security Agent (for the avoidance of doubt, including its Cayman Islands branch), acting as agent (mandataire) and as “Applicable Authorized Collateral Agent” for the purposes of Section 4.03 (Appointment and Authority of Applicable Authorized Collateral Agent) of the Intercreditor Agreement, for Credit Suisse AG (for the avoidance of doubt, including its Cayman Islands branch) to enter into the relevant Transaction Security Documents to be executed on the New Security Date on behalf of the Finance Parties and more generally to take all actions listed or contemplated (including signing any document or agreement) by Section 4.03 (Appointment and Authority of Applicable Authorized Collateral Agent) of the Intercreditor Agreement, clause 13 (The Collateral Agent) of the Supplemental Intercreditor Agreement or by the Finance Documents, together with all the rights powers and discretions which are incidental thereto and to give a good discharge for any monies payable under the Finance Documents.

All provisions of Article IV of the Intercreditor Agreement relating to the Security Agent are incorporated by reference hereby in relation to the provisions in this Clause.

25.21	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable, in its capacity as Reference Bank, for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.21.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London), other than a Non-Cooperative Jurisdiction, with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London), other than a Non-Cooperative Jurisdiction.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead pay that amount direct to the required recipient(s). Such payments must be made on the due date for payment under the Finance Documents.

(b)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents.

28.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) (a)(i) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or the Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 (five) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory, corporate or other official document.

30.8	Public Lenders

(a)	Each Obligor acknowledges that certain of the Lenders may not wish to receive material non-public information with respect to the Obligors or their securities (each a “Public Lender”).

(b)	Each Obligor will:

(i)	review any information to be supplied to the Agent by it or on its behalf (the “Information”) and use its reasonable endeavours to identify that portion of the Information that does not contain any material non-public information (“Public Information”); and

(ii)	clearly and conspicuously mark all Public Information as public (which must at least include marking the word “PUBLIC” on the first page of that Public Information).

(c)	Each Obligor agrees that by marking any item of Public Information as public, it shall be deemed to have authorised any Mandated Lead Arranger, the Agent and the Security Agent to make that Public Information available through a portion of any Designated Website (as defined in Clause 19.11 (Use of Websites)) designated “Public Lender”.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Special Majority Lenders” in Clause 1.1 (Definitions);

(ii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), Clause 29 (Set-off), Clause 37 (Governing law) and Clause 38 (Enforcement—Jurisdiction of French courts);

(iii)	a change to the Borrower or the Guarantors or a release of the Borrower or the Guarantors from any of their obligations (other than in accordance with Clause 24 (Changes to the Obligors) or otherwise as a result of an action permitted by the Finance Documents);

(iv)	the nature or scope of the guarantee contained in the Guarantee;

(v)	any provision of any Transaction Security Document or any release of any asset charged by any of the Transaction Security Documents other than in accordance with the terms of the Finance Documents;

(vi)	any sale, disposal or other disposition of any Collateral, or the grant of any security interest in respect thereof other than in accordance with the terms of the Finance Documents;

(vii)	any provision which relates to the order of priority or subordination under the Intercreditor Agreement or the Supplemental Intercreditor Agreement;

(viii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(ix)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(x)	an increase in, or an extension of, a Commitment or the Total Commitments (except in relation to the option for each Lender to extend its Commitment) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(xi)	a term of a Finance Document which expressly requires the consent of all the Lenders;

(xii)	Clause 21.27 (Further assurance);

(xiii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(xiv)	the provisions of this Clause 34 (Amendments and waivers),

may in each case only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to clause 21.28 (Prohibition on certain transaction without Special Majority Lender consent) or any term of a Finance Document which expressly requires the consent of the Special Majority Lenders may only be made with the consent of the Special Majority Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Mandated Lead Arrangers.

34.3	Excluded Commitments

If:

(a)	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this agreement within 15 Business Days of that request being made or vote being proposed; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (viii), (ix) and (x) of clause 33.2 (Exceptions)) or such a vote (including for the avoidance of doubt with regard to the exercise of the Term Out Option) within 15 Business Days of that request being made or vote being proposed,

(unless, in either case, the Company and the Agent agree to a longer time period in relation to any request):

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.4	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	an Obligor becomes obliged to repay any amount in accordance with clause 8.1 (Illegality) or to pay additional amounts pursuant to 13.2 (Tax gross-up) or clause 13.3 (Tax indemnity) or clause 14.1 (Increased Costs) to any Lender;

then the Company may, on not less than 10 Business Days’ prior written notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent in its capacity as such;

(ii)	neither the Agent nor any Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this clause 33.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 80 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

34.5	Disenfranchisement of Defaulting Lenders

(a)	Subject to any applicable bankruptcy or insolvency law or regulation, for so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 34.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.6	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 (five) Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender,

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or fees (to the extent that the Agent has not given a notification under Clause 23.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34.6 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 5 (five) Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

35.	CONFIDENTIALITY

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may, without prejudice to the provisions of article L.511-33 and L.511-34 of the French Code monétaire et financier, disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.7 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b) (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i), or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	Signing Date;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	Subject to paragraph (f) below, a Finance Party may only appoint a numbering service provider from the list of providers set out in Schedule 10 (List of approved numbering service providers) or any successors in title or transferee of the numbering service provision business of such a person (each, an “Approved Numbering Service Provider”).

(e)	If a Finance Party wishes to appoint any numbering service provider which is not an Approved Numbering Service Provider, it shall notify the Agent of such wish and the Agent shall then notify each Obligor thereof.

(f)	The consent of each Obligor is only required to the appointment of any numbering service provider which is not an Approved Numbering Service Provider, but each Obligor hereby agrees in principle to consent if required to such appointment so notified to it and undertakes not to unreasonably withhold or delay its consent following notification.

35.4	Disclosure to U.S. Credit Agreement parties

Notwithstanding the other provisions of this Clause 35 (Confidentiality) the Agent may disclose this Agreement (as well as any amendments or restatements related thereto) to:

-	the Administrative Agent (as such term is defined in the U.S. Credit Agreement); and

-	the Lenders (as such term is defined in the U.S. Credit Agreement),

in each case under the U.S. Credit Agreement upon such parties’ reasonable request and without the prior consent of the Company or the other members of the Group.

35.5	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.8	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 (twelve) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	CONFIDENTIALITY OF REFERENCE BANK QUOTATIONS

36.1	Confidentiality and disclosure

(a)	The Agent agrees to keep each Reference Bank Quotation confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)

The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Reference Bank.

(c)	The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose any Reference Bank Quotation to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Reference Bank.

(d)	The Agent’s obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

36.2	Related obligations

(a)	The Agent acknowledges that each Reference Bank Quotation is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent undertakes not to use any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Reference Bank:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 36.

36.3	No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 36.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by French law.

38.	ENFORCEMENT - JURISDICTION OF FRENCH COURTS

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

39.	REPRESENTATION OF DUTCH GUARANTORS

If, in respect of any Guarantor incorporated in the Netherlands, this Agreement or any other Finance Document is signed or executed by another person acting on behalf of such Guarantor pursuant to a power of attorney executed and delivered by such Guarantor, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Finance Document that the existence and extent of such person’s authority and the effects of such person’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

THE ORIGINAL

PARTIES

Part I

THE ORIGINAL OBLIGORS

Name of the Borrower	Registration number (or equivalent, if any)

The Company	969 202 241 RCS Paris

Name of Original Guarantors[1]	Registration number (or equivalent, if any)

CGG Holding B.V. (formerly known as CGGVeritas Holding B.V.)	trade register number 34314931

CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.)	trade register number 34349332

CGG Holding (US) Inc. *	4214483 (Delaware)

CGG Services (US) Inc. *	0807452 (Delaware)

Veritas Investment Inc. *	2854798 (Delaware)

Veritas Geophysical (Mexico) LLC *	3358607 (Delaware)

Viking Maritime Inc. *	3374834 (Delaware)

Alitheia Resources Inc. *	3822770 (Delaware)

CGG Land (U.S.) Inc. *	2731242 (Delaware)

CGG Marine Resources Norge AS	980 464 989

Sercel, Inc. *	1900502517 (Oklahoma)

Sercel-GRC Corp. *	1912329139 (Oklahoma)

Each entity above identified with a “*” shall be referred to as a “U.S. Guarantor” in this Agreement.

[1]	As contemplated by the definition of “Original Guarantors”, such entities acceded to this Agreement on 8 August 2013.

Part II

THE ORIGINAL LENDERS

Name of Original Lender	Commitments

BNP Paribas	USD 50,000,000

Crédit Agricole Corporate and Investment Banking	USD 50,000,000

HSBC France	USD 50,000,000

Natixis	USD 50,000,000

Société Générale	USD 50,000,000

Barclays Bank PLC	USD 25,000,000

CIC (Groupe Crédit Mutuel – CIC)	USD 25,000,000

KBC Bank NV, Succursale Française	USD 25,000,000

TOTAL	USD 325,000,000

Schedule 2

CONDITIONS

PRECEDENT

Part I

CONDITIONS PRECEDENT TO SIGNING DATE

1.	The Company

(a)	An original or certified copy of the constitutional documents (including all amendments thereto) of the Company together with an original K-bis extract valid as at a date which is not earlier than the date falling 15 days prior to the Signing Date.

(b)	Evidence that the persons who have signed the Finance Documents executed on the Signing Date on behalf of the Borrower were duly authorised so to sign (including, but not limited to, a copy certified as true copy by an authorised signatory, of any power of attorney or corporate decision necessary to provide such person with such authority), deliver and perform the Finance Documents to which such person is a party and the borrowings under this Agreement.

(c)	A copy of an extract of the board of directors (Conseil d’administration) of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party on the Signing Date and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute such Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with such Finance Documents to which it is a party; and

(d)	A certificate of an authorised signatory setting out the name and specimen of the signature of each person referred to in paragraph (b) above.

(e)	A certificate of an authorised signatory of the Company confirming that borrowing or guaranteeing, as appropriate, the Total Commitments, would not cause any borrowing, guaranteeing or similar limit binding on the Company to be exceeded.

(f)	A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Part I of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Signing Date.

2.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	The Fee Letters executed by the Company.

3.	Legal opinions

(a)	A legal opinion of Bredin Prat, legal advisers to the Mandated Lead Arrangers and the Agent in France, in relation to the validity and enforceability of this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Linklaters LLP, legal advisers to the Company in France, in relation to the existence, capacity and authorizations of each Original Obligor incorporated in France to execute this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	An original or certified copy of the TEG Letter signed by the Agent and the Borrower.

(b)	Any documents required for “know your customer” compliance by the Original Lenders or the Agent in relation to the Company.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid on the Signing Date.

(d)	A copy of the U.S. Credit Agreement.

(e)	A certified copy of the Group Structure Chart as at the Signing Date.

Part II

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Original Obligors

(a)	An original or certified copy of the constitutional documents (including, as may be applicable, the articles of association and the relevant certificate of incorporation), together with all amendments thereto, of each Original Obligor or grantor of Security together with (in respect of the Company) an original K-bis extract or (for certificate of good standing and solvency certificates (or an original or certified copy of similar document for any Obligor or grantor of Security incorporated in a country other than France) valid as at a date which is not earlier than the date falling 15 days prior to the Accession Date or

(i)	with respect to an Obligor incorporated in the Netherlands, an extract from the Dutch Chamber of Commerce (Kamer van Koophandel), dated the Accession Date; and

(ii)	with respect to constitutional documents for a U.S .Guarantor, 45 days prior to the Accession Date, if a long-form good standing certificate is provided in respect of such U.S. Guarantor that are valid as at a date which is not earlier than the date falling 15 days prior to the Accession Date.

(b)	Evidence that the persons who have signed the Finance Documents on behalf of the Borrower were duly authorised so to sign (including, but not limited to, a copy certified as true copy by an authorised signatory, of any power of attorney or corporate decision necessary to provide such person with such authority), deliver and perform the Finance Documents to which such person is a party signed after the Signing Date and on prior to the Accession Date, and in the case of the Borrower, the borrowings under this Agreement.

(c)	A copy of a resolution of the board or, if applicable, a committee of the board, of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Company, if applicable, authorising the Company to act as its agent in connection with the Finance Documents.

(d)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (c) above.

(e)	Where customary, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(f)	A certificate of an authorised signatory setting out the name and specimen of the signature of each person referred to in paragraph (b) above and of each person authorised by the resolution or the committee referred to in paragraph (c) above or the resolution of the shareholders in paragraph (e) above.

(g)	A certificate of an authorised signatory of each Original Obligor confirming that borrowing or guaranteeing, as appropriate, the Total Commitments, would not cause any borrowing, guaranteeing or similar limit binding on the relevant Original Obligor to be exceeded.

(h)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part II of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Accession Date.

2.	Finance Documents

(a)	The Intercreditor Agreement executed by all the parties to it.

(b)	An Accession Letter duly executed by each Original Guarantor.

(c)	A copy of all notices required to be sent under the Transaction Security Documents executed by the relevant members of the Group and where customary, duly acknowledged by the addressee.

(d)	A copy of all share certificates, transfers and stock transfer forms or equivalent duly executed by the relevant pledgors in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents.

(e)	A certified copy of the Parallel Debt Agreement.

(f)	The Parallel Debt Amendment Agreement duly executed by the parties thereto.

3.	Transaction Security Documents

At least two originals of the following documents, substantially similar to the corresponding documents provided under the U.S. Credit Agreement:

(a)	Pledge and Security Agreement (U.S.) duly executed by each of the parties thereto and any ancillary documentation relating thereto, and covering inter alia:

(i)	the shares owned by each U.S. Guarantor (as identified in Part I of Schedule 1 hereto) in each U.S. Subsidiary other than (i) STX Corp (owned by Sercel Inc), (ii) Geosensor Cop (owned by Sercel Inc), and (iii) the three “GRC” entities owned by Sercel-GRC Corp.); and

(ii)	other charged property set out therein.

(b)	The Guarantee duly executed by each of the parties thereto.

(c)	The Holding Pledge Agreement (U.S.). duly executed by the parties thereto and any ancillary documentation relating thereto.

(d)	The French Share Pledge duly executed by each of the parties thereto and any ancillary documentation relating thereto.

(e)	Certified copies of each of the Dutch Security Agreements and of each of the ancillary documents relating thereto, covering inter alia:

(i)	CGGVeritas Marine B.V.‘s shares owned by CGGVeritas Holding B.V.

(ii)	the streamers and marine equipment and other moveable assets owned by CGGVeritas Marine B.V.; and

(iii)	CGGVeritas Marine B.V.’s receivables in relation to certain intercompany rental contracts.

4.	Legal opinions

(a)	A legal opinion of Bredin Prat, legal advisers to the Mandated Lead Arrangers and the Agent in France, in relation to the validity and enforceability of the French law Finance Documents other than this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Linklaters LLP, legal advisers to the Company in France, in relation to the existence, capacity and authorizations of each Original Obligor incorporated in France to execute the Finance Documents other than this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Linklaters LLP, legal advisers to the Company in the New York, in relation to:

(i)	the existence, capacity and authorisations of each Original Obligor incorporated in the State of Delaware to execute the Finance Documents to which they are a party; and

(ii)	the validity and enforceability of the relevant Finance Documents governed by the laws of the State of New York,

substantially in the form provided to the lenders under the U.S. Credit Agreement.

(d)	A legal opinion of Gable Gotwals, legal advisers to Sercel, Inc. and Sercel-GRC Corp. (together the “Oklahoma Guarantors”) in the State of Oklahoma, in relation to:

(i)	the existence, capacity and authorisations of the Oklahoma Guarantors to execute the Finance Documents to which they are a party; and

(ii)	the perfection of certain security interests through filing certain financing statements on Form UCC-1 to be filed in the Office of the County Clerk of Oklahoma County, in respect of each of the Oklahoma Guarantors, substantially in the form provided to the lenders under the U.S. Credit Agreement.

(e)	A legal opinion of BAHR, legal advisers in Norway to CGG Marine Resources Norge AS, in relation to the existence, capacity and authorisations of CGG Marine Resources Norge AS to execute the Finance Documents to which it is a party, and as to other matters described therein, substantially in the form provided to the lenders under the U.S. Credit Agreement.

(f)	A legal opinion of Linklaters Amsterdam, Dutch legal advisers to CGGVeritas Holding B.V. and CGGVeritas Marine B.V. (together the “Dutch Guarantors”), in relation to

(i)	the existence, capacity and authorisations of the Dutch Guarantors to execute the Finance Documents to which they are a party,

(ii)	the validity and enforceability of the relevant Finance Documents governed by Dutch law.

substantially in the form provided to the lenders under the U.S. Credit Agreement.

5.	Other documents and evidence

(a)	A copy of the latest business plan of the Group.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements and the audit opinions relating thereto.

(d)	By way of evidence confirming that certain streamers owned by Fugro have been duly transferred to CGGVeritas Marine B.V. for a minimum of USD 130,000,000, certified copies of each of the sale and purchase related thereto and the related invoice evidencing such transfer.

(e)	A perfection certificate in the agreed form relating to the Pledge and Security Agreement (U.S.) with respect to the Obligors dated the Accession Date and duly executed by an authorised signatory of the Company;

(f)	The results of a search of the Uniform Commercial Code filings (or equivalent filings, to the extent available in the relevant jurisdictions) made with respect to the Obligors which are U.S. Subsidiaries in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain personal property, in each case as set out in the table below, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Agent that the Security indicated in any such financing statement (or similar document) constitutes Permitted Security or has been or will be contemporaneously released or terminated.

UCC Filing Office	Credit Party
Delaware Secretary of State	Alitheia Resources Inc. CGG Holding (U.S.) Inc. CGG Land (U.S.) Inc. CGG Services (U.S.) Inc. Veritas Geophysical (Mexico) LLC Veritas Investments Inc. Viking Maritime Inc.

Oklahoma County Clerk’s Office	Sercel, Inc. Sercel-GRC Corp.

For the purposes of this Schedule 2 Part II (Conditions precedent to Initial Utilisation), the term “Accession Date” means the date on which the Original Guarantors accede to this Agreement and on which the Finance Documents listed under paragraph 2 of Schedule 2 Part II (Conditions Precedent to Initial Utilisation) are executed by all parties thereto.

Part III

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Letter duly executed by that Additional Guarantor.

2.	a supplement to the Guarantee (substantially in the form of Exhibit A thereof) duly executed by that Additional Guarantor or a guarantee substantially in the form of the Guarantee (as the case may be).

3.	For any Additional Guarantor that is incorporated in France, a K-bis extract not more than 15 days old, or with respect to an Additional Guarantor incorporated in the Netherlands, an extract from the Dutch Chamber of Commerce (Kamer van Koophandel), dated the date of the Accession Letter by which that Additional Guarantor accedes to this Agreement.

4.	A copy of the constitutional documents of the Additional Guarantor.

5.	A copy of a resolution of its board of directors approving the terms of the Guarantee granted by it, and authorising a specified person or persons on its behalf, to execute that Guarantee and if that Additional Guarantor is incorporated in France, such resolution is taken in accordance with article L.225-35/L.225-68 of the French Code de Commerce.

6.	A specimen of the signature of each person referred to in paragraph 4 above and of each person authorised by the resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of each Additional Guarantor confirming that guaranteeing, as appropriate, the Total Commitments, would not cause any borrowing, guaranteeing or similar limit binding on the relevant Additional Obligor to be exceeded.

8.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter or, as the case may be, the Guarantee.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or, as the case may be, the Guarantee or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Guarantor.

11.	A legal opinion of the legal adviser(s) to the Agent (or, if it relates to documents governed by US law, of the legal adviser(s) of the Company) on the validity and enforceability of the Accession Letter and of the guarantee referred to in Clause 24.2(a)(i) (Additional Guarantors) in a form reasonably satisfactory to the Agent.

12.	A legal opinion of the legal advisers to the Company in the relevant jurisdiction, on the existence, capacity and authorisations of each Additional Guarantor incorporated in the relevant jurisdiction to sign the Accession Letter and/or the guarantee referred to in Clause 24.2(a)(i) (Additional Guarantors) in a form reasonably satisfactory to the Agent.

13.	Any security documents which, subject to the Agreed Security Principles, are required by the Agent to be executed by the proposed Additional Obligor subject to and in accordance with clause 24.3 (Further security).

14.	Any notices or documents required to be given or executed under the terms of those security documents.

15.	If applicable, a certified extract of the register of members of each member of the Group, the shares of which are subject to or expressed to be subject to the relevant security documents.

Part IV

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED IN CONNECTION WITH THE INCURRENCE

OF REFERENCED FINANCIAL INDEBTEDNESS

PART A: IN RESPECT OF THE FIRST SHARED SECURITY DATE

1.	The Borrower

(a)	A certificate from the Borrower confirming that the constitutional documents, corporate authorisations and specimen signatures delivered in accordance with Schedule 3 to the Amendment and Restatement Agreement N°2 remain correct, complete and up-to-date as at the first Shared Security Date, provided that if such documents have been amended since the Amendment and Restatement Agreement N°2, delivery by the Borrower of up-to-date constitutional documents, corporate authorisations and specimen signatures (as applicable) as at the first Shared Security Date shall be required.

(b)	Delivery of a K-bis extract and of a non-insolvency certificate (état de recherches en matière de procedures collectives), each dated no later than 15 days prior to the first Shared Security Date).

(c)	A certificate of an authorised signatory of the Borrower confirming that the execution of the Finance Documents on or around the first Shared Security Date and of the documentation relating to the Referenced Financial Indebtedness incurred on the first Shared Security Date would not cause any borrowing, guaranteeing or similar limit binding on the Borrower to be exceeded.

2.	CGG Holding B.V. and CGG Marine B.V. (the “Dutch Guarantors”)

(a)	A certificate from each Dutch Guarantor confirming that the constitutional documents, extract from the Dutch Chamber of Commerce (Kramer van Koophandel), corporate authorisations and specimen signatures delivered in accordance with Schedule 3 to the Amendment and Restatement Agreement N°2 remain correct, complete and up-to-date as at the first Shared Security Date, provided that if such documents have been amended since the Amendment and Restatement Agreement N°2, delivery by each Dutch Guarantor of up-to-date constitutional documents, of an extract from the Dutch Chamber of Commerce (Kramer van Koophandel), of corporate authorisations and of specimen signatures (as applicable) as at the first Shared Security Date shall be required.

3.	U.S. Guarantors

(a)	A certificate from each U.S. Guarantor confirming that the certificate or articles of incorporation, certificate of good standing, by-laws, corporate authorisations and specimen signatures delivered in accordance with Schedule 3 to the Amendment and Restatement Agreement N°2 remain correct, complete and up-to-date as at the first Shared Security Date, provided that if such documents have been amended since the Amendment and Restatement Agreement N°2, delivery by each U.S. Guarantor of up-to-date certificate or articles of incorporation, of a certificate of good standing, of by-laws, of corporate authorisations and of specimen signatures (as applicable) as at the first Shared Security Date shall be required.

(b)	A certificate of an authorised signatory of each U.S. Guarantor confirming that the execution of the Finance Documents on or around the first Shared Security Date and of the documentation relating to the Referenced Financial Indebtedness incurred on the first Shared Security Date would not cause any borrowing, guaranteeing or similar limit binding on such Obligors to be exceeded.

4.	CGG Marine Resources Norge AS

(a)	A certificate from CGG Marine Resources Norge AS, confirming that the constitutional documents, being the company certificate (Nw: Firmaattest) and articles of association (NW: Vedtekter), corporate authorisations and specimen signatures delivered in accordance with Schedule 3 to the Amendment and Restatement Agreement N°2 remain correct, complete and up-to-date as at the first Shared Security Date, provided that if such documents have been amended since the Amendment and Restatement Agreement N°2 , delivery by CGG Marine Resources Norge AS of up-to-date constitutional documents, of corporate authorisations and of specimen signatures (as applicable) as at the first Shared Security Date shall be required.

5.	Finance Documents

If applicable pursuant to Clause 21.27(j) (Further Assurance), an original or copy of any other Finance Document to be entered into no later than the first Shared Security Date executed by all parties thereto.

6.	Transaction Security Documents

(a)	a Swiss law confirmation agreement or amendment agreement to confirm on the first Shared Security Date the Swiss law right of pledge over the shares of CGG Data Services AG.

(b)	If applicable pursuant to Clause 21.27(j) (Further Assurance), an original or copy of any Transaction Security Document to be dated no later than the first Shared Security Date, in order to secure any assets granted as security on the same date or to be granted as a security of the first Referenced Financial Indebtedness and which does not constitute Transaction Security prior to the first Shared Security Date.

7.	Legal opinions

The following legal opinions shall be provided as set out below, provided that the capacity/authority opinions set out below shall only be requested to the extent Finance Documents are to be entered into on the first Shared Security Date.

(a)	A legal opinion of Linklaters LLP Paris, in relation to the existence, capacity and authorizations of the Borrower to execute the Finance Documents, if any, to which it is a party no later than the first Shared Security Date, substantially in the form distributed to the Finance Parties prior to the first Shared Security Date.

(b)	A legal opinion of Linklaters Amsterdam, in relation to the existence, capacity and authorisations of the Dutch Guarantors to execute the Finance Documents, to the extent relevant, to which they are a party no later than the first Shared Security Date, substantially in the form distributed to the Finance Parties prior to the first Shared Security Date.

(c)	A legal opinion of Linklaters New York, in relation to:

(i)	the existence, capacity and authorisations of the US Guarantors incorporated in Delaware to execute the Finance Documents, if any, to which they are a party no later than the first Shared Security Date,

(ii)	no adverse effect on the Transaction Security Documents governed by New York law and granted prior to the first Shared Security Date in favour of the Lenders,

substantially in the form distributed to the Finance Parties prior to the first Shared Security Date.

(d)	A legal opinion of GableGotwals, in relation to:

(i)	the existence, capacity and authorisations of the US Guarantors incorporated in Oklahoma to execute the Finance Documents, if any, to which it is a party no later than the first Shared Security Date, in a form and substance satisfactory to the Finance Parties; and

(ii)	no adverse effect on the perfection of the security interests granted to the Agent, for the benefit of the Lenders, in the Shared Security which were perfected through filing certain financing statements on Form UCC-1 filed in the Office of the County Clerk of Oklahoma County prior to the first Shared Security Date in respect of each of the U.S. Guarantors incorporated in the State of Oklahoma, substantially in the form distributed to the Finance Parties prior to the first Shared Security Date.

(e)	A legal opinion from Bahr in relation to in relation to the existence, capacity and authorizations of the Norwegian Guarantor to execute the Finance Documents to which it is a party, if any, no later than the first Shared Security Date, together with a confirmation that the articles of association of the Norwegian Guarantor do not contain any guaranteeing limits substantially in the form distributed to the Finance Parties prior to the first Shared Security Date.

(f)	A legal opinion of Slaughter and May, in relation to:

(i)	the validity and enforceability of the Finance Documents, if any, executed no later than the first Shared Security Date governed by English law; and

(ii)	the absence of adverse effect of the granting of the Shared Security on the Transaction Security Documents governed by English law and granted prior to the first Shared Security Date in favour of the Lenders, substantially in the form distributed to the Finance Parties prior to the first Shared Security Date.

(g)	A legal opinion of Lenz & Staehelin, in relation to the validity and enforceability of the Finance Documents, if any, executed no later than the first Shared Security Date governed by Swiss law (including for the avoidance of doubt a Swiss law confirmation agreement or an amendment agreement to confirm on the first Shared Security Date the Swiss law right of pledge over the shares of CGG Data Services AG substantially in the form distributed to the Finance Parties prior to the first Shared Security Date).

8.	Other documents

(a)	A copy of any other Authorisation or other document, agreement, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly before the first Shared Security Date) in connection with the Referenced Financial Indebtedness incurred on the first Shared Security Date, the granting of the relevant Shared Security and the entry into and on the performance of the transactions contemplated by any Finance Documents to be entered into no later than the first Shared Security Date or for the validity and enforceability of any Finance Document, provided that no document, opinion or assurance requested under this paragraph may be requested to the extent it would relate to the economic or commercial terms of the transaction.

(b)	Written confirmation by Linklaters Amsterdam of the absence of adverse effect of the granting of Shared Security governed by Dutch law on the Transaction Security Documents governed by Dutch law granted prior to the first Shared Security Date.

(c)	Certified copies of the substantially final drafts of (i) any credit agreement or equivalent instrument under which the Referenced Financial Indebtedness incurred on the first Shared Security Date is proposed to be incurred, and of (ii) all security documents granted in connection therewith (such security documents to be in a form similar to that previously granted or to be granted in relation to this Agreement) and which will be in form and substance satisfactory to the Agent to the extent that the terms of such documents do not prejudice the validity or enforceability of the rights under the Finance Documents and do not otherwise breach the terms of the Finance Documents.

(d)

The results of a search of the Uniform Commercial Code filings (or equivalent filings, to the extent available in the relevant jurisdictions) made with respect to the Obligors in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located, in the other jurisdictions in which such persons maintain personal property or in the “location” (as described in Section 9-307 of the Uniform Commercial Code), in each case as set out in the table below, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Agent that the Security indicated in any such financing statement (or similar document) constitutes Permitted Security or has been or will be contemporaneously released or terminated.

UCC Filing Office	Credit Party
Delaware Secretary of State	Alitheia Resources Inc. CGG Holding (U.S.) Inc. CGG Land (U.S.) Inc. CGG Services (U.S.) Inc. Veritas Investments Inc. Viking Maritime Inc.

Oklahoma County Clerk’s Office	Sercel, Inc. Sercel-GRC Corp.

Washington D.C. Recorder of Deed	CGG CGG Services SA CGG Services (UK) Ltd. CGG Data Services AG CGG Holdings B.V. CGG Marine B.V. Sercel Holding SA Sercel SA

(e)	A perfection certificate in the agreed form relating to the relevant Referenced Financial Indebtedness with respect to the Obligors that are U.S. Subsidiaries dated the first Shared Security Date and duly executed by an authorised signatory of the Company.

PART B: IN RESPECT OF EACH SUBSEQUENT SHARED SECURITY DATE

1.	Finance Documents

If applicable pursuant to Clause 21.27(j) (Further Assurance), an original or copy of any other Finance Document to be entered into no later than the relevant Shared Security Date executed by all parties thereto.

2.	Transaction Security Documents

(a)	a Swiss law confirmation agreement or amendment agreement to confirm on the relevant Shared Security Date the Swiss law right of pledge over the shares of CGG Data Services AG.

(b)	If applicable pursuant to Clause 21.27(j) (Further Assurance), an original or copy of any Transaction Security Document to be dated no later than the relevant Shared

Security Date, in order to secure any assets granted as security on the same date or to be granted as a security of any Referenced Financial Indebtedness and which does not constitute Transaction Security prior to the relevant Shared Security Date.

3.	Legal opinions

If requested by the Agent, the following legal opinions (provided that the Agent may, at its sole discretion, request instead equivalent confirmations in the form of a certificate of the Company confirming the same or written confirmations by the legal counsel set out below).

(a)	legal opinions as to the existence, capacity and authorisations of the relevant Obligors from the counsel listed in Part A, paragraph 7 (Legal Opinions) above, in relation to any Finance Document or Transaction Security Document referred to in Part B, paragraph 1 (Finance Documents) and 2 (Transaction Security Documents) above, and provided that such opinions shall only be requested as relevant to the extent Finance Documents are to be entered into on the relevant Shared Security Date.

(b)	a legal opinion of Linklaters New York, in relation to no adverse effect on the Transaction Security Documents governed by New York law and granted prior to the relevant Shared Security Date in favour of the Lenders, substantially in the form distributed to the Finance Parties prior to the relevant Shared Security Date.

(c)	a legal opinion of GableGotwals, in relation to no adverse effect on the perfection of the security interests granted to the Agent, for the benefit of the Lenders, in the Shared Security which were perfected through filing certain financing statements on Form UCC-1 filed in the Office of the County Clerk of Oklahoma County prior to the relevant Shared Security Date in respect of each of the U.S. Guarantors incorporated in the State of Oklahoma substantially in the form distributed to the Finance Parties prior to the relevant Shared Security Date.

(d)	a legal opinion of Slaughter and May, in relation to the absence of adverse effect of the granting of the Shared Security on the Transaction Security Documents governed by English law and granted prior to the relevant Shared Security Date in favour of the Lenders, substantially in the form distributed to the Finance Parties prior to the relevant Shared Security Date.

(e)	a legal opinion of Lenz & Staehelin, in relation to the validity and enforceability of the Transaction Security Documents governed by Swiss law executed up to and including the relevant Shared Security Date (including for the avoidance of doubt a Swiss law confirmation agreement or an amendment agreement to confirm on the relevant Shared Security Date the Swiss law right of pledge over the shares of CGG Data Services AG substantially in the form distributed to the Finance Parties prior to the relevant Shared Security Date).

4.	Other documents

(a)

A copy of any other Authorisation or other document, agreement, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly before the relevant Shared Security Date) in connection with any Referenced Financial Indebtedness, the granting of the Shared Security and the entry into and on the performance of the transactions contemplated by any Finance Documents to be entered into no later than the relevant Shared Security Date or for the validity and enforceability of any Finance Document, provided that no document, opinion or assurance requested under this paragraph may be requested to the extent it would relate to the economic or commercial terms of the transaction.

(b)	Written confirmation by Linklaters Amsterdam of the absence of adverse effect of the granting of Shared Security governed by Dutch law on the Transaction Security Documents governed by Dutch law granted prior to the relevant Shared Security Date.

(c)	Certified copies of the substantially final drafts of (i) any credit agreement or equivalent instrument under which any Referenced Financial Indebtedness is proposed to be incurred, and of (ii) all security documents granted in connection therewith (such security documents to be in a form similar to that previously granted or to be granted in relation to this Agreement) and which will be in form and substance satisfactory to the Agent to the extent that the terms of such documents do not prejudice the validity or enforceability of the rights under the Finance Documents and do not otherwise breach the terms of the Finance Documents.

Schedule 3

UTILISATION

REQUEST

From: [Borrower]

To: [Agent]

Dated: [●]

Dear Sirs,

[Company] – [●] Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[●]

Amount:	[●] or, if less, the Available Facility

Interest Period:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of Borrower]

Schedule 4

FORM OF

TRANSFER

AGREEMENT

[Execution and delivery of this Transfer Agreement may not of itself be sufficient to transfer the underlying guarantee and security. Advice should be taken from lawyers in the jurisdictions where the guarantee and security providers are incorporated.]

[Each of the existing lender and new lender should ensure that all regulatory requirements are satisfied in connection with this Transfer Agreement – including those necessary to remove the transferred assets from the regulatory balance sheet of the existing lender.]

This Transfer Agreement is made on [●]

BETWEEN:

(1)	[●] (the “Existing Lender”)

AND:

(2)	[●] (the “New Lender”)

WHEREAS:

(A)	The Existing Lender has entered into a multicurrency revolving facility in an aggregate amount equal to [●] (figures and letters), and a multicurrency revolving loan facility in an aggregate amount equal to [●] (figures and letters) under a facility agreement dated [●], between [Company], the financial institutions listed in Part II of Schedule 1 thereto [●] acting as Mandated Lead Arrangers, and [●] acting as Agent of the Lenders (the “Facility Agreement”).

(B)	The Existing Lender wishes to [transfer/assign] and the New Lender wishes to acquire [all] [the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement.

(C)	Terms defined in this Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender and the New Lender agree to the [transfer/assignment] (cession) of [all] [the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender’s Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement in accordance with Clause 23.5 (Procedure for transfer) of this Agreement.[2]

[2]	The New Lender must, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, arrange for it to be notified by way of signification to the Company in accordance with article 1690 of the French Code Civil.

2.	The proposed Transfer Date is [●].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in Schedule 2 to this Transfer Agreement.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 23.4 (Limitation of responsibility of Existing Lenders) of this Agreement.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	a Qualifying Lender other than a Treaty Lender;

(b)	a Treaty Lender;

(c)	not a Qualifying Lender,[3]

and that it is [not]4 incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

[3]	Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.
[4]	Delete as applicable. Each New Lender is required to confirm whether it falls within one of these categories or not.

6.	The New Lender confirms to the other Finance Parties represented by the Agent that it has become entitled to the same rights and that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

7.	The New Lender shall benefit from all the Existing Lender’s rights under the Transaction Security Documents and under each of the guarantees provided in each Finance Document in favour of the Existing Lender.

8.	We refer to clause 14.2 (Change of First Lien Lender) of the Supplemental Intercreditor Agreement, in consideration of the New Lender being accepted as a First Lien Lender for the purposes of the Supplement Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Supplemental Intercreditor Agreement as a First Lien Lender, and undertakes to perform all the obligations expressed in the Supplemental Intercreditor Agreement to be assumed by a First Lien Lender and agrees that it shall be bound by all the provisions of the Supplemental Intercreditor Agreement, as if it had been an original party to the Supplemental Intercreditor Agreement.

9.	This Transfer Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law. The Tribunal de Commerce de Paris shall have jurisdiction in relation to any dispute concerning it.

10.	This Transfer Agreement has been entered into on the date stated at the beginning of this Transfer Agreement.

Schedule 1

Commitment/rights [and obligations] to be transferred

[insert relevant details and provide the Termination Date of the commitment/rights [and obligations] to be transferred]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]

By:

Schedule 5

FORM OF

ACCESSION

LETTER

To:            [●] as Agent

From:        [Subsidiary] and [Company]

Dated:       [●]

Dear Sirs,

[Company] – [●] Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an [Original] / [Additional] [Guarantor] and to be bound by the terms of this Agreement as an [Original] / [Additional] [Guarantor] pursuant to Clause 24.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	The Guarantor (until the Termination Date from time to time) appoints the Company (or any other member of the Group notified in writing to the Agent for this purpose from time to time by the then existing Obligors’ Agent and such member of the Group, together the “Obligors’ Agent”) by way of mandat d’interêt commun as the Obligors’ Agent to supply all information concerning itself contemplated by this Agreement to the Finance parties and to give and receive all notices and instructions, and make such agreements expressed to be capable of being given or made by the Obligors’ Agent on behalf of the Obligors or any of them under or in connection with any Finance Document.

4.	The Guarantor agrees that it will provide to the Obligors’ Agent such information as it may reasonably require in order to give effect to its obligations under the Agreement.

5.	Unless otherwise agreed by the relevant Guarantor, the Obligors’ Agent will keep confidential information received by it as Obligor’s Agent provided that such information may be disclosed by the Obligors’ Agent for the purposes of discharging its obligations under this Agreement.

6.	The Guarantor hereby releases the Obligors’ Agent from any restrictions on representing several persons and self-dealing under any applicable law to make use of any authorisation granted under the Agreement and to perform its duties and obligations as Obligors’ Agent under the Agreement and under or in connection with the Finance Documents.

7.	[Subsidiary’s] administrative details are as follows:

Address:[●]

Fax No:[●]

Attention:[●]

8.	This Accession Letter is governed by French law.

Schedule 6

FORM OF RESIGNATION LETTER

To:	[●] as Agent

From:	[resigning Obligor] and [Company]

Dated:	[●]

Dear Sirs

[Company] – [●] Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause [●] ([●])]/[Clause [●] ([●])), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the relevant Finance Document.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[●]*

4.	This Resignation Letter is governed by French law.

[Company]	[Subsidiary]

By:	By:

Schedule 7 FORM OF COMPLIANCE CERTIFICATE

To: [●] as Agent

From: [Company]

Dated: [●]

Dear Sirs,

[Company] – [●] Facility Agreement dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	[no Default has occurred or is continuing][5];

(b)	[to set out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as well as the information required under such Clause;]

(c)	The Available Amount under:

(i)	the Agreement is [●];

(ii)	the U.S. Credit Agreement is [●]; and

(iii)	the U.S. Term Loan Credit Agreement is [●].

(d)	[to set out any uses of the Available Amount during such period (and, in the event that any Permitted Acquisition, Permitted Loan, Permitted Investment or Restricted Payment for which the Available Amount could have been used but for the existence of a basket has occurred during such period, the usage and remaining amount of such basket); and]

[5]	If this statement cannot be made, the certificate should identify any Default that is continuing and specify the nature and extent thereof as applicable and any corrective action taken or proposed to be taken with respect thereto to remedy it.

(e)	[in the case of a Compliance Certificate delivered with the financial statements required by to paragraph (a) of Clause 19.1 (Financial statements): (A) the Company’s calculation of Excess Cash Flow for the Financial Year then ended; (B) the Company’s calculation of the aggregate net book value of the Transaction Security as of the last day of the Financial Year then ended, (C) the Available Amount Not Otherwise Applied (as defined in each of the Agreement, the U.S. Credit Agreement and the U.S. Term Loan Credit Agreement) at the date as at which those financial statements were drawn up (D) details of any reclassification of Financial Indebtedness between clauses of the definition of Permitted Financial Indebtedness and (E) the list of Material Subsidiaries as at the last day of the Financial Year then ended.]. [6]

Signed:

	Director	Director

	of	of

	[Company]	[Company]

[6]	Only to be delivered in relation to annual financial statements delivered under Clause 19.1(a).

Schedule 8

[RESERVED]

Schedule 9

TIMETABLES

	Loans in USD	Loans in EUR

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	D-3 10:00 a.m	D-3 10:00 a.m

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

D-3 12:00 a.m and D-3 3:00 p.m

EURIBOR or LIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR	Quotation Day as of 11:00 a.m. Brussels time in respect of EURIBOR

Schedule 10 LIST OF APPROVED NUMBERING SERVICE PROVIDERS

Bloomberg

Dealogic

Thomson Reuters

Loanradar

Schedule 11 PERMITTED SHARE ISSUES

12,949,640 bonds convertible into and/or exchangeable for new or existing shares (“OCEANE”): issued by the Company on January 27, 2011 to be redeemed on January 1, 2016 for a total nominal amount of €360 million.

11,200,995 bonds convertible into and/or exchangeable for new or existing shares (“OCEANE”): issued by the Company on November 20, 2012, to be redeemed on January 1, 2019 for a total nominal amount of €360 million.

Schedule 12

LIST OF EXISTING JOINT VENTURES

JV name	Country	Shareholders detail
Veri-Illuq Geophysical Ltd.	Canada	CGG Services (Canada) Inc. - 49% Uummarmuit Development Corporation - 51%

Yamoria Geophysical, Ltd.	Canada	CGG Services (Canada) Inc. - 49% Mackay Range Contracting Services Limited - 51%

GeofieLD Ship Management Services S.A.S.	France	CGG Services SA - 50% Louis Dreyfus Armateurs SAS - 50%

PT. ELNUSA-CGGVERITAS SEISMIC	Indonesia	CGG Services (Singapore) Pte. Ltd. - 49% PT ELNUSA Tbk. - 51%

Graal Tech S.R.L.	Italy	CGG Holding BV - 32% Caocci Mauro - 10% Caffaz Andrea - 12% Clerici Enrico - 12% Bozzo Tommaso - 12% Pellegrini Andrea - 12% Turetta Alessio - 12%

Veritas Caspian LLP	Kazakhstan	Veritas DGC Limited - 50% Kazmorgeophysika - 50%

JV name	Country	Shareholders detail
Reservoir Evaluation Services LLP	Kazakhstan	CGG Holding BV - 36% Natalia Vorobieva - 49% Natalia Blinder - 7,5% Nikolay Matloshinskiy - 7,5%

CGG Eidesvik Ship Management AS	Norway	WAVEFIELD INSEIS AS - 49% Eidesvik Management AS - 51%

Eidesvik Seismic Vessels AS	Norway	EXPLORATION INVESTMENT RESOURCES II AS - 49% Eidesvik Shipping AS - 51%

Oceanic Seismic Vessels AS	Norway	EXPLORATION INVESTMENT RESOURCES II AS - 49% Eidesvik Shipping AS - 51%

SEVOTEAM ZAO (ex-Fugro)	Russia	CGGVeritas Holding B.V. - 50%
North Scientific and Producitons Association on Marine Geological Exploration Works vmorgeologia - 5%
Marine Arctic Geological Expedition - 40%
All-Russian Research Institute of Geology and Mineral Resources of the World Ocean named after academician I.S. Gramberg - 5%

JV name	Country	Shareholders detail
ARABIAN GEOPHYSICAL & SURVEYING COMPANY “ARGAS”	Saudi Arabia	INDUSTRIALIZATION & ENERGY SERVICES COMPANY (TAQA) - 51% CGG - 49%

GARDLINE CGG PTE. LTD.	Singapore	CGGVeritas Holding B.V. - 49% Gardline Geosurvey Limited - 51%

Seabed Geosolutions B.V.	The Netherlands	CGG - 40% Fugro Consultants International N.V. - 60%

Arctic Geophysical Exploration LLC	Russia	CGG Holding B.V. - 50%
North Scientific and Producitons Association on Marine Geological Exploration Works vmorgeologia - 5%
Marine Arctic Geological Expedition - 40%
All-Russian Research Institute of Geology and Mineral Resources of the World Ocean named after academician I.S. Gramberg - 5%

PTSC CGGV GEOPHYSICAL SURVEY COMPANY LIMITED	Vietnam	CGGVeritas Holding BV - 49% Petrovietnam Technical Services Corporation - 51%

FOR THE AVOIDANCE OF DOUBT, JOINT VENTURES CONSOLIDATED UNDER THE GLOBAL INTEGRATION METHOD HAVE NOT BEEN INCLUDED IN THIS SCHEDULE

Schedule 13

POST-cLOSING MATTERS

Except as expressly provided for below, each item set forth in this Schedule is to be completed within 30 days of the first Utilisation Date, unless the Agent and the Security Agent otherwise agree to a longer period.

Part A: Possessory Collateral

Delivery of the following stock certificates & corresponding powers to Credit Suisse AG, as Security Agent:

HOLDER	ISSUER	Certificate No.	No. of Shares
CGG Holding (U.S.) Inc.	CGG Marine (U.S.) Inc.	1	2,001,000
	CGG Jason (U.S.) Inc.	1	100

CGGVeritas Services Holding B.V. (n/k/a CGG Holding B.V.)	CGGVeritas Services Holding (U.S.) Inc. (n/k/a CGG Holding (U.S.) Inc.)	1	100

CGGVeritas Services Holding (U.S.) Inc. (n/k/a CGG Holding (U.S.) Inc.)	CGGVeritas Services (U.S.) Inc. (n/k/a CGG Services (U.S.) Inc.)	2	1,000
	Sercel, Inc.	66	52,471

CGGVeritas Services Inc. (n/k/a CGG Holding (U.S.) Inc.)	Veritas Investments, Inc.	2	1,000

CGGVeritas Services (U.S.) Inc. (n/k/a CGG Services (U.S.) Inc.)	Alitheia Resources Inc.	1	1,000
	CGGVeritas Land (U.S.) Inc. (n/k/a CGG Land (U.S.) Inc.)	2	1,000

	Viking Maritime Inc.	1	1,000

Sercel, Inc.	Sercel Acquisition Corp. (n/k/a Sercel-GRC Corp.)	1	500

Part B: Release Documentation

Completion of the following releases, terminations and other items (each an “Action Item”); provided each Action Item marked with an asterisk (*) is to be completed within 90 days of the first Utilisation Date unless the Agent and the Security Agent otherwise agree to a longer period; provided further that any such time limit set out in this Schedule and applicable to an Action Item shall only apply if such Action Item is necessary to release and/or terminate Security granted in connection with the Prior U.S. Credit Agreement.

For the avoidance of doubt, (1) any Action Item which is pursuant to the release or termination of Security in respect of the Prior U.S. Credit Agreement (rather than to effect such release or termination) including any filings and procuring acknowledgments of releases and/ or terminations (whether by countersignature, confirmation of filing or otherwise), shall have no such time limit and instead shall be achieved as soon as reasonably practicable and (2) any Security listed below requiring release and/ or termination by way of an Action Item shall not, provided such Action Item is achieved in accordance with the applicable time limit pursuant to this Schedule, constitute Security in breach of Clause 21.13 (Negative pledge) of this Agreement.

Jurisdiction	Document
Bahamas	Discharge of Bahamas Statutory Mortgages dated January 17, 2007, registered January 30, 2007.*

Canada	Discharge of Registrations numbers 07011102279 and 07011102220.

Canada	Termination of Blocked Account Control Agreement dated February 27, 2007.

England	Deed of Release for Share Charge dated September 3, 2012.

France	Update Shareholders Registers in respect of released share pledges for CGG Services SA and Sercel Holding SA.

Netherlands	Update Shareholders Registers in respect of released share pledges for CGG Holding B.V. (formerly known as CGGVeritas Holding B.V.) and CGG Marine B.V. (formerly known as CGGVeritas Marine B.V.)

Norway	Notice and Acknowledgement to Release the Share Pledge dated January 12, 2007.

Norway	Update Shareholder Registry in respect of released share pledges for CGG Marine Resources Norge AS.

United States

United States	Patent Releases (39 U.S. Patents, 5 U.S. Applications, 14 Non-U.S. Patents, 2 Non-U.S. Patent Applications).

United States	Trademark Releases (5 U.S. Trademarks, 14 Non-U.S. Trademarks).

United States	Copyright Release (1 Registered Copyright).

New York	Termination of Securities Account Control Agreement, dated February 27, 2007.

New York	Termination of Blocked Account Control Agreement dated April 19, 2007.

New York	Termination of Account Control Agreement dated April 19, 2007.

Texas	Termination of Deposit Account Control Agreement dated May 1, 2007.

Texas	Termination of Restricted Account and Securities Account Control Agreement dated April 30, 2007.

Louisiana	Release of Mortgage, Collateral Assignment, Security Agreement, Financing Statement, and Fixture Filing dated January 12, 2007 and filed on April 21, 2008 for each of Veritas Geophysical Corporation and Veritas Marine Surveys, in each of St. Bernard, Plaquemines, and Cameron Parishes (6 Releases).*

Mississippi	Release of Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated January 12, 2007 (as amended by the First Amendment dated July 15, 2010 and the Second Amendment dated December 15, 2011) for each of Veritas Geophysical Corporation and Veritas Marine Surveys in each of the counties of Jackson, Hancock, and the First and Second Judicial Districts of the Harrison county (4 Releases).*

Texas	Release of Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated January 12, 2007, in each of Bee, Colorado, Matagorda, and Wharton Counties (4 Releases).*

Bureau of Ocean Energy Management	Release of Mortgage, Collateral Assignment, Security Agreement, Financing Statement and Fixture Filing, dated January 12, 2007.*

Bureau of Ocean Energy Management	Release of Deed of Trust, Security Agreement, Financing Statement, and Assignment of Production, dated January 12, 2007.*

Schedule 14

EXISTING FINANCIAL INDEBTEDNESS

Secured

Name of Borrower	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding As of October 31st 2015	Due Date	Security
	Genefim	Capital Lease	56,449,512 €	56,449,512 €	October 2022	Massy headquarter building
Finamur

BNP Paribas Crédit Agricole Corporate and Inv. Banking HSBC France Natixis Société Générale Barclays Bank PLC CIC (Groupe Crédit Mutuel - CIC) KBC Bank NV, Succursale Française
142,000,000 €

Shares pledge, Security deed over streamers and other marine equipment / receivables - Through UCC filing, substantially all US assets owned by Obligors, included, but not limited to US Multi-Client Library

CGG		Multicurrency Revolving facility	325,000,000 $		50,000,000 $ July2016 275,000,000 $ July2017
AND

120,000,000 $

Name of Borrower	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding As of October 31st 2015	Due Date	Security
CGG Holding US Inc	Credit Suisse AG, Cayman Islands Branch Royal Bank of Canada Bank of America Merrill Lynch WELLS FARGO BANK	Revolving facility	165,000,000 $	130,000,000 $	July 2018	Shares pledge, Security deed over streamers and other marine equipment /receivables - Through UCC filing, substantially all US assets owned by Obligors, included, but not limited to US Multi-Client Library

CGG Geo Vessels AS	Nordea Bank Finland Plc, London Branch ABN AMRO Bank N.V.	Term Loan	127,500,000 $	127,500,000 $	December 2019	Mortgage on 5 vessels (Geo Coral, Geo Caribbean, Oceanic Challenger, Geo Celtic, and Alizé), Shares pledge, Assignment of insurance, and earning accounts
	Danske Bank, Norwegian Branch NIBC Bank N.V.	Revolving facility	100,000,000 $	100,000,000 $

Name of Borrower	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding As of October 31st 2015	Due Date	Security
Exploration Investment Resources II AS	Eidesvik Seismic Vessels AS	Capital Lease	9,169,950 $	9,169,950 $	June 2022	Back deck Vega
	Oceanic Seismic Vessels AS	Capital Lease	7,912,833 $	7,912,833 $	October 2023	Back deck Sirius
	Swire Pacific Offshore Operations PTE Ltd	Capital Lease	4,969,690 $	4,969,690 $	March 2019	Back deck Pacific Finder

Exploration Vessel Resources AS	Master & Commander	Capital Lease	1,847,637 $	1,847,637 $	March 2019	Back deck Phoenix

Exploration Vessel Resources II AS	Nordea Bank Norge Danske Bank	Term Loan	6,136,364 $	6,136,364 $	July 2016	Vessel Geowave Voyager

Sercel De Regt	ING	Capital Lease	208,649 €	208,649 €	October 2017	Industrial Equipment

Name of Borrower	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding As of October 31st 2015	Due Date	Security
	ING	Capital Lease	1,125,783 €	1,125,783 €	November 2018	Industrial Equipment
CGG Marine BV	CIC	Senior loan	3,618,252 $	3,618,252 $	December 2019	Streamer systems

Unsecured

Name of Borrower	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding As of October 31st 2015	Due Date
CGG	Fugro NV	Vendor loan	84,375,000 €	84,375,000 €	January 2018
			AND	AND
			3,218,000 $	3,218,000 $
CGG	Various convertible bond holders	Convertible	34,935,571 €	34,935,571 €	January 2019
CGG	Various convertible bond holders	Convertible	325,165,550 €	325,165,550 €	January 2020
CGG	Various bond holders	High Yield Bonds	500,000,000 $	500,000,000 $	January 2022
CGG	Various bond holders	High Yield Bonds	650,000,000 $	650,000,000 $	June 2021
CGG	Various bond holders	High Yield Bonds	400,000,000 €	400,000,000 €	May 2020
CGG	Various bond holders	High Yield Bonds	135,000,000 $	135,000,000 $	May 2017

Name of Borrower	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding As of October 31st 2015	Due Date
CGG Do Brasil	Santander	Overdraft facility	4,000,000 BRL	0	May 2016
CGG Do Brasil	HSBC	Overdraft facility	4,000,000 BRL	0	April 2016
CGG Services SA	HSBC	Overdraft facility	100,000 OMR	0	February 2016
CGG Services SA	Société Générale	Overdraft facility	1,000,000 EUR	0
CGG Services India Private Ltd	BNP PARIBAS	Overdraft facility	45,000,000 INR	0	December 2015
Sercel England	HSBC	Overdraft facility	250, 000 £	0	February 2016

Schedule 15 EXISTING SECURITY

Name of Obligor	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding	Due Date	Security
Exploration Investment Resources II AS	Eidesvik Seismic Vessels AS	Capital Lease	11 315 388 $	11 315 388 $	Jun-22	Back deck Vega

CGG US Inc	Norfield Shipping AS	Capital Lease	1 041 995 $	1 041 995 $	Dec-13	Vessel Bergen Surveyor

CGG Geovessels AS	Nordea	Term and revolving Facility	200 000 000 $	0 $	Jul-2018	Mortgage on Coral, Caribbean and Challenger, assignment of insurance, and earning accounts, share pledge

Exploration Investment Resources II AS	Oceanic Seismic Vessel AS	Capital Lease	9 376 891 $	9 376 891 $	Oct-23	Back deck Sirius
	Swire Pacific Offshore Operations PTE Ltd	Capital Lease	7 747 678 $	7 747 678 $	Mar-19	Back deck Pacific Finder

Eidesvik Seismic Vessels As	Eksportfinanz ASA and Sparebank 1 SR-BANK	Term Loan	89 458 333 $	89 458 333 $	June-22	Share pledge

Name of Obligor	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding	Due Date	Security
Oceanic Seismic Vessels AS	Eksportfinanz ASA and Sparebank 1 SR-BANK	Term Loan	99 225 000 $	99 225 000 $	Oct-23	Share pledge

Exploration Vessel Resources AS	Société Générale	Capital Lease	1 252 584 $	1 252 584 $	Sep-13	Seismic equipment Phoenix
	Master & Commander	Capital Lease	2 923 757 $	2 923 757 $	Mar-19	Back deck Phoenix

CGG	Genefim	Capital Lease	65 889 596 €	65 889 596 €	Oct-22	Massy Headquarter Building
Finamur

Geomar SAS	DNB NorBank ASA	Term Loan	3 571 429 $	3 571 429 $	Jun-14	Vessel Alizé

Exploration Vessel Resources II AS	Nordea Bank Norge ASA	Term Loan	26 590 909 $	26 590 909 $	Jul-2016	Vessel Geowave Voyager, Assignment of insurances,
	Fokus Bank					Share pledge, Assignment of earnings and bank account pledge

Sercel Inc.	GE Capital	Mortgage	312 503 $	312 503 $	Sep-14	Houston Building

Name of Obligor	Creditor	Facility Type	Maximum Facility Amount	Amount Outstanding	Due Date	Security
CGG Services - Oman	Bank Dhofar	Overdraft	100 000 OMR	—	Dec-13	SBLC issued by BNP Paribas

CGG Services De Mexico	Monterrey	Performance bond	13 500 000 $	10 117 768 $	Dec-14	Insurance issued jointly by UNISTRAT COFACE, ACE and ATRADIUS

CGGVeritas Service India Private Ltd *	BNP Paribas	Performance / Financial Guarantees	25 000 000 INR	8 909 884 INR	Dec-14	SBLC issued by BNP Paribas (45 MINR, 20 MINR for overdraft, 25 MINR for guarantees)

CGG Services - Egypt	BNP Le Caire	Local guarantees facility	500 000 $	116 947 $	Dec-13	SBLC issued by BNP Paris

Ardiseis - Egypt	BNP Dubai	Local guarantees facility	1 000 000 EGP	202 000 EGP	Dec-13	Cash Margin

Fugro Seismic Imaging	Axis Bank	Local guarantees facility	274 542 USD	274 542 USD	Oct-13	Cash Margin

Sercel De Regt	ING	Capital Lease	407 889 €	407 889 €	Oct-17	Industrial Equipment
	ING	Capital Lease	1 799 776 €	1 799 776 €	Nov-18	Industrial Equipment
	ING	Capital Lease	136 255 €	136 255 €	Dec-14	Industrial Equipment

Schedule 16 RESTRICTIONS ON SHARE TRANSFER

N/A

Schedule 17 BUSINESS PLAN DISPOSALS

DMS

Multi-Physics (Airborne)

Schedule 18 TERM OUT OPTION AMENDMENTS

With effect from the Term Out Date the Agreement shall be amended as set out below.

1.	Clause 1.1 (Definitions)

(a)	The definition of “Availability Period” shall be replaced as follows:

““Availability Period” means the period from and including the Signing Date to and including the Term Out Date.”

(b)	The definition of “Facility” shall be amended by inserting the words “or after the Term Out Date, term” after the words “the revolving”.

(c)	The definition of Rollover Loan shall be deleted.

(d)	A definition of “Selection Notice” shall be inserted in alphabetical order as follows:

““Selection Notice” means a notice substantially in the form set out in part 2 of Schedule 3 (Requests) given in accordance with clause 10 (Interest periods).”

2.	Clause 2.1 (The Facility)

Insert “with a term out option” after “Facility”.

3.	Clause 7.1 (Repayment of Loans)

Clause 7.1 (Repayment of Loans) shall be deleted and replaced with the following:

“7.1	Repayment of Loans

The Borrower shall repay each Loan in the currency in which it was drawn on the applicable Termination Date (as extended pursuant to clause 7.3 (Term Out Option).

4.	Clause 8.9(c) (Restrictions).

Clause 8.9(c) (Restrictions) shall be amended by deleting the words from “other than in the case of…” to the end of the sentence.

5.	Clause 10 (Interest Periods)

Clause 10 (Interests Periods) shall be deleted and replaced with the following:

“10.	Interest Periods

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to clause 10.2 (Changes to Interest Periods), be three Months.

(d)	Subject to this clause 10, the Borrower may select an Interest Period of one, (1), three (3) or six (6) Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan) provided that any such other period shall not exceed twelve (12) Months.

(e)	An Interest Period for a Loan shall not extend beyond the applicable Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and Division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency; and

(ii)	end on the same date,

those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to clause 4.3 (Maximum Number of Loans) and clause 5.3 (Currency and Amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

(c)	Any consolidation or division of a Loan made in accordance with paragraphs (a) and (b) above shall be solely for the purpose of calculating interest and shall have no further effect. In particular, any such consolidation or division shall not amount to a novation of the relevant Loan which shall remain the same until repaid or prepaid in accordance with this Agreement.

6.	Schedule 3 (Utilisation Requests)

Schedule 3 “Utilisation Requests” shall be retitled “Requests” (and references to that Schedule shall be amended accordingly) and the existing Schedule 3 shall be renamed “Part 1 Utilisation Request” and a new part 2 shall be inserted as follows:

Part 2 - Selection Notice

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

[Company] - [ ] Facility Agreement dated

[            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [ ]*.

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following Base Currency Amounts and Interest Periods:] **

or

[We request that the next Interest Period for the above Loan[s] is [            ]].***

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of]

[name of relevant Borrower]

*	Insert details of all Term Loans in the same currency which have an Interest Period ending on the same date
**	Use this option if division of Term Loans is requested
***	Use this option if sub-division is not required

Schedule 19

AGREED

SECURITY

PRINCIPLES

1.	CONSIDERATIONS

In determining what Security will be provided in support of the Facility the following matters will be taken into account. Security shall not be created or perfected to the extent that it would:

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)	result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability; or

(c)	result in costs or operational constraints that, in the opinion of the Agent, are disproportionate to the benefit obtained by the beneficiaries of that Security.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

2.	SECURITY ENFORCEMENT

To the extent legally possible in the relevant jurisdiction, the Transaction Security Documents will allow the Lenders to enforce their Security without any restriction from: (i) the constitutional documents of the relevant Obligor; (ii) any company which is or whose assets are the subject of such Transaction Security (but subject to any inalienable statutory rights which the company may have to challenge such enforcement); or (iii) any shareholders of the foregoing not party to the relevant Transaction Security Document.

3.	TERMS OF TRANSACTION SECURITY DOCUMENTS

The following principles will be reflected in the Transaction Security Documents:

(a)	the Transaction Security will be first ranking, to the extent possible;

(b)	the enforcement of Transaction Security shall not be limited by any requirement to obtain cash consideration on sales or other disposals. Unless local law requires otherwise, non-cash consideration will be expressly permitted;

(c)	the Transaction Security Documents shall operate to create Security rather than to impose new commercial obligations. Accordingly they shall not contain additional representations or undertakings unless the same are required for the creation, perfection or preservation of the Transaction Security (or to the extent relevant, the assets which are the subject of the relevant Transaction Security) or are consistent with local law and practice;

(d)	in respect of any Transaction Security to be granted over intercompany receivables:

(i)	Without prejudice to the obligation of the Company to update the list of loans made between members of the Group under clause 18.24 (b) (Group Structure Chart) the Security-grantor shall, where necessary as a matter of local law, provide the Security Agent with a list of intercompany receivables at specified reasonable intervals;

(ii)	the terms of the relevant Transaction Security Document shall not prevent (y) the repayment of such intercompany receivables (subject to the provisions of the Supplemental Intercreditor Agreement) or (z) the transfer of such intercompany receivables to the extent such transfer is made in accordance with the provisions of this Agreement and in particular clause 21.28 (Prohibition on certain Transactions without Special Majority Lender consent);

(e)	any Transaction Security Documents entered into after the Amendment Effective Date shall be on the same terms, in all material respects, to any equivalent existing Transaction Security Documents, save for changes required as a result of a change in law since those Transaction Security Documents were entered into.

Schedule 20

SANCTIONS

Following a request for information made by representatives of the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) the Group conducted an internal review of the facts surrounding shipments to the Group’s vessels operating in or near Cuba during 2011. During the course of its review, the Group discovered that some shipments may not have complied fully with its internal policies and possibly violated U.S. export controls and sanctions laws. The Group provided BIS with all of the information that was requested and cooperated fully in this matter. On September 10, 2015, BIS closed the case by issuing a warning letter and imposed no financial or other penalty. In addition to the BIS matter, the Group also informed the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) of the Cuba transactions. On July 29, 2015, OFAC issued a pre-penalty notice providing for a proposed penalty amount of a maximum of $682,500, which could be reduced if the Group enters into a settlement agreement with OFAC. On December 15, 2015, a settlement agreement was signed pursuant to which the Group paid a fine of US$614,250.

SIGNATURE PAGES

The Company:

CGG

By: Stéphane-Paul Frydman

Title: Duly authorised representative

Mandated Lead Arrangers, Bookrunners and Original Lenders:

BNP PARIBAS

By: Brigitte Poggi

By: Angeline Pere

Title: Duly authorised representative

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By: Séverine Moullet

By: Albéric de Rivaz

Title: Duly authorised representative

HSBC FRANCE

By: Aymeric Duchesne

By: Etienne Huyghues Despointes

Title: Duly authorised representative

NATIXIS

By: Christine Lainé

By: Christophe Bartaire

Title: Duly authorised representative

Mandated Lead Arranger and Bookrunner:

SOCIÉTÉ GÉNÉRALE (ACTING THOUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

By: Laura Berthout

Title: Duly authorised representative

Lender:

SOCIÉTÉ GÉNÉRALE

By: Laura Berthout

Title: Duly authorised representative

Mandated Lead Arrangers and Original Lenders:

BARCLAYS BANK PLC

By: Guirec de Fontaines

Title: Duly authorised representative

CIC (GROUPE CRÉDIT MUTUEL – CIC)

By: Brigitte Poggi

By: Angeline Pere

Title: Duly authorised representative

KBC BANK N.V., SUCCURSALE FRANÇAISE

By: Brigitte Poggi

By: Angeline Pere

Title: Duly authorised representative

The Agent:

NATIXIS

By: Brigitte Poggi

By: Angeline Pere

Title: Duly authorised representative

SCHEDULE 4

Form of Accession Letter to the Second Amendment and Restatement Agreement

To:    [●] as Agent

From:    [Guarantor]

Dated:    [●] 2016

Dear Sirs,

Revolving Facility Agreement dated 31 July 2013 (the “Agreement”)

1.	We refer to the Agreement and to the amendment and restatement agreement dated ● January 2016 to the Agreement (the “Amendment and Restatement Agreement”).

2.	This is an accession letter to the Amendment and Restatement Agreement. Terms defined in the Agreement and/or in the Amendment and Restatement Agreement have the same meaning in this letter unless given a different meaning in this letter.

3.	[Guarantor] hereby:

(a)	acknowledges and agrees to the terms of the Amendment and Restatement Agreement;

(b)	agrees to be bound by all the terms of the Amendment and Restatement Agreement as Guarantor;

(c)	agrees to become party to the Amendment and Restatement Agreement and assume the same obligations as it would have been under if it was an original party to the Amendment and Restatement Agreement as Guarantor;

(d)	confirms that all the conditions precedent referred to in part 2 of Schedule 2 (Conditions Precedent to be satisfied on or before the Amendment Effective Date) applicable to it have been delivered to the Agent.

4.	This letter is a Finance Document.

5.	This letter is governed by French law.

6.	The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to the existence, validity or termination of this letter).

[Signatories]

Signatories to the Second Amendment and Restatement Agreement

The Company:

for the purposes of acknowledging and accepting the terms of this agreement (including without limitation Clause 10 (Supplemental Intercreditor Agreement))

CGG

In its capacity as the Company and as the Borrower and as Debtor and Intra-Group Lender

/S/ BÉATRICE PLACE-FAGET
By:	Béatrice Place-Faget

Title:	Duly authorised representative

Debtor and Intra-Group Lender

for the purposes of acknowledging and accepting the terms of Clause 10 (Supplemental Intercreditor Agreement) of this agreement

CGG Holding (US) Inc.

In its capacity as the Debtor and as the Intra-Group Lender

/S/ BÉATRICE PLACE-FAGET

By:	Béatrice Place-Faget

Title:	Authorised signatory

The Agent:

NATIXIS

/S/ ANGELINE PÉRÉ

/S/ GILLES PANETTO

By:	Angeline Péré and Gilles Panetto

Title:	Duly authorised representative

The Lenders:

/S/ PHILIPPE VUARCHEX

By:	Philippe Vuarchex

For and on behalf of

BNP Paribas (as Lender)

/s/ CORINNE TIRILLY
/S/ JEAN-PHILIPPE GROS
By:	Corinne Tirilly and Jean-Philippe Gros

For and on behalf of

Crédit Agricole Corporate & Investment Bank (as Lender)

/S/NICOLAS SYMPHORIEN
/S/ ROSS KYNVIN
By: N. Symphorien and Ross Kynvin

For and on behalf of
HSBC France (as Lender)

/S/VINCENT NÈGRE
/S/PATRICE RICHE
By: Vincent Nègre and Patrice Riche

For and on behalf of
Natixis (as Lender)

/S/LAURA BERTHOUT
By: Laura Berthout

For and on behalf of
Société Générale (as Lender)

/S/ AGNES AUBRY
By: Agnès Aubry

For and on behalf of

Barclays Bank PLC (as Lender)

/S/ LUC RENGNEN
By: Luc Rengnen

For and on behalf of

Crédit Industriel et Commercial (as Lender)

/S/ DAVID FRENKEL
By: David Frenkel

For and on behalf of

KBC Bank, Succursale Française (as Lender)

The Security Agent and the Collateral Agent:

for the purposes of acknowledging and accepting the terms of Clause 25.20 (Security Agent) of the Amended and Restated Revolving Facility Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

/S/ ROBERT HETU
/S/ WARREN VAN HEYST
By: Robert Hetu and Warren Van Heyst

Title: Authorised signatories